AMENDED AND RESTATED
FINANCING AGREEMENT
Dated as of February 7, 2019

by and among

ELASTIC SPV, LTD., as the Borrower (the “Borrower”),

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO
and

VICTORY PARK MANAGEMENT, LLC
as Agent
______________________________________________________________________________
$350,000,000 SENIOR SECURED TERM NOTES
______________________________________________________________________________

TABLE OF CONTENTS

EXHIBITS
Exhibit A	Form of Senior Secured Term Note
Exhibit B	Form of Pledge and Security Agreement
Exhibit C	Form of Secretary’s Certificate
Exhibit D	Form of Officer’s Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Notice of Purchase and Sale
Exhibit G	Form of Joinder Agreement
Exhibit H	Index of Closing Documents
Exhibit I	Form of US Tax Compliance Certificate

SCHEDULES
Schedule 1.1	Program Guidelines
Schedule 7.1	Subsidiaries
Schedule 7.5	Consents
Schedule 7.7	Equity Capitalization
Schedule 7.8	Indebtedness and Other Contracts
Schedule 7.12	Intellectual Property Rights
Schedule 7.22	Conduct of Business; Regulatory Permits
Schedule 7.27	ERISA
Schedule 7.32	Transactions with Affiliates
Schedule 7.40	Material Contracts
Schedule 8.25	Existing Investments

AMENDED AND RESTATED
FINANCING AGREEMENT
This AMENDED AND RESTATED FINANCING AGREEMENT (as modified, amended, extended, restated, amended and restated and/or supplemented from time to time, this “Agreement”), dated as of February 7, 2019 is being entered into by and among (a) Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), (b) Elevate Credit, Inc., a Delaware corporation as a Guarantor (as defined herein) and the other Guarantors from time to time party hereto, (c) the lenders listed on the Schedule of Lenders attached hereto (each individually, a “Lender” and collectively, the “Lenders”) and (d) Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders and the Holders (as defined herein).
RECITALS
WHEREAS, the Borrower, the other Credit Parties, Agent and Lenders are parties to that certain Financing Agreement, dated as of July 1, 2015, as amended by that certain First Amendment to Financing Agreement dated as of October 21, 2015, that certain Second Amendment to Financing Agreement dated as of July 14, 2016, that certain Third Amendment to Financing Agreement dated as of April 27, 2017, and that certain Fourth Amendment to Financing Agreement dated as of October 15, 2018 (the “Original Agreement”);
WHEREAS, the parties hereto desire to enter into this Agreement to, among other things, amend and restate in its entirety the Original Agreement, without constituting a novation of the obligations, liabilities and indebtedness of the Borrower and Guarantors thereunder, on the terms and subject to the conditions contained herein; and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower shall pay and reimburse the Agent for itself and on behalf of the Holders and Lenders for all costs and expenses, including but not limited to fees, reimbursements, legal costs and expenses, collateral valuations, appraisals, field examinations, third party diligence, lien searches, filing fees, and all other out-of-pocket expenses incurred in connection with the transactions contemplated hereunder.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrower, the Guarantors, the Agent and each Lender hereby amend and restate the Original Agreement in its entirety without effecting a novation of the Obligations thereunder, and otherwise agree as follows:

Article 1

DEFINITIONS; CERTAIN TERMS
Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
“956 Impact” has the meaning set forth in Section 8.24.
“956 Limitations” means, collectively, that notwithstanding any other provisions of this Agreement, (a) no Obligation of the Borrower (including any guaranty of any Obligation of the Borrower) shall constitute an “Obligation” with respect to any UK Credit Party, (b) no UK Credit Party shall guaranty or otherwise be liable for any other Credit Party’s guaranty of any Obligation of the Borrower and (c) no assets of any UK Credit Party shall serve as collateral security for any Obligations of the Borrower (including any guaranty of any Obligations of the Borrower), it being understood and acknowledged that the preceding provisions are intended to ensure that no UK Credit Party shall be treated as holding any obligations of a United States person pursuant to Section 956 of the Internal Revenue Code and shall be interpreted consistent with this intention.
“1933 Act” means the Securities Act of 1933, as amended.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Additional Amount” has the meaning set forth in Section 2.6(a).
“Affiliate” means, with respect to a specified Person, another Person that (i) is a director or officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
“Agent” has the meaning set forth in the introductory paragraph hereto.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Amounts Due” has the meaning set forth in Section 13.20.
“Asset Sale” means the sale, lease, license, conveyance or other disposition of any assets or rights of any Credit Party or any Credit Party’s Subsidiaries.
“Assignee” has the meaning set forth in Section 13.8.
“Backup Servicer” means a Person, reasonably satisfactory to Agent, that the Borrower has appointed and that is providing backup servicing and its permitted successors and assigns reasonably satisfactory to Agent.

“Backup Servicing Agreement” means the Backup Servicing Agreement among the Credit Parties, the Backup Servicer and the Agent as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Bankruptcy Code” has the meaning set forth in Section 10.1(c).
“Bankruptcy Law” has the meaning set forth in Section 10.1(c).
“Base Rate” means
(a)    at any time on or after February 1, 2019 but prior to the first Issuance Date after February 1, 2019, a rate equal to the greatest of (i) the LIBOR Rate as of February 1, 2019, (ii) the Swap Rate as of February 1, 2019, and (iii) one percent per annum (1%); and
(b)    at any time after the first Issuance Date after February 1, 2019 and as of each Issuance Date, a rate equal to the weighted average of (i) the then-current Base Rate immediately preceding such Issuance Date and (ii) the greatest of (A) the LIBOR Rate as of such Issuance Date, (B) the Swap Rate as of such Issuance Date and (C) one percent per annum (1%). For the avoidance of doubt, the resulting weighted average calculated in clause (b) shall be used as the then-current Base Rate in clause (b)(i) when calculating the Base Rate on the next succeeding Issuance Date.
“Blocked Account” means each “Controlled Account” (as defined in the Security Agreement) that is subject to the full dominion and control of the Agent.
“Book Value of Equity” means, as of any date of determination, total assets less intangible assets less total liabilities, in each case, of the Credit Parties and their Subsidiaries.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrowing Base” means, on any date of determination, the sum of:
(a)    the aggregate principal balance of the portion of the Eligible Consumer Loans in which the Borrower owns a participation interest pursuant to the Participation Agreement on such date (for the avoidance of doubt, any portion of an Eligible Consumer Loan with respect to which an interest is retained by Republic Bank is excluded hereunder) less any Excess Concentration Amounts multiplied by eighty-five percent (85%); plus
(b)    one hundred percent (100%) of the balance of the unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Borrower shall be deemed to be “restricted”) cash and Cash Equivalent Investments of the Borrower in a Funding Account or Collection Account on such date for which the Agent shall have a first-priority perfected Lien. For purposes of clarification, unrestricted cash includes all cash of the Borrower that is being held by an ACH provider or Republic Bank prior to remittance to Borrower.
“Borrowing Base Certificate” means a borrowing base certificate signed by the chief financial officer of the Borrower (or other authorized executive officer performing a similar function), in substantially the form included in the Form of Notice of Purchase and Sale attached hereto as Exhibit F.
“Business Day” means any day other than Saturday or Sunday or any day that banks in Chicago, Illinois are required or permitted to close.
“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalent Investment” means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.
“Change of Control” means, (a) with respect to any Credit Party or any Subsidiary of any Credit Party, that such Person shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not such Person is the surviving corporation) another Person or (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of such Person to another Person; provided, the foregoing notwithstanding, any of the Elevate Credit Subsidiaries may suspend its operations in any jurisdiction in which it operates and dissolve as a result of a decision by the Credit Parties to exit one or more markets from time to time; (b) the accumulation after October 15, 2018, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Capital Stock of the Elevate Credit Parent, or, in any event, that number of shares of outstanding Capital Stock of Elevate Credit Parent representing voting control of Elevate Credit Parent, whether by merger, consolidation, sale or other transfer of shares of Capital Stock (other than a merger or consolidation where the stockholders of Elevate Credit

Parent prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation); (c) Elevate Credit Parent shall cease to own, beneficially and of record, for any reason at any time 100% of the Capital Stock of any of the Elevate Credit Subsidiaries, free and clear of all Liens (other than Liens in favor of the Agent); or (d) the owner of the Capital Stock of the Borrower as of the Original Closing Date shall cease to own, beneficially and of record, for any reason at any time 100% of the Capital Stock of the Borrower.
“Charge Off” means an amount equal to the sum of the outstanding principal balance of Consumer Loans that (i) have a principal payment that became greater than sixty (60) days past due the scheduled payment date, which such scheduled payment date shall not be fourteen (14) days (or, in the case of Modified and Re-Aged Consumer Loans that have been modified in accordance with a modification policy approved in writing by Agent, such other period of days agreed to by Agent) past the original payment date, (ii) are identified as fraudulent or where the underlying borrowers are in bankruptcy proceedings or (iii) is otherwise charged off in accordance with the Program Guidelines, in each case, in the calendar month that includes such date of determination. The Charge Offs shall be applied to lower the principal balance of Consumer Loans on a last-in first-out basis. “Charged Off” shall have a meaning correlative thereto.
“Claims Escrow Account” has the meaning set forth in Section 8.28(a).
“Claims Escrow Account Funding Condition” means a condition that is satisfied if the principal balance of the Claims Escrow Account is five million dollars ($5,000,000).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the “Collateral” as defined in the Security Agreement.
“Collection Account” means, with respect to the Borrower, a deposit account of Borrower approved in writing by the Agent, in which (a) all funds on deposit therein shall be solely amounts collected or received in respect of Consumer Loans and (b) no other party shall have a Lien or shall have perfected a Lien, other than any Lien of the Agent and customary common law or statutory rights of setoff of banks arising in connection with their depository relationship with Borrower.
“Commitment” has the meaning set forth in Section 2.1.
“Compliance Certificate” means a compliance certificate signed by the chief financial officer of the Borrower (or other authorized executive officer performing a similar function), in substantially the form attached hereto as Exhibit E.
“Consumer Credit” is defined in 12 C.F.R §202.2(h).
“Consumer Loan Agreement” means a consumer loan agreement (together with all related agreements, documents and instruments executed and/or delivered in connection therewith) or similar contract, pursuant to which a Credit Party agrees to make Consumer Loans from time to time.

“Consumer Loans” means unsecured consumer loans marked as “Elastic” on the monthly financial statements provided to Agent pursuant to Section 8.2(a) that are originated by Republic Bank and in which a 90.0% participation interest is sold to Borrower. Consumer Loans will be only be issued to individual residents of the United States of America and in accordance with the Program Guidelines.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, proxy, agency or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corporate Cash” means, as of any date of determination, the sum of unrestricted cash and Cash Equivalent Investments of Elevate Credit Parent and its Subsidiaries (excluding the Borrower and the Other Borrowers) with respect to which Agent has a perfected Lien as of such date of determination.
“Credit Party” means the Borrower and each Guarantor.
“CSO Loans” means installment loans originated by independent third party lenders, whereby (a) the applicable Elevate Credit Subsidiary acts as a credit services organization on behalf of consumers in accordance with applicable state laws and (b) in order to assist the customer in obtaining a loan under such program, Elevate Credit Parent guarantees, on behalf of the customer, the customer’s payment obligations to the third party lender under the loan.
“Current Interest Rate” means the sum of (i) the Base Rate and (ii) the Interest Rate Spread; provided, that the Current Interest Rate shall not exceed the highest lawful rate and may be reduced in accordance with Section 2.2(e).
“Custodian” has the meaning set forth in Section 10.1(c).
“Customer Information” means nonpublic information relating to borrowers or applicants of Consumer Loans, including without limitation, names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, loan balances or other loan information, and lists derived therefrom and any other information required to be kept confidential by the Requirements.
“Debt-to-Equity Ratio” means, (a) with respect to Elevate Credit Parent, at any time, the ratio between (i) the aggregate amount of Indebtedness, liabilities and other obligations of Elevate

Credit Parent and its Subsidiaries (including the Obligations), determined in accordance with GAAP, at such time, and (ii) the sum of (A) the aggregate amount of capital contributions made to Elevate Credit Parent by its stockholders and retained earnings of Elevate Credit Parent, determined in accordance with GAAP, in each case, as of such time reduced by (B) the aggregate amount of cash distributions made by Elevate Credit Parent to any of its stockholders, as of such time, and (b) with respect to each Borrower, at any time, the ratio between (i) the aggregate amount of Indebtedness, liabilities and other obligations of the Borrower (including the Obligations), determined in accordance with GAAP, at such time, and (ii) the sum of (A) the aggregate amount of capital contributions made to the Borrower by Elevate Credit Parent and retained earnings of the Borrower, determined in accordance with GAAP, in each case, as of such time reduced by (B) the aggregate amount of cash distributions made by the Borrower to any of its members as of such time.
“Default Rate” means a rate equal to the lesser of (i) the Current Interest Rate plus five percent (5.0%) per annum and (ii) the highest lawful rate.
“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral (i) in excess of $100,000 in the aggregate for any Fiscal Year or (ii) that results, individually or in the aggregate, in a Material Adverse Effect.
“Diligence Date” has the meaning set forth in Section 7.14(a).
“Diligence Issues” has the meaning set forth in Section 8.20(a).
“Division/Series Transaction” means, with respect to any Credit Party and/or any of its Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Credit Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Credit Party” means a Credit Party that is incorporated or otherwise organized under the laws of a state of the United States.
“Elevate Credit Parent” shall mean Elevate Credit, Inc., a Delaware corporation.
“Elevate Credit Subsidiaries” means each of (a) the Subsidiaries of Elevate Credit Parent listed on the signature pages hereto as an “Elevate Credit Subsidiary;” and (b) each other Subsidiary formed or acquired by Elevate Credit Parent from time to time after the Original Closing Date; provided, no Other Borrower shall be deemed to be an Elevate Credit Subsidiary.
“Eligible Consumer Loan” means, as of any date of determination, a Consumer Loan that is subject to a first priority Lien in favor of Agent and which are not any of the following:
(a)    Consumer Loan with a principal payment that is greater than sixty (60) days past due on any contractual payment due date or is otherwise a Charged Off Consumer Loan, or is charged off in accordance with the Program Guidelines;

(b)    Consumer Loan to employees of any Credit Party;
(c)    Consumer Loan not originated to a person domiciled in the United States;
(d)    Consumer Loan not denominated in U.S. Dollars;
(e)    Consumer Loan involved in litigation or subject to legal, bankruptcy or insolvency proceedings or with underlying borrowers subject to bankruptcy or insolvency proceedings;
(f)    Consumer Loan with a balloon payment and/or Consumer Loan that is a non-amortizing account;
(g)    Consumer Loan with original term in excess of twenty (20) months;
(h)    Consumer Loan originated, acquired or participated in a manner that is not in compliance with the Program Guidelines within each respective state where such Consumer Loan is originated;
(i)    Consumer Loan that violates applicable consumer protection, state or usury laws in any material respect;
(j)    Consumer Loan that is subject to assignment or confidentiality restrictions applicable to Republic Bank or the underlying borrower;
(k)    Consumer Loan originated to residents in states where Republic Bank was not licensed or registered as required by applicable state law when such Consumer Loan was originated;
(l)    Consumer Loan with an original principal amount greater than $4,500;
(m)    Consumer Loan with an annual percentage rate of less than eighty percent (80%); and
(n)    Consumer Loan that has been modified outside of the Program Guidelines or is a Modified and Re-Aged Consumer Loan that has been modified outside of the modification policy approved in writing by Agent, in each case unless approved by Agent in its sole discretion.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (a) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party, any Subsidiary of any Credit Party or any of their ERISA Affiliates, or (b) with respect to which, any Credit Party or any Subsidiary of any Credit Party may have liability (contingent or otherwise).
“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means, as to any Credit Party, any trade or business (whether or not incorporated) that is a member of a group which includes such Credit Party and which is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation) with respect to an ERISA Affiliate; (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which reasonably might be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which reasonably might be expected to give rise to the imposition on any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Credit Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.
“Event of Default” has the meaning set forth in Section 10.1.
“Event of Default Commitment Suspension or Termination Notice” has the meaning set forth in Section 10.2(a).
“Event of Default Notice” has the meaning set forth in Section 10.2(a).
“Event of Default Redemption” has the meaning set forth in Section 10.2(a).
“Event of Default Redemption Notice” has the meaning set forth in Section 10.2(a).
“Event of Default Redemption Price” has the meaning set forth in Section 10.2(a).
“Event of Loss” means any Destruction to, or any Taking of, any asset or property of any Credit Party or any of their Subsidiaries.
“Excess Concentration Amount” shall include the following:
(a)    The aggregate principal balance of all Eligible Consumer Loans, as of any date of determination, that have principal payments that are greater than or equal to one (1) day past due and less than or equal to thirty (30) days past due on such date in excess of seven percent (7%) of the aggregate principal balance of all of the Eligible Consumer Loans;
(b)    The aggregate principal balance of all Eligible Consumer Loans, as of any date of determination, that have principal payments that are greater than thirty (30) days and less than or equal to sixty (60) days past due on such date in excess of four and one-half percent (4.5%) of the aggregate principal balance of all of the Eligible Consumer Loans; or
(c)    The aggregate principal balance of all Eligible Consumer Loans that are Modified and Re-Aged Consumer Loans in excess of five percent (5%) of the aggregate principal balance of all of the Eligible Consumer Loans.

“Excess Spread” means, as of any date of determination, the ratio expressed as a percentage of (a) the aggregate amount of interest collections from Consumer Loans less any Charge Offs, in each case, in the calendar month immediately prior to the calendar month that includes such date of determination over (b) the aggregate principal balance of Consumer Loans as of the first day of the calendar month immediately prior to the calendar month that includes such date of determination; provided, if the date of determination is the last day of the calendar month, “Excess Spread” means the ratio expressed as a percentage of (a) the aggregate amount of interest collections from Consumer Loans less any Charge Offs, in each case, in the calendar month that includes such date of determination over (b) the aggregate principal balance of Consumer Loans as of the first day of the calendar month that includes such date of determination.
“Excluded Taxes” means, in respect of the Agent or any Holder or Lender, as applicable, (a) income taxes imposed on the net income of such Person, (b) franchise taxes imposed on the net income of such Person, in each case by the jurisdiction under the laws of which such Person is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which such Person engages in business activity, other than activity or connection arising from such Person having executed, delivered, become a party to, enjoyed or exercised its rights under, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction contemplated under this Agreement or any Transaction Document, or sold or assigned any interest in any Note or any of the other Transaction Documents.
“Extraordinary Receipts” means any cash received by any Credit Party or any of their Subsidiaries outside the ordinary course of business (and not consisting of proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(vi)), including, without limitation, (a) foreign, United States, state or local tax refunds outside the ordinary course of business, (b) pension plan reversions outside the ordinary course of business, (c) judgments, proceeds of settlements or other consideration of any kind in excess of $500,000 in the aggregate in connection with any cause of action (but excluding any amounts received in connection with the collection, sale, or disposition in the ordinary course of business of the Credit Parties of Consumer Loans that are not Eligible Consumer Loans and that have been settled or charged off) and (d) any purchase price adjustment received in connection with any Acquisition.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any U.S. or non-U,S, fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.
“Federal or Multi-State Force Majeure Affected Amount” means, as of any date of determination, an amount equal to the aggregate outstanding principal amount of the Notes on such date multiplied by a fraction, the numerator of which shall be equal to the portion of such aggregate outstanding principal amount for which the proceeds thereof were used to originate Consumer Loans that remain outstanding on such date to borrowers residing in state(s) directly affected by a Federal or Multi-State Force Majeure Event (which amount with respect to each such Consumer Loan shall not exceed the outstanding principal amount of such Consumer Loan on such date) and the denominator of which shall be equal to the aggregate outstanding principal amount of the Notes on such date.
“Federal or Multi-State Force Majeure Event” means (i) any regulatory event or regulatory change at the federal level or in any group of states acting in concert in which the Credit Parties originate Consumer Loans, in each case, that would prohibit or make it illegal for the Credit Parties to continue to originate or collect Consumer Loans in such affected jurisdictions pursuant to the Program or another program of a type similar to the Program or (ii) the termination by Republic Bank of the Program and the failure by the Credit Parties, after using commercially reasonable efforts during the termination period specified in Republic Bank’s termination notice, to arrange for another partner to originate Consumer Loans or similar products under the Program or another program of similar type to the Program, either of which resulting in a Federal or Multi-State Force Majeure Affected Amount equal to two-thirds or more of the aggregate principal amount then outstanding under the Notes as of the applicable date of determination.
“FinWise Financing Agreement” means that certain Financing Agreement entered into by and among EF SPV, Ltd., as borrower, Elevate Credit, Inc., as a guarantor, the other guarantors party thereto, Victory Park Management, LLC, as collateral agent, and each person who becomes party thereto pursuant to the joinder provisions thereof.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting Equity Interests of which are held directly by a Credit Party or indirectly by a Credit Party through one or more Subsidiaries that are incorporated or otherwise organized under the laws of a state of the United States of America.
“Fiscal Year” means a fiscal year of the Credit Parties.
“Foreign Lender” means a Lender or a Holder that is not a US Person.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not incorporated or otherwise organized under the laws of a state of the United States of America.
“Foreign Subsidiary Credit Party” means any Credit Party that is a Foreign Subsidiary.
“Four Month Charge Off Rate” means, as of any date of determination and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the fourth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination.
“Funding Account” means, with respect to the Borrower, a deposit account of Borrower approved in writing by the Agent, in which (a) all funds on deposit therein shall be solely used to fund Consumer Loans and for no other purpose and (b) no other party shall have a Lien or shall have perfected a Lien, other than any Lien of the Agent and customary common law or statutory rights of setoff of banks arising in connection with their depository relationship with Borrower.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether federal, state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means (i) Elevate Credit Parent (ii) each of the Elevate Credit Subsidiaries, and (iii) each other Person that guarantees in writing all or any part of the Obligations.
“Guarantor Payment” has the meaning set forth in Section 9.7(a).
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Holder” means a holder of a Note.
“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “financing leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of any Credit Party or any of their Subsidiaries. In addition, the term “Indebtedness” of any Credit Party or any of their Subsidiaries, as applicable, includes (a) all Indebtedness of others secured by a Lien on any assets of any Credit Party or any of their Subsidiaries (whether or not such Indebtedness is assumed by any Credit Party or any of such Subsidiaries), (b) to the extent not otherwise included, the guarantee by any Credit Party or any of their Subsidiaries of any Indebtedness of any other Person and (c) the absolute value of any negative amounts in any accounts owned by any Credit Party.
“Indemnified Liabilities” has the meaning set forth in Section 13.12.
“Indemnitees” has the meaning set forth in Section 13.12.
“Insolvency Proceeding” means any corporate action, legal proceeding or other procedure or formal step taken in relation to (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise (other than for the purpose of a reconstruction or amalgamation the terms of which have been approved by the Agent)) of Elevate Credit Parent, any of its Subsidiaries or the Borrower; (b) a composition, compromise, assignment or arrangement with any creditor of Elevate Credit Parent, any of its Subsidiaries or the Borrower; (c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Elevate Credit Parent, any of its Subsidiaries or the Borrower or any of their respective assets; or (d) enforcement of any security over any assets of Elevate Credit, any of its Subsidiaries or the Borrower, in each case, or any analogous procedure or formal step taken in any jurisdiction.
“Insolvent” means, with respect to any Person, (a) the present fair saleable value in a non‑liquidation context of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness as applicable, or the fair value of the assets of such Person is less than its total liabilities (taking into account contingent and prospective liabilities), (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities fall due or become absolute and matured, (c) such Person incurs debts that would be beyond its ability to pay as such debts mature, (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted, (e) such Person is deemed to, or is declared to, be unable to pay its debts under applicable law, (f) such Person suspends or threatens in writing to suspend making payments on any of its debts, (g) a moratorium is declared in respect of any Indebtedness of such Person, or (h) as of such date of determination, to the extent such Person is a Borrower, based on information derived from the Borrower’s internal analysis of the assets held by the Borrower and contemplated to be held by the Borrower following such issuance and purchase of Notes and the Borrower’s reasonable forecasts in good faith (which forecasts shall be mutually acceptable to the Borrower and Agent (in each case, which acceptance shall not be unreasonably conditioned, withheld or delayed)), that it is expected that any Obligations under the Notes will not be fully and timely paid when due. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
“Intellectual Property Rights” has the meaning provided in Section 7.12.
“Intellectual Property Security Agreements” means each trademark security agreement, each patent security agreement and each copyright security agreement, each in form and substance reasonably acceptable to the Agent, entered into from time to time by and among the applicable Credit Party or the applicable Guarantor and the Agent.
“Interagency Guidelines” means the Interagency Guidelines Establishing Information Security Guidelines, as set forth in Appendix B to 12 C.F.R. Part 30.
“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated on or about the Restatement Closing Date and among Agent, the “Borrowers” (as defined therein), the “Collateral Agents” (as defined therein) and the “Grantors” (as defined therein).
“Interest Date” has the meaning provided in Section 2.2(a).
“Interest Rate Spread” means, prior to July 1, 2019, twelve and three-quarters percent (12.75%) per annum and, on and after July 1, 2019, seven and one-half percent (7.5%) per annum.
“Interest Rate Spread Reduction Conditions” means the satisfaction of each of the following conditions:
(a)    All of the Credit Parties have been in compliance with all of their obligations and covenants under this Agreement for the six (6) months prior to any date of determination and all of the Credit Parties’ representations and warranties are true, accurate and correct for the six (6) months prior to any date of determination; and
(b)    The Borrower shall have satisfied the then applicable Performance Hurdle.
“Inventory” has the meaning provided in the UCC.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Issuance Date” has the meaning provided in Section 2.2(a).
“Joinder Agreement” has the meaning set forth in Section 8.24.
“Late Charge” has the meaning provided in Section 2.4.
“Lender” and “Lenders” has the meaning set forth in the introductory paragraph hereto.

“LIBOR Rate” means the London Interbank Offered Rate last quoted by Bloomberg for deposits of U.S. Dollars for a period of three months. If no such London Interbank Offered Rate exists, such rate will be the rate of interest per annum, as determined by the Agent at which deposits of U.S. Dollars in immediately available funds are offered on the last Business Day of each calendar month by major financial institutions reasonably satisfactory to the Agent in the London interbank market for a period of three months for the applicable principal amount on such date of determination.
“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in, or any agreement or arrangement having similar effect.
“Loan to Value Ratio” means, as of any date of determination, the ratio of (a) the outstanding principal balance of the Notes to (b) the Borrowing Base, in each case, as of such date of determination.
“LTV Covenant Cure Amount” has the meaning provided in Section 8.1(a).
“LTV Covenant Cure Obligation” has the meaning provided in Section 8.1(a).
“LTV Covenant Default” has the meaning provided in Section 8.1(a).
“M&A Event” means a Change of Control of Elevate Credit Parent.
“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, or condition (financial or otherwise) or prospects of the Credit Parties and their Subsidiaries, taken as whole, or on the transactions contemplated hereby or by the other Transaction Documents, or on the authority or ability of any Credit Party or any of their respective Subsidiaries to fully and timely perform its obligations under any Transaction Document, in each case, as determined by the Agent in its sole but reasonable discretion.
“Material Contract” means any contract or other arrangement to which any Credit Party or any of its Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means the earlier of (a) January 1, 2024 and (b) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes.
“Maximum Commitment” means $350,000,000.
“Modified and Re-Aged Consumer Loans” means Consumer Loans that were modified at any time after origination and meet the definition of a trouble debt restructuring under GAAP.

“Monthly Maintenance Fees” has the meaning set forth in Section 2.10.
“Mortgage” means a mortgage or deed of trust, in form and substance reasonably satisfactory to the Agent, as it may be amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Proceeds” has the meaning set forth in Section 13.20.
“New Guarantor” has the meaning set forth in Section 8.24.
“New Indebtedness Opportunity” has the meaning set forth in Section 8.19.
“Non-Excluded Taxes” (a) any and all Taxes, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.
“Notes” has the meaning set forth in Section 2.1.
“Notice of Purchase and Sale” means a notice given by the Borrower to the Agent pursuant to Section 2.1, in substantially the form of Exhibit F hereto.
“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges, Monthly Maintenance Fees, Prepayment Premium, and other fees, costs, expenses and other charges and other obligations arising under the Transaction Documents, of the Credit Parties to the Agent, the Holders and the Lenders or to any parent, affiliate or subsidiary of the Agent, such Holders or such Lenders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.
“Optional Reborrowing” has the meaning set forth in Section 2.3(c).
“Optional Revolving Date” means the first or last calendar day of any calendar month in the first calendar quarter.
“Original Agreement” has the meaning set forth in the Recitals.
“Original Closing Date” means July 1, 2015.
“Original Jurisdiction” means, in relation to a Credit Party, the jurisdiction under whose laws that Credit Party is incorporated as of the Original Closing Date or, in the case of a New

Guarantor, as of the date on which such New Guarantor becomes party to this Agreement as a New Guarantor.
“Other Borrowers” means the “Borrowers” under and as defined in the Other Financing Agreement.
“Other Financing Agreement” means the Fifth Amended and Restated Financing Agreement dated as of February 7, 2019 by and among Rise SPV, LLC, Elevate Credit Service, LLC, the other “Guarantors” from time to time party thereto, the “Lenders” from time to time party thereto and Victory Park Management, LLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
“Other Taxes” has the meaning set forth in Section 2.6(b).
“Outside Legal Counsel” means counsel selected by the Borrower from time to time.
“Participant Register” has the meaning set forth in Section 13.8.
“Participation Agreement” means the Participation Agreement dated as of July 1, 2015 by and between the Borrower and Republic Bank.
“Past Due Roll Rate” means the rate expressed as a percentage, as of the last day of any calendar month, of the ratio of (i) the aggregate outstanding principal balance of Consumer Loans (a) that have a principal payment that is one or more days past due but not greater than thirty days past due or (b) that did not have a principal payment that is one or more days past due in the calendar month immediately prior to the calendar month that includes the date of determination but became charged off in accordance with the Program Guidelines in the calendar month that includes such date of determination, in each case, in the calendar month that includes such date of determination to (ii) the aggregate outstanding principal balance of Consumer Loans that do not have a principal payment that became one or more days past due or is otherwise charged off in accordance with the Program Guidelines, in each case, as of the last day of the calendar month immediately prior to the calendar month that includes such date of determination.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.
“Performance Hurdle” means that the Elevate Credit Parent has a minimum net income in the 2019 Fiscal Year of $22,000,000 and has a minimum net income in the 2020 Fiscal Year equal to an amount to be agreed upon by the Agent and each Credit Party no later than February 15, 2020.
“Permitted Dispositions” means (i) sales of Inventory in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus equipment in the ordinary course of business, (iii) the granting of Permitted Liens, (iv) the licensing of patents, trademarks, copyrights and other Intellectual Property Rights in the ordinary course of business consistent with past practice, (v) subject to no adverse selection by the Credit Parties, dispositions and sales of Consumer Loans by the Credit Parties for which Lender has not provided funding for Borrower to purchase a participation interest therein, (vi) collection, sale, or disposition in the ordinary course of business of the Credit Parties of Consumer Loans that are not Eligible Consumer Loans and that have been settled or charged off, and (vii) reasonable expenditures of cash in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the applicable Credit Party.
“Permitted Indebtedness” means (i) Indebtedness of any (A) Domestic Credit Party to Elevate Credit Parent or any other Domestic Credit Party and (B) Foreign Subsidiary Credit Party to any other Foreign Subsidiary Credit Party; provided, in each case, all such Indebtedness shall be unsecured, (ii) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit accounts maintained by any Credit Party as part of its ordinary cash management program, (iii) performance guaranties in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of Elevate Credit Parent and its subsidiaries, (iv) guaranties by Elevate Credit Parent of Indebtedness of any subsidiary Credit Party or guaranties by any Domestic Credit Party of any Indebtedness of Elevate Credit Parent with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this definition, (v) Indebtedness which is secured by Liens permitted under clause (xii) of the definition of “Permitted Liens”, (vi) Indebtedness of any subsidiary Credit Party with respect to financing leases; provided, the principal amount of such Indebtedness shall not exceed at any time $5,000,000 for such subsidiary Credit Parties, (vii) purchase money Indebtedness of any subsidiary Credit Parties; provided, (A) any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (B) the aggregate amount of all such Indebtedness shall not exceed at any time $2,500,000 in the aggregate for such subsidiary Credit Parties, (viii) other unsecured Indebtedness of any subsidiary Credit Party, which is subordinated to the Obligations on terms acceptable to Agent in its sole discretion in an aggregate amount not to exceed at any time $25,000,000, excluding any CSO Loans and (ix) guaranties by the Credit Parties in favor of the Agent, for the benefit of the Lenders and the Holders, hereunder and under the other Transaction Documents; provided, that no Indebtedness otherwise permitted by clauses (viii) or (ix) shall be assumed, created, or otherwise refinanced if an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred or would result therefrom.
“Permitted Issuance Date” means any two Business Day of each calendar month during the term of this Agreement; provided, that no Permitted Issuance Date will be within 5 Business Days of another Permitted Issuance Date.
“Permitted Liens” means (i) Liens in favor of the Agent, for the benefit of the Lenders and the Holders, (ii) Liens for Taxes, assessments and other governmental charges not delinquent or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (iii) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to §§401 (a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (A) for amounts not yet overdue, or (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (v) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of such Person, (vi) any interest or title of a lessor or sublessor under any lease of real estate, (vii) Liens solely on any cash earnest money deposits made by such Person in connection with any letter of intent or purchase agreement permitted hereunder, (viii) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any real estate assets or in the ordinary conduct of the business of such Person, (xi) licenses of patents, trademarks and other intellectual property rights granted by such Person in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Person, (xii) Liens (A) which are junior in priority to those of the Agent, for the benefit of the Lenders and the Holders, pursuant to a subordination agreement acceptable to the Agent, (B) which may not be foreclosed upon without the consent of the Agent, (C) which attach only to goods and (D) which, in the aggregate, do not secure Indebtedness in excess of $1,000,000, and (xiii) Liens securing Indebtedness permitted pursuant to clause (ix) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness.
“Permitted Redemption” means the redemption of Notes permitted pursuant to Section 2.3(a).
“Permitted Redemption Amount” has the meaning set forth in Section 2.3(a)(i).
“Permitted Redemption Date” means the date on which the Borrower has elected to redeem the Notes in accordance with Section 2.3(a).
“Permitted Redemption Notice” has the meaning set forth in Section 2.3(a)(i).
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Plan” means any Multiemployer Plan or Pension Plan.
“Prepayment Premium” means the premium to be paid in connection with certain prepayments of the Notes pursuant to this Agreement, including pursuant to Section 2.3(a) and Section 2.3(b), but specifically excluding any mandatory prepayment pursuant to Sections 2.3(b)(ii), 2.3(b)(v), 2.3(b)(vi) or 2.3(b)(vii) (solely to the extent such excess required to be applied as a prepayment relates to a prepayment under Sections 2.3(b)(ii), 2.3(b)(v) or 2.3(b)(vi)). Such prepayment premium shall be equal to, with respect to such prepayment to be made or made during any period set forth in the table below, the product of (a) the percentage set forth beside such period in such table and (b) the greater of (i) the aggregate principal amount of the Notes then prepaid or required to be prepaid (excluding the principal amount of any Optional Reborrowings repaid one hundred eighty (180) or more days prior to the applicable prepayment) or (ii) the aggregate principal amount of the Notes prior to an Optional Reborrowing pursuant to Section 2.3(c):

Period	Prepayment Premium
January 1, 2022 through and including December 31, 2022	5.0%
January 1, 2023 through and including December 31, 2023	2.0%
;provided, that such prepayment premium in connection with a prepayment of the Notes pursuant to Section 2.3(a) in connection with an M&A Event shall equal an amount equal to the sum of (i) the product of (A) the number of days from the date of such prepayment until January 1, 2022 divided by 360 days, (B) the product of the greater of (x) the highest aggregate principal amount of the Notes at any time prior to such prepayment (excluding the principal amount of any Optional Reborrowings repaid one hundred eighty (180) or more days prior to the applicable prepayment) or (y) the aggregate principal amount of the Notes prior to an Optional Reborrowing pursuant to Section 2.3(c) and (C) the Current Interest Rate, and (ii) the product of (A) the greater of (x) the highest aggregate principal amount of the Notes at any time prior to such prepayment (excluding the principal amount of any Optional Reborrowings repaid one hundred eighty (180) or more days prior to the applicable prepayment) or (y) the aggregate principal amount of the Notes prior to an Optional Reborrowing pursuant to Section 2.3(c) and (B) five percent (5%).

“Principal Only Assignment” has the meaning set forth in Section 13.8.
“Proceeding” has the meaning set forth in Section 7.15.
“Program” means the lending program for the solicitation, marketing, and origination of Consumer Loans pursuant to Program Guidelines.
“Program Guidelines” means those guidelines established by Republic Bank, attached as Schedule 1.1 hereto, for the administration of the Program, as amended, modified or supplemented from time to time by Republic Bank with the prior written consent of the Borrower to the extent such consent is required pursuant to the Participation Agreement; provided, the Borrower will not provide such consent without the prior written consent of the Agent.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Qualified Funding Failure” has the meaning set forth in Section 2.3(a)(iii).
“Receivables” means the indebtedness and other obligations owed to the Borrower, Elevate Credit Parent or any other Credit Party in connection with any and all liens, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing unsecured multi-pay consumer installment loans made, and/or time sale transactions or acquired by a Credit Party which were originated in accordance with the Program Guidelines.
“Register” has the meaning set forth in Section 2.8.
“Related Parties” of any Person means such Person’s Affiliates or any of its respective partners, directors, agents, employees and controlling persons.
“Release Agreement” means that certain Release Agreement, dated on or about the Restatement Closing Date, among Agent, the Credit Parties, and the Credit Card Borrower (as defined in the Release Agreement).
“Released Parties” has the meaning set forth in Section 13.19.
“Releasing Parties” has the meaning set forth in Section 13.19.
“Relevant Jurisdiction” means, in relation to a Credit Party, (a) its Original Jurisdiction; (b) any jurisdiction where any asset subject to or intended to be subject to the Collateral to be created by it is situated; (c) any jurisdiction where it conducts its business; and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Republic Bank” means Republic Bank & Trust Company, a Kentucky banking corporation, and its successors and assigns.
“Required Lenders” means at any time (a) the Lenders then holding more than fifty percent (50%) of the aggregate Maximum Commitments then in effect plus the aggregate unpaid principal balance of the Notes then outstanding, or (b) if the Maximum Commitments have been terminated, the Holders of Notes then holding more than fifty percent (50%) of the aggregate unpaid principal balance of the Notes then outstanding.
“Required Prepayment Date” has the meaning set forth in Section 2.3(d).
“Requirements” means all applicable federal and state laws and regulations related, directly or indirectly, to the following: credit (including, without limitation, Consumer Credit); servicing; disclosures, information security and privacy and regulations and industry guidance and requirements (including, but not limited to, guidance issued by the Payment Card Industry); the USA Patriot Act; the Office of Foreign Asset Controls’ rules and regulations; the Interagency

Guidelines; debt collection and debt collection practices laws and regulations applicable to the Credit Parties or the Program; the federal Truth in Lending Act; the federal Electronic Funds Transfer Act; the federal Equal Credit Opportunity Act; the federal Gramm-Leach-Bliley Act; and the federal Fair Debt Collection Practices Act.
“Restatement Closing” has the meaning set forth in Section 3.1.
“Restatement Closing Date” has the meaning set forth in Section 3.1.
“Restatement Closing Note” has the meaning set forth in Section 2.1.
“Restatement Closing Note Purchase Price” has the meaning set forth in Section 3.1.
“Restatement Fee” means an amount equal to $2,390,000.
“Reviewing Party” or “Reviewing Parties” has the meaning set forth in Section 8.20(a).
“Revolving Amount” has the meaning set forth in Section 2.3(c).
“Revolving Conditions” means the satisfaction of each of the following conditions as of any date of determination:
(a)    The Borrower is in compliance with all of its obligations and covenants under this Agreement and all of the Borrower’s representations and warranties are true, accurate and correct; and
(b)    No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred or would result therefrom.
“ROFR Notice” has the meaning set forth in Section 8.19.
“Schedules” has the meaning set forth in Article 7.
“Security Agreement” means a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit B.
“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by any of the Credit Parties, any of their respective Subsidiaries, Affiliates or any equityholder of any of the Credit Parties in order to grant to Agent (on behalf of the Lenders), any Lender or any Holder a Lien on any real, personal or mixed Property of such Person as security for the Obligations.
“State Force Majeure Event” means any regulatory event or regulatory change in any state in which the Credit Parties originate Consumer Loans that would prohibit or make it illegal for the Credit Parties to continue to originate or collect Consumer Loans in such state pursuant to the Program or another program of a type similar to the Program.

“State Force Majeure Paydown Amount” means, as of any date of determination, an amount designated in writing by the Borrower to the Agent within ten (10) days following such date equal to the aggregate outstanding principal amount of the Notes on such date multiplied by a fraction, the numerator of which shall be equal to the portion of such aggregate outstanding principal amount for which the proceeds thereof were used to originate Consumer Loans that remain outstanding on such date to borrowers residing in state(s) affected by a State Force Majeure Event (which amount with respect to each such Consumer Loan shall not exceed the outstanding principal amount of such Consumer Loan on such date) and the denominator of which shall be equal to the aggregate outstanding principal amount of the US Notes on such date.
“Subsequent Closing” has the meaning set forth in Section 3.2.
“Subsequent Closing Date” has the meaning set forth in Section 3.2.
“Subsequent Closing Note Purchase Price” has the meaning set forth in Section 3.2.
“Subsidiaries” has the meaning set forth in Section 7.1.
“Swap Rate” means the forward swap rate based on the London Interbank Offered Rate last quoted by Bloomberg for deposits of U.S. Dollars for a period of three months, and taking into account the time period between the Issuance Date and the Maturity Date as determined by the Agent in its sole reasonable discretion based on the Bloomberg SWPM calculator. If no such London Interbank Offered Rate exists, such rate will be the rate of interest per annum, as determined by the Agent at which deposits of U.S. Dollars in immediately available funds are offered on the last Business Day of each calendar month by major financial institutions reasonably satisfactory to the Agent in the London interbank market for a period of three months for the applicable principal amount on such date of determination.
“Taking” means any taking of any property of any Credit Party or any of their Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (i) in excess of $250,000 in the aggregate for any Fiscal Year or (ii) that results, either individually or in the aggregate, in a Material Adverse Effect.
“Taxes” means any and all current or future (a) foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, (b) any liability for the payment of amounts of the type described in clause (a) hereof as a result of being at any time a transferee of, or a successor in interest to, any person, and (c) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Total Cash” means, as of any date of determination, the sum of all unrestricted cash and Cash Equivalent Investments of Elevate Credit Parent and all other Credit Parties. For purposes of clarification, unrestricted cash includes all cash of the Credit Parties that is being held by an ACH provider prior to remittance to a Credit Party.
“Trailing Excess Spread” means, as of any date of determination, the average of the Excess Spread in (i) the calendar month immediately prior to the calendar month that includes such date of determination and (ii) the calendar month that includes such date of determination.
“Trailing Four Month Charge Off Rate” means, as of any date of determination, the average, for each of the three (3) immediately preceding completed months, of the Four Month Charge Off Rate.
“Trailing Past Due Roll Rate” means, as of any date of determination, the average, of the Past Due Roll Rate in (i) the calendar month immediately prior to the calendar month that includes such date of determination and (ii) the calendar month that includes such date of determination.
“Trailing Twelve Month Charge Off Rate” means, as of any date of determination, the average, for each of the three (3) immediately preceding completed months, of the Twelve Month Charge Off Rate.
“Transaction Documents” has the meaning set forth in Section 7.2.
“Twelve Month Charge Off Rate” means, as of any date of determination and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the twelfth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination.
“UCC” has the meaning set forth in Section 7.13.
“UK Credit Party” means a Credit Party organized under the laws of the United Kingdom.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“US Tax Compliance Certificate” has the meaning set forth in Section 2.6(d).
“Vintage Pool” means and refers to, at any given time, all Consumer Loans that were originated by Republic Bank in a particular calendar month. By way of example, and not by way of limitation, all Consumer Loans that were originated in December 2018 shall constitute one Vintage Pool for the calendar month that ended on December 31, 2018; all Consumer Loans that were originated in January 2019 shall constitute one Vintage Pool for the calendar month that ended on

January 31, 2019; all Consumer Loans that were originated in February 2019 shall constitute one Vintage Pool for the calendar month that ended on February 28, 2019; and so on.
“Waivable Mandatory Prepayment” has the meaning set forth in Section 2.3(d).
“Withholding Agent” means the Borrower, any Credit Party or the Agent.
Section 1.2    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.3    Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Agent pursuant to Section 8.2. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”.
ARTICLE 2

BORROWER’S AUTHORIZATION OF ISSUE

Section 2.1    Senior Secured Term Notes.
(a)    The Borrower has authorized (a) the issuance to the Lenders on the Restatement Closing Date of senior secured term notes in the aggregate principal amount of $239,000,000 (the “Restatement Closing Notes”) and (b) the issuance to the Lenders after the

Restatement Closing Date of additional senior secured term notes in the aggregate principal amount not to exceed, together with the aggregate principal amount of the Restatement Closing Notes, the Maximum Commitment, in each case of the foregoing clauses (a) and (b), to be dated the date of issuance thereof, to mature on the Maturity Date, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (the “Notes”). The commitment of each Lender to fund its pro rata share of Notes issued by the Borrower as of the Restatement Closing Date is set forth opposite such Lender’s name in column three (3) of Section 1 of the Schedule of Lenders attached hereto (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Commitment”). The Borrower shall repay the outstanding principal balance of the Notes in full in cash on the Maturity Date, unless accelerated in accordance with Section 10.2 or redeemed or prepaid in accordance with Section 2.3. The proceeds of future purchases of Notes by the Lenders shall be disbursed as the Borrower shall direct on each issuance date of such Note, upon the submission of such evidence as the Agent shall request to verify the satisfaction of the conditions set forth in Section 5.2 below (including, without limitation, a Borrowing Base Certificate delivered in accordance with Section 5.2(g) prior to such disbursement); provided, however, that, after giving effect to any such issuance and purchase of Notes, the aggregate principal amount of all Notes shall not exceed the Maximum Commitment. The Borrower shall deliver to or shall procure the delivery to the Agent a Notice of Purchase and Sale setting forth each proposed issuance of Notes not later than noon, Chicago time, on (A) the fifteenth (15th) day prior to the proposed issuance date upon which the Borrower desires to issue Notes for purchase by the Lenders in an amount of $10,000,000 or less or (B) the thirtieth (30th) day prior to the proposed issuance date upon which the Borrower desires to issue Notes for purchase by the Lenders in an amount of greater than $10,000,000, in each case, or such earlier date as shall be agreed to by the applicable Lenders; provided, further, however, that the Borrower shall be entitled to deliver only two (2) Notices of Purchase and Sale during each calendar month. Each Notice of Purchase and Sale required hereunder (i) shall be irrevocable, (ii) shall specify the amount of the proposed issuance (which shall be in increments of not less than $100,000) under the Notes, (iii) shall specify the proposed issuance date for such proposed issuance, which shall be a Permitted Issuance Date and (iv) shall specify wire transfer instructions in accordance with which such issuance under the Notes shall be funded, to the extend purchased by the Lenders. Upon receipt of any such Notice of Purchase and Sale, the Agent shall promptly notify each Lender thereof and of the amount of such Lender’s pro rata share of the proposed issuance (provided, that at the election of the Agent and each applicable Lender, such Lender(s) may agree to purchase such proposed issuance of Notes on a non pro rata basis in amounts acceptable to Agent and such Lender(s) in their sole discretion and in the event of any such non pro rata purchase by such Lender(s), (i) such Lender(s) purchasing less than their pro rata share of the proposed issuance of Notes shall be automatically deemed to have assigned to the applicable Lender(s) purchasing more than their pro rata share of the proposed issuance of Notes (and such Lender(s) purchasing more than their pro rata share of the proposed issuance of Notes shall be automatically deemed to have assumed) a percentage interest in the respective Commitments of such Lender(s) purchasing less than their pro rata share of the proposed issuance of Notes in amounts sufficient to give effect to such non pro rata purchase and such assignment shall otherwise be deemed to be made pursuant to, and in accordance with, the terms of Section 13.8 without further action or documentation by any Person and (ii) the Schedule of Lenders attached hereto shall be updated by Agent to reflect such assignments of the Commitments) and, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender holding a Commitment shall fund its pro rata share of the proposed issuance of the Notes (subject to, and except as set forth in, the preceding parenthetical in this sentence) on the applicable Permitted Issuance Date in immediately available funds in accordance with the terms of such Notice of Purchase and Sale. Notwithstanding anything to the contrary herein, for purposes of clarification, it is hereby agreed that during each calendar month there shall be only, and the Borrower shall not be entitled to specify more than, two (2) Permitted Issuance Dates.
Section 2.2    Interest. The Borrower shall pay interest on the unpaid principal amount of the Notes, in each case, at the rates, time and manner set forth below:
(a)    Rate of Interest. Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate. Interest on each Note shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable monthly, in arrears, on the third (3rd) Business Day following the last day of each calendar month during the period beginning on the date such Note is issued (the “Issuance Date”) and ending on, and including, the date on which the Obligations under such Note are paid in full (each, an “Interest Date”).
(b)    Interest Payments. Interest on each Note shall be payable on each Interest Date or at any such other time the Notes become due and payable (whether by acceleration, redemption or otherwise) by the Borrower to the Agent, for the account of the record holder of such Note, on the applicable Interest Date. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, any payment of accrued but unpaid interest due and owing on any Note shall be made by cash only by wire transfer of immediately available funds.
(c)    Default Rate. Upon the occurrence of any Event of Default, the Notes shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of such Event of Default through and including the date such Event of Default is waived. In the event that such Event of Default is subsequently waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such waiver; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the occurrence of such Event of Default through and including the date on which such Event of Default is waived. All such interest shall be payable on demand of the Agent.
(d)    Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders or Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount of the Notes then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

(e)    Interest Payment Reduction. On or after January 1, 2020, the Current Interest Rate shall be reduced by one-quarter percent (0.25%) if the Interest Rate Spread Reduction Conditions are satisfied during the 2019 calendar year. On or after January 1, 2021, the Current Interest Rate shall be reduced by one-quarter percent (0.25%) if the Interest Rate Spread Reduction Conditions are satisfied during the 2020 calendar year. For the avoidance of doubt, if the Interest Rate Spread Reduction Conditions were satisfied during both the 2019 calendar year and the 2020 calendar year, the total reduction in the Current Interest Rate shall be one-half percent (0.50%).

Section 2.3    Redemptions and Payments.
(a)    Permitted Redemption.
(i)    The Borrower may at any time after January 1, 2022, at its option, elect to pay to the Agent, on behalf of the Holders, the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date, by redeeming the aggregate unpaid principal amount of all Notes, in whole (and not in part), whereupon the Commitments of each Lender shall automatically and permanently be terminated (the “Permitted Redemption”); provided that, a Permitted Redemption may occur prior to January 1, 2022 only in connection with an M&A Event. The Borrower may not, at any time, redeem the Notes in part. On or prior to the date which is the thirtieth (30th) calendar day prior to the proposed Permitted Redemption Date, the Borrower shall deliver written notice (the “Permitted Redemption Notice”) to the Agent stating (i) that the Borrower elects to redeem pursuant to the Permitted Redemption and (ii) the proposed Permitted Redemption Date. The “Permitted Redemption Amount” shall be equal to (A) the aggregate unpaid outstanding principal amount of all Notes, (B) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees, (C) all accrued and unpaid Late Charges with respect to such Permitted Redemption Amount, (D) the Prepayment Premium and (E) all other amounts due under the Transaction Documents. The Credit Parties acknowledge and agree that the Prepayment Premium represents bargained for consideration in exchange for the right and privilege to redeem the Notes.
(ii)    A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable; provided that such Permitted Redemption Notice may be revoked if for any reason the applicable M&A Event covered by such Permitted Redemption Notice is terminated prior to closing. If the Borrower elects to redeem the Notes pursuant to a Permitted Redemption under Section 2.3(a), then the Permitted Redemption Amount which is to be paid to the Agent, on behalf of the Holders, on the Permitted Redemption Date shall be redeemed by the Borrower on the Permitted Redemption Date, and the Borrower shall pay to the Agent, on behalf of the Holders, on the Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.
(iii)    Notwithstanding the foregoing and anything to the contrary herein, (A) if a Federal or Multi-State Force Majeure Event shall have occurred or (B) if the Lenders shall fail to purchase additional Notes requested by the Borrower after the Restatement Closing Date in accordance with Section 2.1 and provided that all conditions of such purchase set forth in Section 5.2 shall have been satisfied at the time thereof (a “Qualified Funding Failure”), then the Borrower shall have the right, exercisable upon at least sixty (60) calendar days’ prior written notice to the Agent, to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount excluding the Prepayment Premium, which Permitted Redemption shall otherwise be made in accordance with the provisions of Section 2.3(a)(i) hereof; provided, that such right to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount excluding the Prepayment Premium shall expire

(x) in the case of the foregoing clause (A), upon the cessation of such Federal or Multi-State Force Majeure Event or (y) in the case of the foregoing clause (B), upon written notice from the Agent to the Borrower, given no later than ten (10) calendar days after the Agent’s receipt of the Borrower’s notice of redemption under the foregoing Section 2.3(a)(iii)(B) stating that the Lenders are thereafter willing and able to purchase additional Notes requested by the Borrower, in accordance with Section 2.1 and provided that all conditions of such purchase set forth in Section 5.2 shall have been satisfied at the time thereof; provided further, that, in the case of a Permitted Redemption in respect of the foregoing clause (A), if such Federal or Multi-State Force Majeure Event ceases within the earlier of (i) one (1) year following such Permitted Redemption or (ii) July 1, 2021, the Credit Parties shall give the Agent and Lenders the right to participate in any new Program or substantially similar program to the Program. For purposes of clarification, prior to the expiration of the ten (10) calendar day (or longer, as the case may be) notice of purchase pursuant to the foregoing Section 2.3(a)(iii)(B), the Agent may deliver notice to the Borrower that the Lenders are willing and able to purchase additional Notes and provided that all conditions of such purchase set forth in Section 5.2 shall have been satisfied at the time thereof, whereupon such right to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount excluding the Prepayment Premium shall automatically terminate, but the Borrower shall at all times thereafter retain the right to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount including the Prepayment Premium (if applicable), which Permitted Redemption shall otherwise be made in accordance with the provisions of Section 2.3(a)(i) hereof. The provisions of this Section 2.3(a)(iii) set forth the exclusive rights and remedies of the Credit Parties to seek or obtain damages or any other remedy or relief from the Agent or any Lender with respect to any Qualified Funding Failure.
(b)    Mandatory Prepayments.
(i)    On the date of receipt by any Credit Party or any of their Subsidiaries of any net cash proceeds in excess of $200,000 in the aggregate during any Fiscal Year from any Asset Sales (other than Permitted Dispositions), the Borrower shall prepay the Notes as set forth in Section 2.3(e) in an aggregate amount equal to 100% of such net cash proceeds.
(ii)    On the date of receipt by any Credit Party or any of their Subsidiaries, or the Agent as loss payee, of any net cash proceeds from any Destruction or Taking, the Borrower shall prepay the Notes as set forth in Section 2.3(e) in an aggregate amount equal to 100% of such net cash proceeds; provided, so long as no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing on the date of receipt thereof or caused thereby, the Borrower shall have the option to apply such net cash proceeds, prior to the date that is 90 days following receipt thereof, for purposes of the repair, restoration or replacement of the applicable assets thereof.
(iii)    On the date of receipt by any Credit Party or any of their Subsidiaries of any net cash proceeds in excess of $5,000,000 in the aggregate during the term of this

Agreement from a capital contribution by any Person (other than an Elevate Credit Subsidiary) to, or the issuance to any Person (other than a Credit Party or an Elevate Credit Subsidiary) of any Equity Interests of any Credit Party or any of their Subsidiaries, the Borrower shall prepay the Notes as set forth in Section 2.3(e) in an aggregate amount equal to 100% of such net cash proceeds.
(iv)    On the date of receipt by any Credit Party or any of their Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness (other than with respect to Permitted Indebtedness) of any Credit Party or any of their Subsidiaries, the Borrower shall prepay the Notes as set forth in Section 2.3(e) in an aggregate amount equal to 100% of such net cash proceeds.
(v)    On the date of receipt by any Credit Party or any of their Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Notes as set forth in Section 2.3(e) in an aggregate amount equal to 100% of such Extraordinary Receipts.
(vi)    If at any time the then outstanding principal balance of Notes shall exceed the Maximum Commitment, the Borrower shall immediately prepay the Notes as set forth in Section 2.3(e) in an amount sufficient to eliminate such excess.
(vii)    Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrower shall deliver to the Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds. In the event that the Credit Parties shall subsequently determine that the actual amount of such proceeds exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), the Borrower shall promptly make an additional prepayment of all the Notes in an amount equal to such excess (or applicable percentage thereof), and the Borrower shall concurrently therewith deliver to the Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.
(c)    Optional Reborrowing. Subject to the satisfaction of the Revolving Conditions, the Borrower may, at its option once per year on an Optional Revolving Date, elect to pay to the Agent, on behalf of the Holders, the Revolving Amount (as defined below) (the “Optional Reborrowing”). The “Revolving Amount” shall be equal to (A) up to twenty percent (20%) of the aggregate unpaid outstanding principal amount of all Notes, (B) all accrued and unpaid interest with respect to such principal amount repaid and all accrued and unpaid fees and (C) all accrued and unpaid Late Charges with respect to such Revolving Amount. On or prior to the date which is the sixtieth (60th) calendar day prior to the proposed Optional Revolving Date, the Borrower shall deliver written notice to the Agent stating (i) that the Borrower elects to make a payment in connection with an Optional Reborrowing and (ii) the proposed Revolving Amount. The Commitments of each Lender shall not automatically and permanently be terminated or decreased as a result of a payment by Borrower of any Revolving Amount pursuant to this Section 2.3(c) and Borrower may reborrow any Revolving Amount in accordance with Section 2.1; provided that reborrowing any such Revolving Amount within one hundred eighty (180) days shall not cause the Current Interest Rate to decrease.

(d)    Waiver of Mandatory Prepayments. Anything contained in Section 2.3(b) to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Notes, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Agent of the amount of such prepayment, and the Agent shall promptly thereafter notify each Holder holding an outstanding Note of the amount of such Holder’s pro rata share of such Waivable Mandatory Prepayment and such Holder’s option to refuse such amount. Each such Holder may exercise such option by giving written notice to the Borrower and the Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Holder which does not notify the Borrower and the Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Holders that have elected not to exercise such option, to prepay the Notes of such Holders.
(e)    Application of Mandatory Prepayments; Prepayment Premium. All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(d) shall be made to the Agent, for the account of the Holders, as determined by the Agent in its sole discretion. Concurrently with each mandatory prepayment made pursuant to (i) Section 2.3(b) (other than in accordance with Section 2.3(b)(vi)), the Commitment of each Lender shall, at the election of Agent to be given to Borrower within five (5) Business Days after receipt of such mandatory prepayment (or automatically upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d)), permanently be reduced by the amount of such prepayment and (ii) Section 2.3(b) (other than in accordance with Sections 2.3(b)(ii), 2.3(b)(v), 2.3(b)(vi) or 2.3(b)(vii) (solely to the extent such excess required to be applied as a prepayment relates to a prepayment under Sections 2.3(b)(ii), 2.3(b)(v) or 2.3(b)(vi))), the Borrower shall also pay to the Agent, for the ratable benefit of the Holders, the Prepayment Premium in respect of the Notes repaid or redeemed in connection with such mandatory prepayment.
Section 2.4    Payments. Whenever any payment of cash is to be made by any Credit Party to any Person pursuant to this Agreement, the Notes or other Transaction Document, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of such Credit Party and sent via overnight courier service to such Person at such address as previously provided to the Borrower in writing (which address, in the case of each of the Lenders, shall initially be as set forth on the Schedule of Lenders attached hereto); provided that (i) the Agent, any Holder or any Lender may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrower with prior written notice setting out such request and the Agent’s, such Holder’s or such Lender’s wire transfer instructions and (ii) Credit Parties may elect to make a payment of cash via wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Agent, each Holder and each Lender upon request therefor. Whenever any amount expressed to be due by the terms of this Agreement or any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which the applicable Note is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due shall result in a late charge being incurred and payable by the Borrower in an amount equal to accrued interest at the Default Rate from the date such amount was due until the same is paid in full in cash (“Late Charge”). Such Late Charge shall continue to accrue post‑petition in any proceeding under any Bankruptcy Law.
Section 2.5    Dispute Resolution. Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a redemption under Section 2.3 or otherwise or any other similar or related amount, the Borrower shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Agent. If the Agent and the Borrower are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Agent, then the Borrower shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by Agent. The Borrower, at the Borrower’s expense, shall cause the accountant to perform the determinations or calculations and notify the Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

Section 2.6    Taxes.
(a)    Any and all payments by or on behalf of the Credit Parties hereunder and under any other Transaction Document shall be made free and clear of and without deduction or withholding for any and all current or future Taxes, levies, imposts, deductions or charges unless required by law. If any Non-Excluded Taxes are required by law to be deducted or withheld from or in respect of any payment or sum payable hereunder or under any Transaction Document by any Withholding Agent to the Agent, any Holder or any Lender, (x) the applicable Withholding Agent shall make such deductions and withholdings within the time allowed and in the minimum amount required by law, (y) the sum payable by the applicable Credit Party shall be increased by the amount (an “Additional Amount”) necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.6(a)) the Agent, such Holder or such Lender, as applicable, shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made and (z) the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and shall promptly provide to the Agent, Holder or Lender, as applicable, an evidence of such payment to the relevant Governmental Authority (in a form reasonably satisfactory to the Agent, Holder or Lender, as applicable).
(b)    The Borrower will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, stamp duty, registration, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Transaction Document that are or would be applicable to the Holders, the Agent, or a Lender (“Other Taxes”).
(c)    The Credit Parties agree to indemnify the Agent, each Holder, each Lender and their respective Affiliates for the full amount of Non-Excluded Taxes and Other Taxes paid by the Agent, such Holder, such Lender or such Affiliates and any liability (including penalties, interest and expenses (including reasonable attorney’s and other advisors’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Agent, such Holder, such Lender or such Affiliate, absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Agent, such Holder, such Lender or such Affiliate makes written demand therefor. Agent, a Lender, a Holder or any of their respective Affiliates shall notify the Borrower in writing of the receipt by such Person of any written notice from any taxing authority demanding, or threatening to demand, any Tax indemnifiable by the Borrower under this Section 2.6(c), within a reasonable period of time after receipt of such notice.
(d)    On the Original Closing Date, and subsequently on or prior to the date on which a Lender or Holder became or becomes a Lender or Holder under this Agreement with respect to the Borrower (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), each applicable Lender and Holder has delivered or shall deliver to the Borrower a completed and signed IRS Form W-8 or IRS Form W-9 (or any successor form), as applicable. In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached hereto as Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”).
(e)    The Parties agree to treat and report amounts lent under this Agreement and any amount due under the Notes as debt for U.S. federal, state and local income tax purposes. The Credit Parties agree to indemnify the Agent, each Holder, each Lender and their respective Affiliates for the full amount of Taxes and Other Taxes paid by the Agent, such Holder, such Lender or such Affiliates and any liability (including penalties, interest and expenses (including reasonable attorney’s and other advisors’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority, to the extent such Taxes or Other Taxes are imposed as a result of the treatment of any amounts lent under this Agreement or any amount due under the Notes as other than debt by any Governmental Authority.
(f)    Survival. Notwithstanding anything to the contrary herein, each party’s obligations under this Section 2.6 and Section 13.12 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
Section 2.7    Reissuance.
(a)    Transfer. If any Note is to be transferred, the Holder thereof shall surrender such Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of such Holder a new Note (in accordance with this Section 2.7), registered as such Holder may request (provided that electronic registration is acceptable), representing the outstanding principal being transferred by such Holder and, if less than the entire outstanding principal amount is being transferred, a new Note (in accordance with this Section 2.7) to such Holder representing the outstanding principal not being transferred.
(b)    Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower (provided, however, that if the Holder is an institutional investor, the affidavit of an authorized partner or officer of such Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity agreement or other security shall be required), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrower shall execute and deliver to such Holder a new Note (in accordance with this Section 2.7) representing the outstanding principal.
(c)    Note Exchangeable for Different Denominations. The Notes are exchangeable, upon the surrender thereof by the Holder at the principal office of the Borrower, for a new Note or Notes (in accordance with this Section 2.7) of like tenor in principal amounts of at least $100,000 representing in the aggregate the outstanding principal of the surrendered Note, and each such new Note will represent such portion of such outstanding principal as is designated by such Holder or such Lender at the time of such surrender.
(d)    Issuance of New Notes. Whenever the Borrower is required to issue a new Note pursuant to the terms of this Agreement or the Notes, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or, in the case of a new Note being issued pursuant to paragraph (a) or (b) of this Section 2.7, the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, equals aggregate principal remaining outstanding under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an Issuance Date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal, Prepayment Premium and Late Charges of the Note being replaced from such Issuance Date.
Section 2.8    Register. The Borrower shall maintain at its principal executive office (or such other office or agency of the Borrower (or the Agent on its behalf) as it may designate by notice to each holder of Notes), a register for the Notes in which the Borrower (or the Agent on its behalf) shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the principal amount (and stated interest) of Notes held by such Person (the “Register”). The Borrower shall keep the Register open and available at all times during normal business hours for inspection of any Holder, any Lender or their respective representatives. The Register may be maintained in electronic format.

Section 2.9    Maintenance of Register. Notwithstanding anything to the contrary contained herein, the Notes and this Agreement are registered obligations and the right, title, and interest of each Holder, each Lender and their assignees in and to such Notes (or any rights under this Agreement) shall be transferable only upon notation of such transfer in the Register. The Notes shall only evidence a Holder’s, a Lender’s or their assignee’s right, title and interest in and to the related Notes, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.9 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder.
Section 2.10    Monthly Maintenance Fee. The Borrower hereby agrees to pay to Agent in arrears on the last Business Day of each calendar month, a monthly maintenance fee in the amount of $5,000 (collectively, the “Monthly Maintenance Fees”). The Borrower agrees that the Monthly Maintenance Fees shall be fully-earned when paid and shall not be refundable in whole or in part under any circumstances.
ARTICLE 3

RESTATEMENT CLOSING
Section 3.1    Restatement Closing. In consideration for each applicable Lender’s payment of its pro rata share of the aggregate purchase price (the “Restatement Closing Note Purchase Price”) of the Notes to be purchased by the Lenders at the Restatement Closing (as defined below), which is set forth opposite such Lender’s name in column four (4) of the Schedule of Lenders attached hereto, the Borrower shall issue and sell to such Lender on the Restatement Closing Date (as defined below), and each applicable Lender severally, but not jointly, agrees to purchase from the Borrower on the Restatement Closing Date, a Note, in substantially the form attached hereto as Exhibit A, and in the aggregate principal amount as is set forth opposite such Lender’s name in column four (4) of the Schedule of Lenders attached hereto. The restatement closing (the “Restatement Closing”) of the transactions contemplated by this Agreement and the issuance of the Notes to be issued on the Restatement Closing Date by the Borrower and the purchase thereof by the applicable Lenders shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661. The date and time of the Restatement Closing (the “Restatement Closing Date”) shall be 10:00 a.m., Chicago time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Restatement Closing set forth in Section 5.1 below (or such later date as is mutually agreed to by the Borrower and the Agent). On the Restatement Closing Date, (i) each Lender shall pay its pro rata share of the Restatement Closing Note Purchase Price to the Borrower for the Notes to be issued and sold to such Lender at the Restatement Closing, by wire transfer of immediately available funds, as more fully set forth on the Schedule of Lenders and (ii) the Borrower shall deliver to each Lender the Notes (in the denominations as such Lender shall have requested prior to the Restatement Closing) which such Lender is then purchasing, duly executed on behalf of the Borrower and registered in the name of such Lender or its designee.
Section 3.2    Subsequent Closings. Subject to the satisfaction (or waiver by the Agent in its sole discretion) of the conditions to a Subsequent Closing set forth in Section 5.2 and further subject to Section 10.2(a), each applicable Lender hereby promises to purchase from the Borrower an aggregate principal amount of additional Notes not to exceed, when aggregated with the principal amount of Notes acquired by such Lender prior to such Subsequent Closing (including, without limitation, at the Restatement Closing), such Lender’s Commitment. Subject to the satisfaction (or waiver by the Agent) of the conditions to a Subsequent Closing set forth in Section 5.2 and further subject to Section 10.2(a), in consideration for each applicable Lender’s payment of its pro rata share of the aggregate purchase price (the “Subsequent Closing Note Purchase Price”) of the Notes to be purchased by such Lenders at such Subsequent Closing, the Borrower shall issue and sell to each Lender on the applicable Subsequent Closing Date (as defined below), and each Lender severally, but not jointly, agrees to purchase from the Borrower on such Subsequent Closing Date, a principal amount of Notes in the amount each Lender has agreed in writing to pay in respect thereof, pursuant to a Notice of Purchase and Sale. The closing (each a “Subsequent Closing”) of any of the transactions contemplated by this Section 3.2 and the issuance of the additional Notes to be issued to the Lenders at such Subsequent Closing shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661. With respect to each Subsequent Closing, the date and time of such Subsequent Closing (the “Subsequent Closing Date”) shall be 10:00 a.m., Chicago time, on the date on which the conditions set forth in Section 5.2 below shall be satisfied or waived in accordance with this Agreement (or such later date as is mutually agreed to by the Borrower and the Agent). On each Subsequent Closing Date, (i) each Lender shall pay its pro rata share of the applicable Subsequent Closing Note Purchase Price to the Borrower for the Notes to be issued and sold to such Lender at such Subsequent Closing, by wire transfer of immediately available funds in accordance with the Borrower’s written wire instructions, and (ii) the Borrower shall deliver to each Lender the Notes (in the denominations as such Lender shall have requested prior to such Subsequent Closing) which such Lender is then purchasing, duly executed on behalf of the Borrower and registered in the name of such Lender or its designee.
ARTICLE 4

INTENTIONALLY OMITTED
ARTICLE 5

CONDITIONS TO RESTATEMENT CLOSING AND EACH LENDER’S OBLIGATION TO PURCHASE
Section 5.1    Restatement Closing. The obligation of the Agent and the Lenders to close the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Restatement Closing Date, of each of the following conditions:
(a)    The Borrower shall pay to the Agent on the February 2019 Interest Date, for the benefit of the Lenders, a fully-earned non-refundable Restatement Fee by wire transfer of immediately available funds.
(b)    The Borrower shall have executed and delivered, or caused to be delivered, to the Agent evidence satisfactory to the Agent that the Borrower shall pay to the Agent on the Restatement Closing Date all fees and other amounts, including the Restatement Fee, due and owing thereon under this Agreement and the other Transaction Documents.
(c)    The Credit Parties shall have executed and/or delivered, or caused to be delivered, to the Agent each of the Security Documents and the Credit Parties shall have executed (to the extent applicable) and/or delivered, or caused to be delivered, to the Agent:
(i)    certificates evidencing any Pledged Equity (as defined in the Security Agreement) pledged to the Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock or unit powers attached thereto; and
(ii)    such other documents relating to the transactions contemplated by this Agreement as the Agent or its counsel may reasonably request.
(d)    The Credit Parties shall have executed and/or delivered, or caused to be delivered, to the Agent, without duplication, the deliveries set forth in each of the Index of Restatement Closing Documents attached hereto as Exhibit H.
(e)    Each Credit Party shall have executed and delivered, or caused to be delivered, to the Agent:
(i)    a certificate evidencing its organization, formation, or incorporation (as applicable) and good standing in its jurisdiction of organization or incorporation issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Restatement Closing Date;
(ii)    a certificate evidencing its qualification as a foreign corporation, limited liability company or other entity (as applicable) and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the Restatement Closing Date;
(iii)    a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of such Person, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated; and
(iv)    a certificate, executed by the secretary (or other authorized officer) of such Person and dated the Restatement Closing Date, as to (A) the resolutions consistent with Section 7.2 as adopted by such Person’s board of directors (or similar governing body) in a form reasonably acceptable to the Agent, (B) such Person’s certificate of incorporation (or similar document), each as in effect at the Restatement Closing, (C) such Person’s bylaws or memorandum and articles of association (or similar document), each as in effect at the Restatement Closing, and (D) no action having been taken by such Person or its stockholders, members, directors or officers (as applicable) in contemplation of any amendments to items (A), (B), or (C) listed in this Section 5.1(e)(iv), as certified in the form attached hereto as Exhibit C.
(f)    The Borrower shall have obtained and delivered to Agent:
(i)    the opinions of Outside Legal Counsel, dated the Restatement Closing Date;
(ii)    all governmental, regulatory and third party consents, approvals and notifications, if any, necessary for the closing of the transactions contemplated by this Agreement and the issuance of the Notes to be issued at the Restatement Closing;
(iii)    if requested by the Agent, updated Lien searches in the jurisdictions of organization of each Credit Party, the jurisdiction of the chief executive offices of each Credit Party and each jurisdiction where a filing would need to be made in order to perfect the Agent’s and Holders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
(iv)    such information in form, scope and substance reasonably satisfactory to the Agent regarding environmental matters relating to all real property owned, leased, operated or used by the Credit Parties as of the Restatement Closing Date;
(v)    a certificate from the chief financial officer of the Borrower (or other authorized executive officer performing a similar function) in form and substance satisfactory to the Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Borrower is not Insolvent; and
(vi)    if requested by the Agent, updated certificates from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming the Agent, for the benefit of the Holders, as additional insured and lender’s loss payee thereunder, as applicable.
(g)    Each Credit Party shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral and, if applicable, the filing of the Intellectual Property Security Agreements in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable.
(h)    The Borrower shall have caused to be executed and delivered, to the Agent such landlord waivers, collateral access agreements or other similar documents as the Agent may reasonably request.
(i)    The representations and warranties of the Credit Parties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the date when made and as of the Restatement Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date), and the Credit Parties shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Credit Parties at or prior to the Restatement Closing Date. The Agent shall have received a certificate, executed by the chief executive officer of the Borrower (or other authorized executive officer performing a similar function), dated the Restatement Closing Date, to the foregoing effect in respect of the Borrower only and as to such other matters as may be reasonably requested by the Agent, in the form attached hereto as Exhibit D.
(j)    No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the closing of the transactions contemplated by this Agreement or issuance of the Notes to be issued at the Restatement Closing.
(k)    The Credit Parties shall have paid or reimbursed the Agent and the Lenders for all costs and expenses required to be paid or reimbursed by them on the Restatement Closing Date in accordance with Section 8.22 hereof.
Section 5.2    Subsequent Closings. The obligation of each Lender hereunder to purchase Notes at a Subsequent Closing is subject to the satisfaction, at the applicable Subsequent Closing Date, of each of the following conditions:
(a)    Each representation and warranty by any Credit Party contained herein and in each other Transaction Document shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such date (subject to such updates to the Schedules, if any, as are approved by the Agent in its reasonable discretion), except to the extent that such representation or warranty expressly relates to an earlier date, including the Restatement Closing Date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date).
(b)    No Event of Default or event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default shall have occurred and be continuing or would result after giving effect to such issuance and purchase of Notes.
(c)    After giving effect to such issuance and purchase of Notes, the aggregate outstanding principal amount of the Notes would not exceed the Maximum Commitment.
(d)    The funding date shall be a Permitted Issuance Date.
(e)    After giving effect to such draw, the Debt-to-Equity Ratio of the Borrower shall not be more than 9-to-1.
(f)    The Credit Parties shall have paid or reimbursed the Agent and the Lenders for all costs and expenses required to be paid or reimbursed by them on the Permitted Issuance Date in accordance with Section 8.22 hereof.
(g)    The Credit Parties shall have delivered a Borrowing Base Certificate, certified on behalf of the Borrower by the chief financial officer of the Borrower (or other authorized executive officer performing a similar function), setting forth the Borrowing Base of the Borrower as of a date no earlier than the end of the most recently ended fiscal month and no later than the day immediately preceding the funding date.
The request by the Borrower and acceptance by the Borrower of the proceeds of any additional issuance and purchase of Notes made on a Subsequent Closing Date shall be deemed to constitute, as of such Subsequent Closing Date, (i) a representation and warranty by the Borrower that the conditions in this Section 5.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of the Lenders and the Holders, pursuant to the Transaction Documents.
ARTICLE 6

INTENTIONALLY OMITTED
ARTICLE 7

CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES
As an inducement to the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties severally represents and warrants in respect of itself to each of the Agent and the Lenders that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Agent and the Lenders contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) as applicable to it, are true and correct as of the Restatement Closing Date and as of each Subsequent Closing Date. The Schedules shall be arranged by the Borrower in paragraphs corresponding to the sections and subsections contained in this Article 7.
Section 7.1    Organization and Qualification. Each Credit Party and each of its respective Subsidiaries (which, for purposes of this Agreement, means any entity in which any Credit Party, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests) (“Subsidiaries”) are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite corporate or limited liability company power and authorization, as applicable, to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby. Each Credit Party and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 7.1, (i) no Credit Party has any Subsidiaries and (ii) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by a Credit Party, as set forth therein.
Section 7.2    Authorization; Enforcement; Validity. Each of the Credit Parties has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Security Agreement, each of the other Security Documents, the Intercreditor Agreement, the Release Agreement and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Notes in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Credit Parties have been duly authorized by each of the Credit Parties’ respective board of directors (or other governing body) and the consummation by the Credit Parties of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes by the Borrower has been duly authorized by the respective Credit Party’s board of directors (or other governing body), and (other than filings with “Blue Sky” authorities as required therein) no further filing, consent, or authorization is required by any Credit Party, its board of directors (or other governing body) or its stockholders or any parties in a similar capacity.
Section 7.3    Issuance of Notes. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all Taxes, liens and charges with respect to the issue thereof.
Section 7.4    No Conflicts. Neither the execution, delivery and performance of the Transaction Documents by the Credit Parties party thereto, nor the consummation by the Credit Parties of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes) will (i) result in a violation of any Credit Party’s or any Subsidiary’s certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other governing documents, or the terms of any Capital Stock or other Equity Interests of any Credit Party or any of their Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Consumer Loan Agreement or any other agreement, indenture or instrument to which any Credit Party or any of their Subsidiaries is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of any Credit Party or any of their Subsidiaries; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (A) any Environmental Laws, (B) any Requirements or (C) any federal or state securities laws).
Section 7.5    Consents. Except as set forth on Schedule 7.5, no Credit Party is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than filings required by the Security Documents). All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations set forth on Schedule 7.5 have been obtained or effected on or prior to the Restatement Closing Date.
Section 7.6    Subsidiary Rights. Each Credit Party has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries as owned by any Credit Party.
Section 7.7    Equity Capitalization. As of the Restatement Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of each Credit Party and each Subsidiary of each Credit Party is as set forth on Schedule 7.7. All of such outstanding shares of Capital Stock or other Equity Interests of the Credit Parties and their Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Persons and in the amounts set forth on Schedule 7.7. Except as set forth on Schedule 7.7: (i) none of any Credit Party or any Subsidiary’s Capital Stock or other Equity Interest in any other Credit Party or such Subsidiary is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by such Credit Party or such Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in any Credit Party or any of their Subsidiaries, or contracts, commitments, understandings or arrangements by which any Credit Party or any of their Subsidiaries is or may become bound to issue additional Capital Stock or other Equity Interests in such Credit Party or such Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in any Credit Party or any of their Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of any Credit Party or any of their Subsidiaries or by which any Credit Party or any of their Subsidiaries is or may become bound other than Permitted Indebtedness; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any Credit Party or any of their Subsidiaries; (v) there are no agreements or arrangements under which any Credit Party or any of their Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act; (vi) there are no outstanding securities or instruments of any Credit Party or any of their Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any Credit Party or any of their Subsidiaries is or may become bound to redeem a security of any Credit Party or any of their Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the closing of the transactions contemplated by this Agreement or the issuance of the Notes; (viii) none of any Credit Party or any of their Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement and (ix) none of any Credit Party or any of their Subsidiaries has any liabilities or obligations required to be disclosed in its financial statements (including the footnotes thereto) that are not so disclosed. Prior to the Restatement Closing, the Borrower has provided to the Lenders true, correct and complete copies of (i) its certificate of incorporation as in effect on the Restatement Closing Date, and (ii) its memorandum and articles of association as in effect on the Restatement Closing Date. Schedule 7.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in any Credit Party or any of their Subsidiaries and the material rights of the holders thereof in respect thereto.
Section 7.8    Indebtedness and Other Contracts. Except as disclosed on Schedule 7.8, none of any Credit Party or any of their Subsidiaries (i) has any outstanding Indebtedness other than Permitted Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
Section 7.9    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between any Credit Party or any of their Subsidiaries and an unconsolidated or other off balance sheet entity that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.
Section 7.10    Ranking of Notes. No Indebtedness of any of the Credit Parties or any of their Subsidiaries will rank senior to or pari passu with the Notes in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.
Section 7.11    Title. Each of the Credit Parties and each of their Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) adequate rights in (in the case of licensed interests in Intellectual Property Rights and Intellectual Property Rights that are not wholly owned by a Credit Party or a Subsidiary), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of such Credit Party or such Subsidiary, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by any Credit Party or any of their Subsidiaries are held by it under valid and enforceable leases.
Section 7.12    Intellectual Property Rights. Each of the Credit Parties and each of their Subsidiaries owns or possesses adequate rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) that are necessary and material to conduct its respective business and no Credit Party or Subsidiary has previously granted any Lien on any such Intellectual Property Rights other than Permitted Liens. Except as described on Schedule 7.12, no registered Intellectual Property Rights that are owned by a Credit Party or a Subsidiary have expired or terminated, or are expected to expire or terminate within five (5) years from the Restatement Closing Date. Except as described on Schedule 7.12, (i) none of any Credit Party or any of their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any Credit Party or any of their Subsidiaries of Intellectual Property Rights owned by other Persons; (ii) none of any Credit Party or any of their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights owned by any Credit Party or any of their Subsidiaries; (iii) there is no claim, action or proceeding pending before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority or, to the knowledge of each of the Credit Parties, threatened in writing, against any Credit Party or any of their Subsidiaries contesting or challenging the validity, scope or enforceability of, or a Credit Party’s or Subsidiary’s ownership of or right to use, its owned Intellectual Property Rights or the Intellectual Property Rights it licenses from other Persons; and (iv) none of any Credit Party or any of their Subsidiaries is aware of any facts or circumstances which reasonably could be expected to give rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Credit Parties and their Subsidiaries has taken and is taking commercially reasonable security measures to maintain and protect the secrecy, confidentiality and value of the trade secrets and other confidential information it owns.
Section 7.13    Creation, Perfection, and Priority of Liens. The Security Documents are effective to create in favor of the Agent, for the benefit of the Holders and the Lenders, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements and Intellectual Property Security Agreements, the transfer of possession of original certificated securities together with appropriate transfer instruments and the delivery of deposit account control agreements) enforceable perfected first priority (subject to Permitted Liens) security interest and Lien in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) and any other applicable governmental agencies.
Section 7.14    Absence of Certain Changes; Insolvency.
(a)    Since December 31, 2014 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any Credit Party or any of the Credit Parties’ Subsidiaries. Since the Diligence Date, neither any Credit Party nor any of their Subsidiaries has (i) declared or paid any dividends or (ii) sold any assets (other than the sale of Inventory in the ordinary course of business). Neither any Credit Party nor any of their Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor do any Credit Party or any of their Subsidiaries have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Neither any Credit Party nor any of their Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Neither the Credit Parties or the Credit Parties and their Subsidiaries taken as a whole are, as of the Restatement Closing Date, or after giving effect to the transactions contemplated hereby to occur at the Restatement Closing, will be, Insolvent. Without limitation of the foregoing, no corporate action, legal proceeding or other procedure or step in respect of any Insolvency Proceeding or expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction over any asset or assets of a Credit Party has been taken or, to the knowledge of Holdings, threatened in relation to Elevate Credit Parent or any of its Subsidiaries.
Section 7.15    Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, Governmental Authority (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a “Proceeding”) pending or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party, or any of the Credit Parties’ Subsidiaries or any of their respective officers or directors which (i) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (ii) if adversely determined, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (iii) questions the validity of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.
Section 7.16    No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur or may occur with respect to any Credit Party or any of the Credit Parties’ Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 7.17    No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by any Credit Party or any of their Subsidiaries to arise, between any Credit Party or any of their Subsidiaries and the accountants and lawyers formerly or presently employed by Credit Parties and their Subsidiaries which would reasonably be expected to affect the ability of the Credit Parties to perform any of their obligations under any of the Transaction Documents.
Section 7.18    Placement Agent’s Fees. No Credit Party has engaged any placement agent or other agent in connection with the closing of the transactions contemplated by this Agreement or the issuance of the Notes.
Section 7.19    Reserved.
Section 7.20    Tax Status. Each Credit Party and their Subsidiaries (i) have made or filed all foreign, federal, state and local income Tax Returns and all other material Tax Returns, reports and declarations required by any jurisdiction to which they are subject and all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations, (ii) have paid all Taxes and other governmental assessments and charges due and owing (whether or not shown on any Tax Return), and (iii) have set aside on their books adequate reserves in accordance with GAAP for the payment of all Taxes due and owing by any Credit Party or its respective Subsidiaries. There are no unpaid Taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by Credit Parties or such Subsidiaries as shall be required in conformity with GAAP), and the officers of each of the Credit Parties and their Subsidiaries know of no basis for any such claim. No claim has ever been made by an authority in a jurisdiction where any Credit Party or any of its Subsidiaries does not file Tax Returns that any Credit Party or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Credit Parties or any of their respective Subsidiaries.
Section 7.21    Transfer Taxes. On the Restatement Closing Date, all transfer or Other Taxes (other than income or similar taxes) which are required to be paid in connection with the issuance of the Notes to each Lender hereunder will be, or will have been, fully paid or provided for by the Credit Parties, and all laws imposing such Taxes will be or will have been complied with.
Section 7.22    Conduct of Business; Compliance with Laws; Regulatory Permits. Neither any Credit Party nor any of their Subsidiaries is in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents. Neither any Credit Party nor any of their Subsidiaries is in violation of any judgment, decree or order or any law, rule, regulation, statute or ordinance applicable to any Credit Party or any of their Subsidiaries (including, without limitation, all Environmental Laws and the Requirements). Schedule 7.22 (as such Schedule shall be updated from time to time by the Credit Parties by written notice to Agent) sets forth all United States federal and state and applicable foreign regulatory licenses, material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and all other appropriate regulatory authorities necessary to conduct the respective businesses of the Credit Parties and their Subsidiaries, and except as set forth on Schedule 7.22 (as such Schedule shall be updated from time to time by the Credit Parties by written notice to Agent), all of such United States federal and state and applicable foreign regulatory licenses, material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and other appropriate regulatory authorities are valid and in effect and no Credit Party nor any of their Subsidiaries has received any notice of proceedings or entered into formal or informal discussions relating to the revocation or modification of any such United States federal and state and applicable foreign regulatory licenses, consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits. To the knowledge of each of the Credit Parties, it is not necessary under the laws of its Relevant Jurisdictions:
(a)    in order to enable the Agent, any Lender or any Holder to enforce their respective rights under any Transaction Document; or
(b)    by reason of the execution of any Transaction Document or the performance by it of its obligations under any Transaction Document, that the Agent, any Lender or any Holder be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.
None of the Agent, any Lender or any Holder is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions solely by reason of the execution, performance and/or enforcement of any Transaction Document.
Section 7.23    Foreign Corrupt Practices. Neither any Credit Party nor any of their Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of any Credit Party or any of their Subsidiaries has, in the course of its actions for, or on behalf of, any Credit Party or any of their Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
Section 7.24    Reserved.
Section 7.25    Environmental Laws. Each Credit Party and their Subsidiaries (a) (i) is in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) is in compliance with all terms and conditions of any such permit, license or approval, and (iv) has no outstanding Liability under any Environmental Laws and are not aware of any facts that could reasonably result in Liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent, either individually or in the aggregate, a Material Adverse Effect could not reasonably be expected to occur, and (b) have provided Agent and Lenders with copies of all environmental reports, assessments and other documents in any way related to any actual or potential Liability under any Environmental Laws.
Section 7.26    Margin Stock. Neither any Credit Party nor any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from any Note will be used (a) to directly purchase or carry any margin stock, (b) to the knowledge of the Credit Parties, without inquiry, to extend credit to others for the purpose of purchasing or carrying any margin stock, or (c) for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
Section 7.27    ERISA. Except as set forth on Schedule 7.27, neither any Credit Party nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable federal or state law). Except as set forth on Schedule 7.27, neither any Credit Party nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in material compliance with any of the requirements of ERISA, the Code or applicable federal or state law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to Credit Parties’ knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. Neither any Credit Party nor any ERISA Affiliate has (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is “at risk” within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code or (v) any material liability or knowledge of any facts or circumstances which reasonably might be expected to result in any material liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).
Section 7.28    Investment Company. Neither any Credit Party nor any of their Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 7.29    U.S. Real Property Holding Corporation. Neither any Credit Party nor any of their Subsidiaries is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Credit Parties will so certify upon the request of Agent.
Section 7.30    Internal Accounting and Disclosure Controls. The Credit Parties and their Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. During the twelve (12) months immediately prior to the Restatement Closing Date, neither any Credit Party nor any of their Subsidiaries has received any written notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any Credit Party or any of their Subsidiaries.
Section 7.31    Reserved.
Section 7.32    Transactions With Affiliates. Except (i) as set forth on Schedule 7.32 and (ii) for transactions that have been entered into on terms no less favorable to the Credit Parties and their Subsidiaries than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of any Credit Party or any of their Subsidiaries is presently a party to any transaction with any Credit Party or any of their Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.
Section 7.33    Acknowledgment Regarding Holders’ Purchase of Notes. Each of the Credit Parties acknowledges and agrees that each Holder is acting solely in the capacity of an arm’s length lender with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Holder is (i) an officer or director of any Credit Party or any of their Subsidiaries, or (ii) an Affiliate of any Credit Party or any of their Subsidiaries. Each of the Credit Parties further acknowledges that no Holder is acting as a financial advisor or fiduciary of any Credit Party or any of their Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Holder or any of their representatives or agents, including, without limitation, the Agent, in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Holder’s receipt of the Notes. Each of the Credit Parties further represents to each Holder that each Credit Party’s decision to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Person and its respective representatives.
Section 7.34    Reserved.
Section 7.35    Insurance. Credit Parties and their Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Credit Parties and their Subsidiaries are engaged. Neither any Credit Party nor any of their Subsidiaries believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
Section 7.36    Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Transaction Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Transaction Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
Section 7.37    Employee Relations. Neither any Credit Party nor any of their Subsidiaries is a party to any collective bargaining agreement or employs any member of a union in such person’s capacity as a union member or to perform union labor work. Each of the Credit Parties believes that its relations with its employees are good. As of the Restatement Closing Date, no executive officer of any Credit Party or any of their Subsidiaries has notified such Credit Party or such Subsidiary that such officer intends to leave such Credit Party or such Subsidiary or otherwise terminate such officer’s employment with such Credit Party or such Subsidiary. As of the Restatement Closing Date, no executive officer of any Credit Party or any of their Subsidiaries, to the knowledge of the Credit Parties, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non‑competition agreement, or any other contract or agreement or any restrictive covenant. Each Credit Party and their Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 7.38    Certain Other Representations and Warranties. Each Consumer Loan Agreement is a valid and subsisting agreement and is in full force and effect in accordance with the terms thereof, no default or event of default exists under any such Consumer Loan Agreement and no party to any such Consumer Loan Agreement has any accrued right to terminate any such Consumer Loan Agreement on account of a default by any Person or otherwise, except in each case, where the same would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 7.39    Patriot Act. To the extent applicable, the Credit Parties and their Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
Section 7.40    Material Contracts. Schedule 7.40 contains a true, correct and complete list of all the Material Contracts (other than those of the type described in clause (a) of the definition thereof) of the Credit Parties and their Subsidiaries (which Schedule shall be updated by the Credit Parties by written notice to Agent promptly following the execution of any such additional Material Contract following the Restatement Closing Date), and all such Material Contracts are in full force and effect and, to Credit Parties’ knowledge, no defaults currently exist thereunder.
ARTICLE 8

COVENANTS
Section 8.1    Financial Covenants. Solely with respect to the calendar month ending February 28, 2019, the Credit Parties shall, and shall cause their Subsidiaries to, comply with the financial covenants set forth in Section 8.1 of the Original Agreement prior to the effectiveness of this Agreement and thereafter, the Credit Parties shall, and shall cause their Subsidiaries to, comply with the following financial covenants:
(a)    Loan to Value Ratio. The Credit Parties shall not permit the Loan to Value Ratio calculated as of the last day of any calendar month (commencing with the calendar month of February 2019) to be greater than the ratio in the table set forth in the definition of Borrowing Base.
If as of any applicable testing date the Credit Parties fail to comply with the financial covenant contained in this Section 8.1(a) (a “LTV Covenant Default”), then the Credit Parties shall have the obligation to cure such breach (the “LTV Covenant Cure Obligation”) within thirty (30) days of the occurrence thereof by causing Elevate Credit Parent to contribute to the Borrower cash (in the form of a capital contribution and not in the form of an extension of credit or other Indebtedness) in an aggregate amount that would cause the Credit Parties to be in pro forma compliance with such covenant as of such testing date (such amount, the “LTV Covenant Cure Amount”). Until timely receipt of the LTV Covenant Cure Amount for any applicable LTV Covenant Default, an Event of Default shall be deemed to exist for all purposes of this Agreement and the other Transaction Documents; provided, that during such thirty (30) day cure period (unless the Agent shall have been notified that such LTV Covenant Cure Amount shall not be made) neither the Agent nor any Lender or Holder shall exercise any enforcement remedy against the Credit Parties or any of their Subsidiaries or any of their respective properties solely as a result of the existence of the applicable LTV Covenant Default and; provided, further, that upon timely receipt of such LTV Covenant Cure Amount, the underlying LTV Covenant Default shall no longer be deemed to be continuing. Notwithstanding anything to the contrary in this Section 8.1(a), in no event shall the Credit Parties be permitted to cure more than three (3) LTV Covenant Defaults during the term of this Agreement.
(b)    Corporate Cash. The Credit Parties shall not permit Corporate Cash at any time (x) prior to December 31, 2019 to be less than the greater of (i) $5,000,000 or (ii) in the event that Elevate Credit Parent enters into any share buyback, $10,000,000 and (y) after December 31, 2019 to be less than the greater of (i) $7,500,000 or (ii) in the event that Elevate Credit Parent enters into any share buyback, $10,000,000.
(c)    Total Cash. The Credit Parties shall cause Total Cash as of the last day of each calendar month to be greater than or equal to five percent (5%) of total principal amount of Receivables of Elevate Credit Parent and its Subsidiaries.
(d)    Book Value of Equity. The Credit Parties shall not permit the Book Value of Equity, calculated as of the last day of any calendar month, to be less than $85,000,000, as may be amended or modified by mutual agreement between the parties hereto in good faith; provided that the parties agree that any reductions or discounts required by applicable Current Expected Credit Losses (CECL) standards shall be carved out.
(e)    Past Due Roll Rate. The Credit Parties shall not permit the Trailing Past Due Roll Rate, calculated as of the last day of any calendar month (commencing with the calendar month of February 2019) to be greater than eight percent (8%).
(f)    Four Month Vintage Charge Off Rate. The Credit Parties shall not permit the Trailing Four Month Charge Off Rate to be greater than eleven percent (11%).
(g)    Twelve Month Vintage Charge Off Rate. The Credit Parties shall not permit the Trailing Twelve Month Charge Off Rate to be greater than twenty-three percent (23%).
(h)    Excess Spread. The Credit Parties shall not permit the Trailing Excess Spread to be less than two and three-quarters percent (2.75%).
Section 8.2    Deliveries. The Borrower agrees to deliver the following to the Agent via electronic (e-mail) transmission or other written means acceptable to the Agent:
(a)    Monthly Financial Statements. As soon as available and in any event within twenty-one (21) days after the end of each month (including December), the unaudited consolidated balance sheets of the Credit Parties and their Subsidiaries as at the end of such month and the related consolidated statements of operations, stockholders’ equity and cash flows of Elevate Credit Parent and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, and certified by the chief financial officer of Elevate Credit Parent (or other authorized executive officer performing a similar function) as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of the Elevate Credit Parent and its Subsidiaries subject to normal year-end adjustments and absence of footnote disclosure;
(b)    Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the audited consolidated balance sheets of Elevate Credit Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of the Credit Parties and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of Elevate Credit Parent (or other authorized executive officer performing a similar function) as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Elevate Credit Parent and its Subsidiaries, as applicable, accompanied by a customary unqualified opinion of an independent accounting firm acceptable to Agent;
(c)    Compliance Certificate and Borrowing Base Certificate. On the dates that the financial statements under clause (a) above are delivered, a duly completed Compliance Certificate and a duly completed Borrowing Base Certificate, each with appropriate insertions, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrower by the chief financial officer of the Borrower (or other authorized executive officer performing a similar function), in the case of each Compliance Certificate (i) containing a computation of the covenants set forth in Section 8.1 hereof, (ii) indicating whether or not the Credit Parties are in compliance with each covenant set forth in Article 8 of this Agreement and whether each representation and warranty contained in Article 7 of this Agreement is true and correct in all material respects (without duplication of any materiality qualifiers) as though made on such date (except for representations and warranties that speak as of a specific date, which representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers as of such date)), and (iii) to the effect that such officer has not become aware of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing or, if there is any such Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), describing it and the steps, if any, being taken to cure it;
(d)    Monthly Data Tape. On the dates that the financial statements under clause (a) above are delivered, a data tape in a form acceptable to Agent in its sole discretion that contains information as to Borrower’s loan portfolio submitted as of the most recent month end. The Credit Parties shall provide a data tape to Agent promptly after the Restatement Closing Date but in no event after March 21, 2019.
(e)    Monthly Reporting Package. On the dates that the financial statements under clause (a) above are delivered, a monthly operations reporting package, in form and detail reasonably acceptable to the Agent.
Section 8.3    Notices. The Borrower agrees to deliver the following to the Agent via electronic (e-mail) transmission or other written means acceptable to the Agent:
(a)    Collateral Information. Upon request of Agent, a certificate of one of the duly authorized officers of the Borrower (i) either confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to the Agent on the Restatement Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and other appropriate filings, recordings and registrations have been filed of record in each governmental, municipal and other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such certificate) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(b)    Auditor Reports. Promptly upon receipt thereof, copies of any reports submitted by the Credit Parties’ independent public accountants, if any, in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party or any of their Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party or any of their Subsidiaries in connection with their services;
(c)    Notice of Default. Promptly upon any officer of a Credit Party obtaining knowledge (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to a Credit Party with respect thereto; (ii) that any Person has given any notice to the Credit Party or taken any other action with respect to any event or condition set forth in Article 10; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer (or other authorized executive officer performing a similar function) specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Credit Parties have taken, are taking and propose to take with respect thereto;
(d)    Notice of Litigation. Promptly upon any officer of a Credit Party obtaining knowledge of (i) the institution of, or non‑frivolous threat of, any adverse Proceeding against or affecting any Credit Party, or any of the Credit Parties’ Subsidiaries or any of their respective officers or directors not previously disclosed in writing by the Credit Parties to the Agent, or (ii) any material development in any adverse Proceeding against or affecting any Credit Party, or any of the Credit Parties’ Subsidiaries or any of their respective officers or directors that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable the Agent, the Lenders and the Holders and their counsel to evaluate such matters;
(e)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) any Credit Party or any of their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of their Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Agent shall reasonably request;
(f)    Insurance Report. Promptly upon request of the Agent, a report by the Credit Parties’ insurance broker(s) in form and substance satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Credit Parties;
(g)    Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by any Credit Party or any of their Subsidiaries or which relate to any environmental liabilities of any Credit Party or any of their Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(h)    Corporate Information. Fifteen (15) days’ prior written notice of any change (i) in any Credit Parties’ corporate name, (ii) in any Credit Parties’ identity or organizational structure, (iii) in any Credit Parties’ jurisdiction of organization, or (iv) in any Credit Parties’ Federal Taxpayer Identification Number or state organizational identification number. The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement, the Security Documents and other Transaction Documents; provided, the foregoing notwithstanding any of the Elevate Credit Subsidiaries (other than the Borrower) may suspend its operations in any jurisdiction in which it operates and dissolve as a result of a decision by the Credit Parties to exit one or more markets from time to time;
(i)    Tax Returns. Within ten (10) days following request by the Agent, copies of each federal income tax return filed by or on behalf of Credit Parties and requested by the Agent;
(j)    Event of Loss. Promptly (and in any event within three (3) Business Days) notice of any claim with respect to any liability against any Credit Party or any of their Subsidiaries that (i) is in excess of $250,000 or (ii) could reasonably be expected to result in a Material Adverse Effect.
(k)    Program and Consumer Loan Portfolio Reporting. (i) No later than the fifth (5th) Business Day after the end of each calendar week, a performance report of the Program as of the end of business on Friday of such calendar week, in form and substance reasonably acceptable to the Agent and (ii) together with the delivery of the financial statements and reports pursuant to subsections 8.2(a) and (b), a summary report with respect to the Consumer Loan portfolio of the Credit Parties containing such information as may be reasonably requested by Agent.
(l)    Other Information. Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders acting in such capacity or by any of their Subsidiaries to their security holders other than another Credit Party or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party or any of their Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by any Credit Party or any of their Subsidiaries to the public concerning material developments in the business of any Credit Party or any of their Subsidiaries, (iv) subject to limitations imposed by applicable law, all documents and information furnished to Governmental Authorities in connection with any investigation of any Credit Party or any of their Subsidiaries (other than any routine inquiry) and (v) such other information and data with respect to any Credit Party or any of their Subsidiaries as from time to time may be reasonably requested by the Agent.
Section 8.4    Rank. All Indebtedness due under the Notes shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Credit Parties and their Subsidiaries.
Section 8.5    Incurrence of Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.
Section 8.6    Existence of Liens. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.
Section 8.7    Restricted Payments. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly,
(a)    declare or pay any dividend or make any other payment or distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on account of any Credit Party’s or any of their Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Credit Party or any of their Subsidiaries) or to the direct or indirect holders of any Credit Party’s or any of their Subsidiaries’ Equity Interests in their capacity as such, except that:
(i)    the Credit Parties may pay dividends (A) solely in common stock and (B) with the prior written consent of the Agent (not to be unreasonably withheld, conditioned or delayed) in cash to the holders of their common Equity Interests; provided, that with respect to this clause (B), no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred and is continuing or would arise as a result of such payment;
(ii)    the Borrower may make monthly distributions of funds to Elevate Credit Parent commencing on the fifth (5th) Business Day after the financial statements under Section 8.2(a) shall have been delivered for the applicable month; provided, that each of the following conditions are satisfied:
(A)    no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred and is continuing or would arise as a result of such payment; and
(B)    after giving effect to such payment, (1) the Credit Parties are in pro forma compliance with the covenant set forth in Section 8.1(a) and (2) the Debt-to-Equity Ratio of the Borrower shall not be more than 9-to-1; and
(iii)    the Elevate Credit Subsidiaries may make distributions or remit payments received on account of the undivided portion of the Consumer Loans to further the purposes of, and in compliance with, the Transaction Documents.
(b)    repurchase, redeem, repay, defease, retire, distribute any dividend or share premium reserve or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Credit Party or any of their Subsidiaries) any Equity Interests of any Credit Party or any of their Subsidiaries or any direct or indirect parent of any Credit Party or any of their Subsidiaries except in connection with the termination of an employee’s employment with any Credit Party; provided, that each of the following conditions are satisfied:
(i)    no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred and is continuing or would arise as a result of such repurchase, redemption, repayment, defeasance, retirement, distribution, acquisition or retirement for value of any such Equity Interests;
(ii)    after giving effect to such repurchase, redemption, repayment, defeasance, retirement, distribution, acquisition or retirement for value of any such Equity Interests, (A) the Credit Parties are in pro forma compliance with the covenants set forth in Section 8.1 and (B) the Debt-to-Equity Ratio of the Borrower shall not be more than 9-to-1; and
(iii)    except for any share buyback program, the aggregate amount of all such repurchases, redemptions, repayments, defeasances, retirements, distributions, acquisitions or retirements for value of any such Equity Interests shall not exceed $1,000,000 in any Fiscal Year;
(c)    make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Credit Party or any of their Subsidiaries (or set aside or escrow any funds for any such purpose), except for (i) payments of principal, interest and other amounts constituting Obligations and (ii) subject to the terms of applicable subordination terms, if any, regularly scheduled non accelerated payments of principal, interest and other amounts under Permitted Indebtedness; or
(d)    pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except for the avoidance of doubt, payments of salaries, advances, bonuses (including pre-funded bonuses) or stock incentives of employees of the Credit Parties in the ordinary course of business.
Section 8.8    Mergers; Acquisitions; Asset Sales. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, without Agent’s prior written consent, (a) be a party to any merger or consolidation, or Acquisition or (b) consummate any Asset Sale other than a Permitted Disposition. For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Transaction Document to the contrary, (i) no Credit Party shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (ii) none of the provisions in this Agreement or any other Transaction Document shall be deemed to permit any Division/Series Transaction without the prior written consent of the Agent.
Section 8.9    No Further Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Agent or the Holders as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).
Section 8.10    Affiliate Transactions. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party or any of their Subsidiaries, unless such transaction is on terms that are no less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate and, unless the same shall not require payments thereunder in an amount exceeding $500,000 in the aggregate, are fully disclosed in writing to Agent prior to consummation thereof.
Section 8.11    Insurance.
(a)    The Credit Parties shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Credit Parties, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent. Certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Restatement Closing Date, delivered to the Agent, and shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to the Agent, for the benefit of the Holders. Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall give the Agent at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of a Credit Party or any other Person shall affect the right of the Agent to recover under such policy of insurance in case of loss or damage. Each Credit Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Agent. Each Credit Party irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Person’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and be continuing, such Credit Party may make, settle and adjust claims involving less than $100,000 in the aggregate without the Agent’s consent.
(b)    The Credit Parties shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Credit Parties with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent in light of such customs and certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies have been or shall be, no later than the Restatement Closing Date, delivered to the Agent; each such policy shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company shall give the Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled.
(c)    If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Agent, without waiving or releasing any obligation or default by the Credit Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent reasonably deems advisable. Such insurance, if obtained by the Agent, may, but need not, protect each Credit Parties’ interests or pay any claim made by or against any Credit Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Credit Parties may be able to obtain on their own and may be cancelled only upon the Credit Parties providing evidence that they have obtained the insurance as required above. All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute part of the Obligations due and owing hereunder, shall be payable on demand by the Credit Parties to the Agent and, until paid, shall bear interest at the Default Rate.
Section 8.12    Corporate Existence and Maintenance of Properties. Each Credit Party shall, and each Credit Party shall cause each of its Subsidiaries to, maintain and preserve (a) its existence and good standing in the jurisdiction of its organization or incorporation and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). Each Credit Party shall, and each Credit Party shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
Section 8.13    Non-circumvention. Each Credit Party hereby covenants and agrees that neither any of the Credit Parties nor any of their Subsidiaries will, by amendment of its certificate of incorporation, certificate of formation, limited liability company agreement, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all reasonable action as may be required to protect the rights of the Agent, the Lenders and the Holders.
Section 8.14    Change in Business; Change in Accounting; Elevate Credit. The Credit Parties shall not engage in any line of business other than the businesses engaged in on the Restatement Closing Date and activities reasonably incident thereto. The Credit Parties shall not (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change their Fiscal Year; method for determining fiscal quarters of any Credit Party or of any Subsidiary of any Credit Party, (c) change their name as it appears in official filings in its jurisdiction of organization or (d) change their jurisdiction of organization, in the case of clauses (c) and (d), without providing written notice to Agent no later than thirty (30) days following the occurrence of any such change. Elevate Credit Parent shall not trade, carry on any business, own any assets or incur any liabilities except for:
(a)    the provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries;
(b)    ownership of shares in its Subsidiaries, intra-company debit balances, intra‑company credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments constitute Collateral; and
(c)    any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.
Section 8.15    U.S. Real Property Holding Corporation. None of the Credit Parties shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.
Section 8.16    Compliance with Laws. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, fail to (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws and the Requirements) and (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business. Each Holder is deemed to agree and represent that the Issuer (or its agents or representatives including the Agent) may (1) provide such information and documentation and any other information concerning its investment in such Notes to the Cayman Islands Tax Information Authority, the U.S. Internal Revenue Service and any other relevant tax authority, in each case to the extent required by applicable law, and (2) take such other steps as the deem necessary or helpful to comply with FATCA.
Section 8.17    Additional Collateral. With respect to any Property acquired after the Restatement Closing Date by any Credit Party as to which the Agent, for the benefit of the Holders does not have a perfected Lien, such Credit Party shall promptly (i) execute and deliver to the Agent, for the benefit of the Holders or its agent such amendments to the Security Documents or such other documents as the Agent, for the benefit of the Holders deems necessary or advisable to grant to the Agent, for the benefit of the Holders, a security interest in such Property and (ii) take all other actions necessary or advisable to grant to the Agent, for the benefit of the Holders, a perfected first priority (subject to Permitted Liens) security interest in such Property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent. If at any time during the existence of an Event of Default, Agent seeks to collect or liquidate Collateral, the Credit Parties will use their best efforts to assist Agent in any such efforts, including effectuating a sale of such Collateral.
Section 8.18    Audit Rights; Field Exams; Appraisals; Meetings; Books and Records.
(a)    The Credit Parties shall, upon reasonable notice and during reasonable business hours (except during the continuance of an Event of Default when no such limitations shall apply), subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit the Agent and each Holder (or any of their respective designated representatives) to visit and inspect any of the properties of any Credit Party or any of their Subsidiaries, to examine the books of account of any Credit Party or any of their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Credit Parties and their Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Agent and the Holders may reasonably request.
(b)    The Credit Parties shall, upon reasonable notice and during reasonable business hours, subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit the Agent (or any of its designated representatives) and each Holder to conduct field exams of the Collateral, all at such reasonable times and intervals as the Agent may reasonably request.
(c)    The Credit Parties shall, at Agent’s request (which shall be made no more frequently than once during each calendar year unless an Event of Default shall have occurred and be continuing) and upon reasonable notice, and at the Credit Parties’ sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm reasonably satisfactory to Agent.
(d)    The Credit Parties will, upon the request of the Agent, participate in a meeting of the Agent and the Holders twice during each Fiscal Year to be held at the Credit Parties’ corporate offices (or at such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed to by the Borrower and the Agent.
(e)    The Credit Parties shall, at the Credit Parties’ sole cost and expense, make all books and records of the Credit Parties available for review electronically by the Agent upon Agent’s request and subject to applicable Requirements with respect to disclosure of Customer Information.
Section 8.19    Additional Issuances of Debt Securities; Right of First Refusal on New Indebtedness. So long as any Notes are outstanding, none of the Credit Parties nor any of their Subsidiaries shall, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its debt securities or Equity Interests (including any preferred stock or other instrument or security) that may, in accordance with the terms thereof, be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for Indebtedness or debt securities, but excluding Permitted Indebtedness, without the prior written consent of the Agent; provided, that, if any Credit Party seeks to incur additional Indebtedness from time to time from any third-party, then in each such case, the Agent and its designees shall have a right of first refusal (but not an obligation) to provide such additional Indebtedness on the same terms and conditions as would be provided by such third-parties. The Borrower will give Agent written notice (a “ROFR Notice”) describing the additional Indebtedness and the terms and conditions thereof (collectively, the “New Indebtedness Opportunity”). The Agent and its designees shall have thirty (30) days from the date of the Agent’s receipt of a ROFR Notice to agree to provide such additional Indebtedness pursuant to the New Indebtedness Opportunity. If the Agent fails to exercise such right of first refusal within said thirty (30)-day period with respect to the New Indebtedness Opportunity, then the New Indebtedness Opportunity may be offered to such third-party upon the identical terms and conditions as are specified in the applicable ROFR Notice; provided, that in the event the New Indebtedness Opportunity has not been consummated by the applicable third-party within the one hundred (100)-day period from the date of the ROFR Notice, no New Indebtedness Opportunity may be offered by the Credit Parties to any third-party without first offering such New Indebtedness Opportunity to the Agent in the manner provided above.
Section 8.20    Post-Closing Obligations.
(a)    The Credit Parties shall, (i) in a manner satisfactory to the Agent, cooperate with and assist the Agent, the Lenders and their respective attorneys, officers, employees, representatives, consultants and agents (collectively, the “Reviewing Parties” and each, a “Reviewing Party”) in connection with any Reviewing Party’s regulatory review and due diligence of the Credit Parties’ lending program for the solicitation, marketing, documentation, origination and servicing of Consumer Loans in each state in which any Credit Party originates Consumer Loans, (ii) review and consider in good faith any issues raised by, or comments, recommendations or guidance from, any Reviewing Party with respect to any such lending program (such issues, comments, recommendations and guidance, collectively, the “Diligence Issues”) and (iii) within 90 days (or such longer period as may be agreed to by the Agent in its sole discretion) of any Credit Party’s receipt of written notice of any Diligence Issues from a Reviewing Party, resolve or address any such Diligence Issues, in each case, in a manner satisfactory to the Agent.
Section 8.21    Use of Proceeds. The Borrower will use the proceeds from the sale of each Note solely (i) to purchase participation interests in loan and interest receivables (in any non-payday loan product), originated by Republic Bank, (ii) to fund certain fees and expenses associated with the consummation of the transactions contemplated by this Agreement, and (iii) subject to excess availability under this facility, to transfer funds as permitted under this Agreement.
Section 8.22    Fees, Costs and Expenses. The Credit Parties, on behalf of themselves and the other Credit Parties, shall jointly and severally reimburse the Lenders and the Holders or their designee(s) and applicable legal counsel for reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith and ongoing fees and expenses of the Borrower), subject to the limitations set forth in Section 13.1 hereof, which amounts shall be paid by the Credit Parties to the Agent, for the benefit of itself and the Lenders and the Holders, on the Restatement Closing Date. After the Restatement Closing Date, the Guarantors agree to pay the ongoing fees, Taxes (if any) and expenses of the Borrower. In addition, the Credit Parties shall, within five (5) Business Days of receiving a request from the Agent therefor, reimburse the Agent for any additional reasonable legal fees incurred post-closing in connection with perfecting the Agent’s security interests and any additional filing or recording fees in connection therewith. The Credit Parties shall be responsible for the payment of, and shall pay, any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, and shall hold the Agent, each Holder and each Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.
Section 8.23    Modification of Organizational Documents and Certain Documents. The Credit Parties shall not, without the prior written consent of the Agent, (i) permit the charter, by-laws, memorandum and articles of association, or other organizational or incorporation documents of any Credit Party, or any Material Contract, to be amended or modified, or (ii) amend, supplement in a manner adverse to the Agent, any Lender or any Holder or otherwise modify, or waive any material rights, claims or remedies under, any of the Consumer Loan Agreements except with respect to a settlement or charge off thereunder in the ordinary course of business.
Section 8.24    Joinder. The Credit Parties shall notify the Agent in writing within the earlier of: (i) thirty (30) days of the formation or acquisition of any Subsidiaries; or (ii) the making of any Consumer Loans by any such newly formed or acquired Subsidiaries. For any Subsidiaries formed or acquired after the Restatement Closing Date, the Credit Parties shall at their own expense, within the time period set forth in the immediately preceding sentence, cause each such Subsidiary (provided, in the case of Foreign Subsidiaries, no 956 Impact would arise as a result thereof) to execute an instrument of joinder in the form attached hereto as Exhibit G (a “Joinder Agreement”), obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by the Agent and cause the applicable Person that owns the Equity Interests of such Subsidiary to pledge to the Holders 100% of the Equity Interests owned by it of each such Subsidiary formed or acquired after the Restatement Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby (provided that with respect to any First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Equity Interests and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Equity Interests). In the event a Person becomes a Guarantor (a “New Guarantor”) pursuant to the Joinder Agreement, upon such execution the New Guarantor shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Guarantor had originally executed the Transaction Documents. The addition of a New Guarantor shall not in any manner affect the obligations of the other Credit Parties hereunder or thereunder. Each Credit Party, each Lender, each Holder and the Agent acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Guarantor to reflect information relating to such New Guarantor. Compliance with this Section 8.24 shall not excuse any violation of Section 8.8 for failing to obtain Lender’s prior consent to a merger, consolidation or Acquisition. A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Equity Interests of, a Foreign Subsidiary would result in material incremental income tax liability under Section 956 of the Code to Elevate Credit Parent, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.
Section 8.25    Investments. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:
(a)    Cash Equivalent Investments, to the extent the Agent has a first priority security interest therein;
(b)    bank deposits in the ordinary course of business, to the extent the Agent has a first priority security interest therein;
(c)    Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(d)    Investments owned by the Credit Parties and their Subsidiaries on the Restatement Closing Date as set forth on Schedule 8.25;
(e)    (i) Domestic Credit Parties may maintain Investments in Foreign Subsidiaries in amounts not to exceed the outstanding amounts of such Investments as of the Restatement Closing Date plus additional Investments in Foreign Subsidiaries after the Restatement Closing Date to the extent expressly approved by Agent in advance in writing; provided, if the Investments described in the foregoing clause (i) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Lenders, and have such terms as Agent may reasonably require; and (ii) Foreign Subsidiaries may make Investments in other Foreign Subsidiaries;
(f)    Investments constituting cash equity contributions by Elevate Credit Parent in the Borrower, including, without limitation, cash equity contributions made in order to satisfy the LTV Covenant Cure Obligation, and Investments by Elevate Credit Parent in its other Subsidiaries that are Credit Parties; and
(g)    Investments made by the Credit Parties (other than Elevate Credit Parent) constituting Consumer Loans to residents of the United States.
Section 8.26    Further Assurances. At any time or from time to time upon the request of the Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Transaction Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of the Credit Parties and secured by substantially all of the assets of the Credit Parties and their Subsidiaries (in each case provided, in the case of Foreign Subsidiaries, no 956 Impact would arise as a result thereof).
Section 8.27    Backup Servicer. At any time or from time to time upon the request of the Agent, the Borrower shall appoint, at Borrower’s sole expense, a Backup Servicer that is satisfactory to the Agent in Agent’s sole discretion and shall enter into a Backup Servicing Agreement that is satisfactory (including with respect to the Credit Parties’ obligations to cooperate with such Backup servicer and provide any data and other information and documents, including data tapes, to such Backup Servicer to allow Backup Servicer to perform its duties) to the Agent in Agent’s sole discretion.
Section 8.28    Claims Escrow Account.
(a)    Within two (2) Business Days on or after the date in which (i) all Obligations not relating to any pending claim that are due to Lenders and Holders have been paid in full and (ii) the Credit Parties are aware of a pending claim, the Borrower shall establish and maintain a deposit account at a bank reasonable acceptable to Agent, in the form of time deposit or demand account (the “Claims Escrow Account”). Such Claims Escrow Account shall be a Blocked Account. The Borrower shall deposit in the Claims Escrow Account, no later than one (1) Business Day following receipt, fifty percent (50%) of the collections received by Borrower from all of the Consumer Loans until the Claims Escrow Account Funding Condition is satisfied. After a Claims Escrow Account is established pursuant to this Section 8.28 and subject to the rights of the parties under the Intercreditor Agreement, the Borrower shall be permitted to remit, prior to the satisfaction of the Claims Escrow Account Funding Condition, the fifty percent (50%) of the collections remaining after remitting to the Claims Escrow Account and, on and after the satisfaction of the Claims Escrow Account Funding Condition, one hundred percent (100%) of any collections to the applicable Elevate Credit Subsidiary in accordance with the applicable contractual terms between Borrower and such Elevate Credit Subsidiary. For the avoidance of doubt and notwithstanding Section 12.14, subject to the satisfaction of the foregoing requirements this Section 8.28(a), the Agent shall not seek to limit the ability of the Borrower to remit funds to the Elevate Credit Subsidiary under this Section 8.28(a) and such amounts shall be released without restriction from the Lien of the Financing Agreement.
(b)    In the sole discretion of the Agent, funds deposited in the Claims Escrow Account may be used to satisfy any Obligations then due to Lenders, Holders and/or Agent.

ARTICLE 9

CROSS GUARANTY
Section 9.1    Cross-Guaranty. Each Guarantor, jointly and severally, hereby absolutely and unconditionally guarantees to the Agent, the Lenders, the Holders and their respective successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article 9 shall not be discharged until payment and performance, in full, of the Obligations under the Transaction Documents has occurred and all commitments (if any) to lend hereunder have been terminated, and that its obligations under this Article 9 shall be absolute and unconditional, irrespective of, and unaffected by:
(a)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;
(b)    the absence of any action to enforce this Agreement (including this Article 9) or any other Transaction Document or the waiver or consent by the Agent, the Lenders or the Holders with respect to any of the provisions thereof;
(c)    the Insolvency of any Credit Party or Subsidiary; or
(d)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.
Section 9.2    Waivers by Guarantors. Each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent, the Lenders or the Holders to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Credit Party or Subsidiary, any other party or against any security for the payment and performance of the obligations under the Transaction Documents before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this Article 9 and such waivers, the Agent, the Lenders and the Holders would decline to enter into this Agreement.
Section 9.3    Benefit of Guaranty. Each Guarantor agrees that the provisions of this Article 9 are for the benefit of the Agent, the Lenders, the Holders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party, on the one hand, and the Agent, the Lenders and the Holders, on the other hand, the obligations of such other Credit Party under the Transaction Documents.
Section 9.4    Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, and except as set forth in Section 9.7, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Guarantor acknowledges and agrees that this waiver is intended to benefit the Agent, the Lenders and the Holders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Article 9, and that the Agent, the Lenders, the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.
Section 9.5    Election of Remedies. If the Agent, the Lenders or the Holders may, under applicable law, proceed to realize their benefits under any of the Transaction Documents, the Agent, any of the Lenders or any of the Holders may, at their sole option, determine which of their remedies or rights they may pursue without affecting any of their rights and remedies under this Article 9. If, in the exercise of any of their rights and remedies, any of the Agent, the Lenders or the Holders shall forfeit any of their rights or remedies, including their right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by the Agent, such Lenders or such Holders, as applicable, and waives any claim based upon such action, even if such action by the Agent, such Lenders or such Holders shall result in a full or partial loss of any rights of subrogation that any Credit Party might otherwise have had but for such action by the Agent, such Lenders or such Holders. Any election of remedies that results in the denial or impairment of the right of the Agent, the Lenders or the Holders to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations under the Transaction Documents.
Section 9.6    Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article 9 (which liability is in any event in addition to amounts for which Credit Parties are primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:
(a)    the net amount of all amounts advanced to such Guarantor under this Agreement or otherwise transferred to, or for the benefit of, such Guarantor (including any interest and fees and other charges); and
(b)    the amount that could be claimed by the Agent, the Lenders and the Holders from such Guarantor under this Article 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Credit Party under Section 9.7.
Section 9.7    Contribution with Respect to Guaranty Obligations.
(a)    To the extent that any Guarantor shall make a payment under this Article 9 of all or any of the Obligations under the Transaction Documents (other than financial accommodations made to that Guarantor for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations under the Transaction Documents satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder), such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Article 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(c)    This Section 9.7 is intended only to define the relative rights of Guarantor and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.1. Nothing contained in this Section 9.7 shall limit the liability of any Credit Party to pay the financial accommodations made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.
The rights of the indemnifying Guarantor against other Guarantor under this Section 9.7 shall be exercisable upon the full and indefeasible payment of the Obligations under the Transaction Documents and the termination of the Transaction Documents.
Section 9.8    Liability Cumulative. The liability of each Guarantor under this Article 9 is in addition to and shall be cumulative with all liabilities of each other Credit Party to the Agent, the Lenders and the Holders under this Agreement and the other Transaction Documents to which such Credit Party is a party or in respect of any Obligations under the Transaction Documents or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
Section 9.9    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Credit Parties hereunder forthwith on demand by the Agent.
Section 9.10    Benefit to Credit Parties. All of the Credit Parties and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Credit Party and each Subsidiary will derive substantial direct and indirect benefit from the purchase and sale of the Notes hereunder.
Section 9.11    Indemnity. Each Guarantor irrevocably and unconditionally jointly and severally agrees with the Agent, each Lender and each Holder that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Agent, such Lender and/or such Holder, as applicable, immediately on demand against any cost, loss or liability it incurs as a result of the Borrower or Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Article 9 if the amount claimed had been recoverable on the basis of a guarantee.
Section 9.12    Reinstatement. If any discharge, release or arrangement (whether in respect of the Obligations or any security for those Obligations or otherwise) is made by the Agent, a Lender and/or a Holder in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Article 9 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

Section 9.13    Guarantor Intent. Without prejudice to any other provision of this Article 9, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents and/or any facility or amount made available under any of the Transaction Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any reasonable and invoiced fees, costs and/or expenses associated with any of the foregoing.
Section 9.14    General. Notwithstanding anything to the contrary set forth herein, the provisions of this Article 9 shall not be construed to (a) permit the Agent, Lenders or Holders to amend or otherwise modify this Agreement or the Obligations in a manner that would otherwise require the consent of the Borrower pursuant to the express terms of this Agreement or (b) constitute a waiver by the Borrower of the Borrower’s rights or defenses under this Agreement in the Borrower’s capacity as the Borrower hereunder.
ARTICLE 10

RIGHTS UPON EVENT OF DEFAULT
Section 10.1    Event of Default. Each of the following events shall constitute an “Event of Default”:
(a)    any Credit Parties’ failure to pay to the Agent, the Holders and/or the Lenders any amount of (i) principal or redemptions when and as due under this Agreement or any Note (including, without limitation, the Credit Parties’ failure to pay any redemption payments or amounts hereunder or under any Note) or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby or (ii) interest (including interest calculated at the Default Rate), Late Charges, Prepayment Premium or other amounts (other than principal or redemptions) within five (5) days after the same shall become due under this Agreement or any Note or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;
(b)    any default occurs and is continuing under (subject to any applicable grace periods), or any redemption of or acceleration prior to maturity of, any Indebtedness (other than the Obligations) of any Credit Party or any Subsidiary of any Credit Party in excess of $100,000; provided, that, in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Notes, no Event of Default shall exist as a result of such cured default or rescinded acceleration;
(c)    (i) any Credit Party or any Subsidiary of any Credit Party pursuant to or within the meaning of Title 11, U.S. Code (the “Bankruptcy Code”) or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) is generally unable to pay its debts as they become due; (ii) the Credit Parties, taken as a whole, become Insolvent or (iii) the board of directors (or similar governing body) of any Credit Party or any Subsidiary of any Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 10.1(c) or Section 10.1(d);
(d)    any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction in which a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within sixty (60) days after the entry thereof, and (B) is for relief against any Credit Party or any Subsidiary of any Credit Party in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any Credit Party or any Subsidiary of any Credit Party and such appointment continues for sixty (60) days, (iii) orders the liquidation of any Credit Party or any Subsidiary of any Credit Party, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any Credit Party or any Subsidiary of any Credit Party;
(e)    a final judgment or judgments for the payment of money in excess of $250,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against any Credit Party or any Subsidiary of any Credit Party, which judgments are not, within fifteen (15) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within fifteen (15) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Credit Party or Subsidiary provides the Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to the Agent) to the effect that such judgment is covered by insurance and such Credit Party or Subsidiary will receive the proceeds of such insurance within fifteen (15) days following the issuance of such judgment;
(f)    any Credit Party breaches any covenant, or other term or condition of any Transaction Document, any other agreement with the Agent, any Lender or any Holder, except in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 8.1(a), 8.2, 8.3(c), 8.4 through 8.11, 8.13, 8.14, 8.16, 8.17, 8.18, 8.20, 8.21, 8.23, and 8.25 of this Agreement) which is curable, only if such breach continues for a period of thirty (30) days after the earlier to occur of (A) the date upon which an executive officer of any Credit Party becomes aware of such default and (B) the date upon which written notice thereof is given to the Borrower by Agent; and a breach addressed by the other provisions of this Section 10.1; provided, the foregoing notwithstanding, the Credit Parties shall be afforded a grace period of five (5) Business Days, exercisable no more than an aggregate of twice per year during the term of this Agreement, with regard to the delivery requirements set forth in Section 8.2 hereof;
(g)    a Change of Control that is not in connection with an M&A Event resulting in a Permitted Redemption pursuant to Section 2.3(a) occurs;
(h)    any representation or warranty made by any Credit Party herein or in any other Transaction Document is breached or is false or misleading, each in any material respect;
(i)    any “Event of Default” occurs and is continuing with respect to any of the other Transaction Documents, the FinWise Financing Agreement or the Other Financing Agreement beyond any applicable notice or cure period;
(j)    (i) the written rescindment or repudiation by any Credit Party of any Transaction Document or any of its obligations under any Transaction Document, or (ii) any Transaction Document or any material term thereof shall cease to be, or is asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party enforceable in accordance with its terms;
(k)    any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated (except to Permitted Liens to the extent expressly permitted under the Transaction Documents) or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);
(l)    any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over such Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Transaction Document;
(m)    Reserved;
(n)    the occurrence of (i) any event which could reasonably be expected to have a Material Adverse Effect, (ii) a State Force Majeure Event, or (iii) a Federal or Multi-State Force Majeure Event;
(o)    (i) any Credit Party or Subsidiary of any Credit Party liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course; provided, the foregoing notwithstanding any of the Elevate Credit Subsidiaries may suspend its operations in any jurisdiction in which it operates and dissolve as a result of a decision by the Credit Parties to exit one or more markets from time to time or (ii) the authority or ability of any Credit Party or Subsidiary of any Credit Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Credit Party, any of their Subsidiaries or any of their respective assets;
(p)    Ken Rees and Chris Lutes shall, at any time for any reason, cease to be employed by either an Elevate Credit Subsidiary or Elevate Credit Parent in the same position and with duties substantially similar to those held as of the Restatement Closing Date, unless a replacement reasonably satisfactory to Agent shall have been appointed and employed (including on an interim basis) within ninety (90) days of his cessation of employment;
(q)    any material decline or depreciation in the value or market price of the Collateral (whether actual or reasonably anticipated), which causes the Collateral, in the reasonable opinion of Agent acting in good faith, to become unsatisfactory as to value or character, or which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be materially impaired, time being of the essence;
(r)    (i) the occurrence of one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Credit Parties or any of their Subsidiaries in excess of $100,000 during the term hereof; or (ii) the existence of any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or
(s)    any default or event of default (monetary or otherwise) by a Credit Party shall occur with respect to any Material Contract, which if curable has not been cured in accordance with the provisions of the applicable Material Contract and that could have a Material Adverse Effect.
Section 10.2    Termination of Commitments and Acceleration Right.
(a)    Promptly after the occurrence of an Event of Default, the Borrower shall deliver written notice thereof via email, facsimile and overnight courier (an “Event of Default Notice”) to the Agent. At any time after the earlier of the Agent’s receipt of an Event of Default Notice and the Agent becoming aware of an Event of Default which has not been cured or waived, (i) the Agent may declare all or any portion of the Commitment of each Lender to purchase additional Notes to be suspended or terminated by delivering written notice thereof (an “Event of Default Commitment Suspension or Termination Notice”) to the Borrower, which Event of Default Commitment Suspension or Termination Notice shall indicate the portion of the Commitments that the Agent is suspending or terminating, whereupon such Commitments shall forthwith be suspended or terminated, and/or (ii) the Agent may require the Borrower to redeem all or any portion of the Notes (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower, which Event of Default Redemption Notice shall indicate the tranche(s) and portion(s) of the Notes that the Agent is requiring the Borrower to redeem (to be allocated on a pro rata basis with respect to the applicable outstanding Notes), whereupon a corresponding pro rata portion of the applicable Commitments in respect thereof shall forthwith be terminated effective upon the date of such Event of Default Redemption Notice; provided, that upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d), and without any action on behalf of the Agent, any Holder or any Lender, the Commitments, in whole, shall automatically be terminated and the Notes shall automatically be redeemed by the Borrower. All Notes subject to redemption by the Borrower pursuant to this Section 10.2 shall be redeemed by the Borrower at a price equal to the outstanding principal amount of such Notes, plus accrued and unpaid interest, accrued and unpaid Late Charges, accrued and unpaid Prepayment Premium and all other amounts due under the Transaction Documents (the “Event of Default Redemption Price”); provided, the foregoing notwithstanding, the Prepayment Premium shall not be due solely in connection with an Event of Default Redemption occurring as a result of the occurrence of an Event of Default of the type described in Sections 10.1(n)(ii) or 10.1(n)(iii) so long as no other Event of Default shall be in existence at such time.
(b)    In the case of an Event of Default Redemption, the Borrower shall deliver the applicable Event of Default Redemption Price to the Agent within three (3) Business Days after the Borrower’s receipt of the Event of Default Redemption Notice. In the case of an Event of Default Redemption of less than all of the principal of the Notes, the Borrower shall promptly cause to be issued and delivered to the Holders new Notes (in accordance with Section 2.7) representing the portion of the outstanding principal thereunder that has not be paid as a result of such redemption.
Section 10.3    Consultation Rights. Without in any way limiting any remedy that the Agent, the Holders or the Lenders may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this Article 10) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of the Agent, the Credit Parties shall hire or otherwise retain a consultant, advisor or similar Person acceptable to the Agent to advise the Credit Parties with respect to their business and operations.
Section 10.4    Other Remedies. The remedies provided herein and in the Notes shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Agent’s, any Lender’s or any Holder’s right to pursue actual damages for any failure by the Credit Parties to comply with the terms of this Agreement, the Notes and the other Transaction Documents. Amounts set forth or provided for herein and in the Notes with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Agent, the Holders and/or the Lenders and shall not, except as expressly provided herein, be subject to any other obligation of the Credit Parties (or the performance thereof). Each of the Credit Parties acknowledges that a breach by it of its obligations hereunder and under the Notes and the other Transaction Documents will cause irreparable harm to the Agent, the Holders and the Lenders and that the remedy at law for any such breach may be inadequate. The Credit Parties therefore agree that, in the event of any such breach or threatened breach, the Agent, the Holders and the Lenders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
Section 10.5    Application of Proceeds.
(a)    Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of the Borrower or any other Credit Party of all or any part of the Obligations, and, as between the Credit Parties on the one hand and Agent and Holders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable (subject to clause (b) below) notwithstanding any previous application by Agent.
(b)    Following the occurrence and during the continuance of an Event of Default, any and all voluntary and mandatory, payments, prepayments or redemptions made in respect of the Obligations shall be delivered to the Agent and shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Transaction Documents or the Collateral; second, to accrued and unpaid interest on a pro rata basis with respect to the outstanding Notes; and third, to the principal amount of Notes then due and owing on a pro rata basis with respect to the outstanding Notes.
(c)    Any payments, prepayments or proceeds of Collateral received by any Lender that were not permitted to be made under this Agreement or were not applied as required under this Agreement shall be promptly paid over to the Agent for application under Section 10.5(b). Any balance remaining after giving effect to the applications set forth in this Section 10.5 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 10.5, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
ARTICLE 11

[RESERVED]
ARTICLE 12

AGENCY PROVISIONS
Section 12.1    Appointment. Each of the Holders and Lenders hereby irrevocably designates and appoints Agent as the administrative agent and collateral agent of such Holder or such Lender (or the Holders or Lenders represented by it) under this Agreement and the other Transaction Documents for the term hereof (and Agent hereby accepts such appointment), and each such Holder and Lender irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Transaction Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and Holders), and is hereby authorized, to (a) act as the disbursing and collecting agent for the Lenders and Holders with respect to all payments and collections arising in connection with the Transaction Documents (including in any proceeding described in Sections 10.1(c) or 10.1(d) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Transaction Document to any Lender or Holder is hereby authorized to make such payment to Agent, (b) file and prove claims and file other documents necessary or desirable to allow the claims of the Agent, Lenders and Holders with respect to any Obligation in any proceeding described in Sections 10.1(c) or 10.1(d) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (c) act as collateral agent for itself and each Lender and Holder for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (d) manage, supervise and otherwise deal with the Collateral, (e) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Transaction Documents, (f) except as may be otherwise specified in any Transaction Document, exercise all remedies given to Agent, the Lenders and the Holders with respect to the Credit Parties and/or the Collateral, whether under the Transaction Documents, applicable Requirements or otherwise and (g) execute any amendment, consent or waiver under the Transaction Documents on behalf of any Lender or Holder that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and Holder to act as collateral sub-agent for Agent, the Lenders and the Holders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalent Investments held by, such Lender or Holder, and may further authorize and direct the Lenders and the Holders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and Holder hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Any reference to the Agent in this Agreement or the other Transaction Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Holder or a Lender. Under the Transaction Documents, Agent (a) is acting solely on behalf of the Agent, Lenders and Holders (except to the limited extent provided in Section 2.9 with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Transaction Document to refer to Agent, which terms are used for title purposes only, (b) is not assuming any obligation under any Transaction Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, Holder or any other Person and (c) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Transaction Document, and each Lender and Holder, by accepting the benefits of the Transaction Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (a) through (c) of this sentence.
Section 12.2    Binding Effect. Each Lender and Holder, by accepting the benefits of the Loan Documents, agrees that (a) any action taken by Agent (or, when expressly required hereby, all the Holders) in accordance with the provisions of the Transaction Documents, (b) any action taken by Agent in reliance upon the instructions of Required Lenders (or, when expressly required hereby, all the Holders) and (c) the exercise by Agent (or, when expressly required hereby, all the Holders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Holders.
Section 12.3    Use of Discretion. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (a) under any Transaction Document or (b) pursuant to instructions from all the Holders, when expressly required hereby. Notwithstanding the foregoing, Agent shall not be required to take, or to omit to take, any action (a) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders and/or Holders (or, to the extent applicable and acceptable to Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its Related Parties or (b) that is, in the opinion of Agent or its counsel, contrary to any Transaction Document or applicable Requirement. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Transaction Documents for the benefit of all the Lenders and the Holders; provided, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Transaction Documents, (b) any Lender or Holder from exercising setoff rights in accordance with Section 13.17(a) or (c) any Lender or Holder from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided, further that if at any time there is no Person acting as Agent hereunder and under the other Transaction Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Article 10 and (B) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 13.17(a), any Lender or Holder may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 12.4    Delegation of Duties. The Agent may execute any of its respective duties under this Agreement or the other Transaction Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by the Agent with reasonable care.

Section 12.5    Exculpatory Provisions. Neither the Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Holders or Lenders for any recitals, statements, representations or warranties made by any Guarantor, the Borrower or any of their respective Subsidiaries or any officer thereof contained in this Agreement, the other Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Guarantor, the Borrower or any of their respective Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Holder or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Transaction Document, or to inspect the properties, books or records of any Guarantor, the Borrower or any of their respective Subsidiaries.
Section 12.6    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Holders) as it deems appropriate, if any, or it shall first be indemnified to its satisfaction by the Holders and Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Holders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders and Lenders and all future Holders and Lenders. Without limiting the foregoing, Agent:
(a)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
(b)    shall not be responsible to any Lender, Holder or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Transaction Document; and
(c)    makes no warranty or representation, and shall not be responsible, to any Lender, Holder or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Party of any Credit Party in connection with any Transaction Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Transaction Documents;
and, for each of the items set forth in clauses (a) through (c) above, each Lender, Holder and Credit Party hereby waives and agrees not to assert (and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
Section 12.7    Notices of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Transaction Document unless it has received notice of such Event of Default in accordance with the terms hereof or thereof or notice from a Holder, a Lender or the Borrower referring to this Agreement or the other Transaction Documents describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Holders and Lenders. The Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Holders and Lenders, except to the extent that other provisions of this Agreement or the other Transaction Documents expressly require that any such action be taken or not be taken only with the consent and authorization or upon the request of all the Holders.
Section 12.8    Non Reliance on the Agent and Other Holders. Each of the Holders and Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys in fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of Elevate Credit Parent, the Borrower or any of their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Holder or Lender. Each of the Holders and Lenders represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Holder or Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Elevate Credit Parent, the Borrower and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Holders and Lenders by the Agent hereunder or under the other Transaction Documents, the Agent shall not have any duty or responsibility to provide any Holder or Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Elevate Credit Parent, the Borrower or any of their respective Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys in fact, respective Subsidiaries or Affiliates.
Section 12.9    Indemnification. Each of the Holders and Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Transaction Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Holder or Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The agreements in this Section 12.9 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.
Section 12.10    The Agent in Its Individual Capacity. The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties or any of their Subsidiaries as though the Agent were not an Agent hereunder. With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Transaction Documents as any Holder or Lender and may exercise the same as though it were not an Agent, and the terms “Holders” and “Lenders” shall include the Agent in its individual capacity.
Section 12.11    Resignation of the Agent; Successor Agent. The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Holders and Lenders and the Borrower and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, then the Agent may, on behalf of the Holders and Lenders, appoint a successor Agent reasonably acceptable to the Borrower (so long as no Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12.11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
Section 12.12    Reimbursement by Holders and Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 13.1 or Section 13.12 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Holder and Lender severally agrees to pay to the Agent (or any such sub agent) or such Related Party, as the case may be, such Holder’s or Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 12.12, the “applicable percentage” of a Holder or a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Holder or Lender at such time.
Section 12.13    Withholding. To the extent required by any Requirement, Agent may withhold from any payment to any Lender or Holder under a Transaction Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Holder (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender or Holder failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender or Holder shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender or Holder under a Transaction Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender or Holder but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender or Holder under this Section 12.13.
Section 12.14    Release of Collateral or Guarantors. Each Lender and Holder hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Transaction Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations; and
(b)    any Lien held by Agent for the benefit of the Lenders and Holders against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Transaction Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to this Agreement after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon clause (xiii) of the definition of Permitted Liens and (iii) all of the Collateral and all Credit Parties, upon (A) indefeasible payment in full in cash of the Obligations (other than any indemnity obligations of any Credit Party under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder) and (B) to the extent requested by Agent, receipt by Agent and the Lenders and Holders of liability releases from the Credit Parties each in form and substance acceptable to Agent.
ARTICLE 13

MISCELLANEOUS
Section 13.1    Payment of Expenses. The Credit Parties shall reimburse the Agent, the Lenders and the Holders on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by the Agent, the Lenders and the Holders in connection with (i) the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, this Agreement and any other Transaction Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, ongoing fees and expenses of the Borrower, and any other transactions between the Credit Parties and the Agent, the Lenders and the Holders, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs; (ii) the collection, protection or enforcement of any rights in or to the Collateral; (iii) the collection of any Obligations; (iv) the administration and enforcement of Agent’s, any Lender’s and any Holder’s rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent, the Lenders or the Holders for such purposes, and any costs and expenses incurred in connection with the forbearance of any of the rights and remedies of the Agent, the Lenders and any Holders hereunder); (v) any refinancing or restructuring of the Notes whether in the nature of a “work‑out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; (vi) the assignment, transfer or syndication of the Notes; and (vii) any liability for any Non-Excluded Taxes, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Agent, the Lenders and/or the Holders), that may be payable in connection with the purchase of the Notes contemplated by this Agreement and the other Transaction Documents. The Credit Parties shall also pay all normal service charges with respect to all accounts maintained by the Credit Parties with the Lenders and/or the Holders and any additional services requested by the Credit Parties from the Lenders and/or the Holders. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Credit Parties to the applicable Lenders or Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to the Notes hereunder. Without limiting the foregoing, if (a) any Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or any Holder or Lender otherwise takes action to collect amounts due under such Note or to enforce the provisions of this Agreement or such Note or (b) there occurs any bankruptcy, reorganization, receivership of any Credit Party or other proceedings affecting creditors’ rights and involving a claim under this Agreement or such Note, then the Credit Parties shall pay the costs incurred by such Holder or such Lender for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).
Section 13.2    Governing Law; Jurisdiction; Jury Trial. This Agreement shall be a contract made under, and governed and enforced in every respect by, the internal laws of the State of New York, without giving effect to its conflicts of law principles other than §5-1401 and 5-1402 of the New York General Obligations Law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.3    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.
Section 13.4    Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
Section 13.5    Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
Section 13.6    Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Agent, the Holders, the Lenders, the Credit Parties, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Credit Parties or the Agent, any Holder or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Credit Parties and the Agent (provided, that no amendment or waiver hereof shall (a) extend the Maturity Date of any Note (it being agreed that, for purposes of clarification, mandatory redemptions pursuant to Section 2.3(b) may be postponed, delayed, reduced, waived or modified in accordance with Section 2.3(d) or otherwise with the consent of the Agent), (b) decrease the amount or rate of interest (it being agreed that waiver of the Default Rate shall only require the consent of the Agent), premium, principal or other amounts payable hereunder or under any Note or forgive or waive any such payment (it being agreed that mandatory redemptions pursuant to Section 2.3(b) may be postponed, delayed, reduced, waived or modified in accordance with Section 2.3(d) or otherwise with the consent of the Agent), (c) modify this Section 13.6, or (d) disproportionately and adversely affect any Lender or Holder as compared to other Lenders or Holders, in each case, without the consent of all Holders directly affected thereby), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 13.6 shall be binding on all Lenders and all Holders, as applicable. None of the Credit Parties has, directly or indirectly, made any agreements with the Agent, any Lenders or any Holders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Credit Parties confirms that, except as set forth in this Agreement, none of Agent, any Lender or any Holder has made any commitment or promise or has any other obligation to provide any financing to the Credit Parties or otherwise.
Section 13.7    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or e-mail (provided, confirmation of receipt is verified by return email from the receiver or by other written means); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:
If to any of the Guarantors:

        c/o Elevate Credit, Inc.
4150 International Plaza, Suite 400
Fort Worth, Texas 76109
USA
Attention:    Chief Executive Officer
Facsimile:    817-546-2700
E-Mail:    krees@elevate.com

with a copy (for informational purposes only) to:

        Coblentz Patch Duffy & Bass LLP
One Montgomery Street, Suite 3000
San Francisco, California 94104
USA
Telephone:    (415) 391-4800
Facsimile:    (415) 989-1663
Attention:    Paul J. Tauber, Esq.
E-Mail:    pjt@cpdb.com

If to the Borrower:

MaplesFS Limited
PO Box 1093
Boundary Hall, Cricket Square
Grand Cayman, KY1-1102
Cayman Islands
Telephone:    (345) 814-5710
Attention:    Andrew Dean, Senior Vice President
E-mail:     Andrew.Dean@maplesfs.com

If to the Agent:

Victory Park Management, LLC

150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
USA
Telephone:     (312) 705-2786
Facsimile:    (312) 701-0794
Attention:     Scott R. Zemnick, General Counsel
E-mail:        szemnick@vpcadvisors.com
with a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
USA
Telephone:    (312) 902-5297 and (312) 902-5495
Facsimile:    (312) 577-8964 and (312) 577-8854
Attention:    Mark R. Grossmann, Esq. and Scott E. Lyons, Esq.
E-mail:        mg@kattenlaw.com and scott.lyons@kattenlaw.com

If to a Lender, to its address, facsimile number and e-mail address set forth on the Schedule of Lenders, with copies to such Lender’s representatives as set forth on the Schedule of Lenders,
If to a Holder (that is not also a Lender), to the address, facsimile number and e-mail address as such Holder has specified by written notice given to each other party at the time such Holder has become a Holder hereunder, or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.
Section 13.8    Successors and Assigns; Participants. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Notes.  None of the Credit Parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of Agent, including by way of a Change of Control.  Subject to the provisions of Section 2.7, 2.8 and 2.9 hereof, a Lender or Holder may assign some or all of its rights and obligations hereunder in connection with the transfer of any of its Notes to any Person (an “Assignee”), with the prior written consent of the Agent and, so long as no Event of Default exists, the Borrower (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed and neither of which consents shall be required for an assignment by (i) a Lender to an Assignee that is (A) another Lender or Holder or (B) an Affiliate of such assigning Lender or (ii) a Holder to an Assignee that is (A) another Holder or Lender or (B) an Affiliate of such assigning Holder); provided, however, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof. Each such permitted Assignee shall be deemed to be the Lender (or, as provided below, a Holder) hereunder with respect to such assigned rights and obligations, and the Credit Parties shall ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be for the benefit of such Holder (as well as the other Holders of Notes).  For purposes of clarification, a Lender may assign all or a portion of such Lender’s outstanding Notes (and its corresponding rights and obligations hereunder in connection therewith) with or without an assignment of all or a portion of such Lender’s portion of the applicable Commitments.  Any Assignee of all or a portion of a Lender’s outstanding Notes (and its corresponding rights and obligations hereunder in connection therewith) who shall not have also been assigned all or a portion of such Lender’s Commitment(s) (such assignment, a “Principal Only Assignment”), shall be deemed a “Holder” and not a “Lender” hereunder, and all or such portion of the Notes held by such Lender that shall have been assigned to such Holder pursuant to the Principal Only Assignment shall be evidenced by and entitled to the benefits of this Agreement and, if requested by such Holder, a Note payable to such Holder in an amount equal to the principal amount of outstanding Notes as shall have been assigned to such Holder pursuant to such Principal Only Assignment. For the avoidance of doubt, any Assignee of a Principal Only Assignment shall have no obligation to purchase any Notes.  For purposes of determining whether the Borrower has reached the Maximum Commitment hereunder, any principal amount of Notes outstanding with respect to a Principal Only Assignment shall be included in such determination.  In connection with any permitted assignment by a Holder of some or all of its rights and obligations hereunder, upon the request of such Holder, the Borrower shall cause to be delivered to the Assignee thereof either (i) a letter from Outside Legal Counsel indicating that it may rely upon the opinion letter delivered by it pursuant to Section 5.1(f)(i) or (ii) an opinion from other legal counsel reasonably acceptable to the Assignee to the effect of such opinion letter, in either case dated on or before the effective date of such assignment. Notwithstanding anything in the Transaction Documents to the contrary, (i) no lender to or funding or financing source of a Lender or its Affiliates shall have any obligation to purchase Notes, (ii) there shall be no limitation or restriction or consent right on a Lender's ability to assign or otherwise transfer any Transaction Document, Note or Obligation to an Affiliate or lender or funding or financing source, and (iii) there shall be no limitation or restriction or consent rights on such Affiliates’ or lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Transaction Document, Note or Obligation (or any of its rights thereunder or interest therein).
In addition to the other rights provided in this Section 13.8, each Lender may, without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including all its rights and obligations with respect to the Notes); provided, however, that, whether as a result of any term of any Transaction Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to purchase Notes hereunder, and, except as may otherwise be provided in the operative documentation governing such participation, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Agent and other Lenders towards such Lender, under any Transaction Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the applicable Obligations in the Register, except that each such participant shall be entitled to the benefit of Section 2.6; provided, however, that in no case shall a participant have the right to enforce any of the terms of any Transaction Document, and (iii) except as may otherwise be provided in the operative documentation governing such participation, the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Transaction Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Transaction Documents (including the right to enforce or direct enforcement of the Obligations). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Transaction Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.
Section 13.9    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
Section 13.10    Survival. The representations, warranties, agreements and covenants of the Credit Parties and the Lenders contained in the Transaction Documents shall survive the Restatement Closing. Each Lender and each Holder shall be responsible only for its own agreements and covenants hereunder.
Section 13.11    Further Assurances. Each Credit Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 13.12    Indemnification. In consideration of the Agent’s and each Lender’s execution and delivery of the Transaction Documents and acquisition of the Notes hereunder and in addition to all of the Credit Parties’ other obligations under the Transaction Documents, subject to 956 Limitations, the Credit Parties shall jointly and severally defend, protect, indemnify and hold harmless the Agent, each Lender, each other Holder, each of their respective Affiliates and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Credit Party in this Agreement, any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Credit Party contained in this Agreement, any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Credit Party as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, (d) the Program and the Requirements and transactions otherwise contemplated by or further described in the Transaction Documents, including, without limitation, as a result of any litigation or administrative proceeding before any court or governmental or administrative body presently pending or threatened against any Indemnitee as a result of or arising from the foregoing, (e) the imposition of any Non-Excluded Taxes imposed on amounts payable under the Transaction Documents paid by such Indemnitee and any liabilities arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally asserted, (f) any improper use or disclosure or unlawful use or disclosure of Customer Information by a Credit Party or (g) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Credit Party) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Notes, or (iii) the status of such Lender or Holder as a lender to the Borrower pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Credit Parties may be unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Credit Party shall assert, and each waives, any claim against the Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement of any of the other Transaction Documents or the transactions contemplated hereby or thereby. The agreements in this Section 13.12 shall survive the payment of the Obligations and the termination of the Commitments, this Agreement and the other Transaction Documents.

Section 13.13    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
Section 13.14    Waiver. No failure or delay on the part of the Agent, any Holder or any Lender in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
Section 13.15    Payment Set Aside. To the extent that any of the Credit Parties makes a payment or payments to the Agent, the Holders or the Lenders hereunder or pursuant to any of the other Transaction Documents or the Agent, the Holders or the Lenders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Credit Parties, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 13.16    Independent Nature of the Lenders’ and the Holders’ Obligations and Rights. The obligations of each Lender and each Holder under any Transaction Document are several and not joint with the obligations of any other Lender or Holder, and no Lender or Holder shall be responsible in any way for the performance of the obligations of any other Lender or Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by the Agent, any Lender or Holder pursuant hereto or thereto, shall be deemed to constitute the Agent, the Lenders and/or the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Agent, the Holders and/or the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and each of the Credit Parties acknowledges that the Agent, the Lenders and the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender and each Holder confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. Each Lender and each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Lender or Holder to be joined as an additional party in any proceeding for such purpose.
Section 13.17    Set-off; Sharing of Payments.
(a)    Each of Agent, each Lender, each Holder and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such Holder or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Transaction Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or Holder shall exercise any such right of setoff without the prior consent of Agent. Each of Agent, each Lender and each Holder agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender, Holder or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 13.7(a) are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the Holders or their Affiliates, may have.
(b)    If any Lender or Holder, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.6 or 13.8 and such payment exceeds the amount such Lender or Holder would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Transaction Documents, such Lender or Holder shall purchase for cash from other Lenders or Holders such participations in their Obligations as necessary for such Lender or Holder to share such excess payment with such Lenders or Holders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or Holder in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or Holder without interest and (ii) such Lender or Holder shall, to the fullest extent permitted by applicable Requirements, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or Holder were the direct creditor of the applicable Credit Party in the amount of such participation.
Section 13.18    Reaffirmation. Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the “Obligations” (as defined in the Original Agreement). Instead, it is the express intention of the parties hereto to reaffirm the indebtedness, obligations and liabilities created under the Original Agreement and the Notes, which are evidenced by the Notes and secured by the Collateral. Each Credit Party acknowledges, ratifies, reaffirms and confirms that the Liens and security interests granted pursuant to the Security Documents secure the indebtedness, liabilities and obligations of the Credit Parties to the Agent, the Lenders and Holders under the Notes and the Original Agreement, as amended and restated pursuant to the Notes and this Agreement, respectively (except that the grants of security interests, mortgages and Liens under and pursuant to the Security Documents (including previous grants of security interests, mortgages and Liens under and pursuant to the Security Documents as defined in the Original Agreement) shall continue unaltered, and each other Transaction Document (including (a) any Notes previously issued and outstanding prior to the date hereof and (b) the Transactions Documents as such term is defined in the Original Agreement) shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby acknowledge, ratify, reaffirm and confirm the terms thereof as being in full force and effect and unaltered by this Agreement), that the term “Obligations” as used in the Transaction Documents (including the Transactions Documents as such term is defined in the Original Agreement) (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Credit Parties to the Agent and the Lenders and Holders) includes the indebtedness, liabilities and obligations of the Credit Parties under this Agreement and the Notes delivered or reaffirmed hereunder, and under the Notes and the Original Agreement, as amended and restated pursuant to the Notes and this Agreement, respectively, as the same further may be amended, modified, supplemented and/or restated from time to time and the parties hereto hereby acknowledge, ratify, reaffirm and confirm that all of such security interests, mortgages and Liens are intended and shall be deemed and construed to secure to the fullest extent set forth therein all now existing and hereafter arising Obligations under and as defined in this Agreement, as hereafter amended, modified, supplemented and/or restated from time to time. The Transaction Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Section 13.18. Each reference to the “Financing Agreement” or the “Notes” in any Transaction Document shall mean and be a reference to this Agreement and the Notes issued or reaffirmed hereunder, respectively (as each may be further amended, restated, supplemented or otherwise modified from time to time). Cross-references in the Transaction Documents to particular section numbers in the Original Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.
Section 13.19    Release of Agent and Lenders. Notwithstanding any other provision of this Agreement or any other Transaction Document, each Credit Party voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, auditors, attorneys, successors and assigns, fiduciaries, principals, investment managers, investors and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges Agent, each Lender, each Holder, their respective successors and assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates and any other Person or insurer which may be responsible or liable for the acts or omissions of any of them, or who may be liable for the injury or damage resulting therefrom (collectively, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date hereof. Each Credit Party acknowledges the foregoing release is a material inducement to Agent, each Lender’s and each Holder's decision to extend to the Borrower the financial accommodations hereunder and has been relied upon by the Agent, each Holder and each Lender in agreeing to purchase the Notes
Section 13.20    Limited Recourse and Non-Petition.
(a)    The Secured Parties shall have recourse only to the proceeds of the realization of Collateral once the proceeds have been applied in accordance with the terms of the Pledge and Security Agreement (the “Net Proceeds”). If the Net Proceeds are insufficient to discharge all payments which, but for the effect of this clause, would then be due (the “Amounts Due”), the obligation of the Company shall be limited to the amounts available from the Net Proceeds and no debt shall be owed to the Secured Parties by the Company for any further sum. The Secured Parties shall not take any action or commence any proceedings against the Company to recover any amounts due and payable by the Company under this Agreement except as expressly permitted by the provisions of this Agreement. The Secured Parties shall not take any action or commence any proceedings or petition a court for the liquidation of the Company, nor enter into any arrangement, reorganization or insolvency proceedings in relation to the Company whether under the laws of the Cayman Islands or other applicable bankruptcy laws until after the later to occur of the payment of all of the Amounts Due or the application of all of the Net Proceeds.
(b)    The Secured Parties hereby acknowledge and agree that the Company’s obligations under the Transaction Documents are solely the corporate obligations of the Company, and that the Secured Parties shall not have any recourse against any of the directors, officers or employees of the Company for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by the Transaction Documents.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.
BORROWER:

ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as a Borrower

By: /s/ Andrew Dean
Name: Andrew Dean
Title: Director

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

GUARANTORS:

ELEVATE CREDIT, INC., a Delaware corporation

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

GUARANTORS (CONT.), EACH AS AN “ELEVATE CREDIT SUBSIDIARY”:

ELASTIC FINANCIAL, LLC
ELEVATE DECISION SCIENCES, LLC
RISE CREDIT, LLC
FINANCIAL EDUCATION, LLC
ELEVATE CREDIT SERVICE, LLC
RISE SPV, LLC
EF FINANCIAL, LLC

By: Elevate Credit, Inc., as Sole Member of each of the above-named entities

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

RISE CREDIT SERVICE OF OHIO, LLC
RISE CREDIT SERVICE OF TEXAS, LLC

By: RISE Credit, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be duly executed on the day and year first above written.

RISE FINANCIAL, LLC
RISE CREDIT OF ALABAMA, LLC
RISE CREDIT OF ARIZONA, LLC
RISE CREDIT OF CALIFORNIA, LLC
RISE CREDIT OF COLORADO, LLC
RISE CREDIT OF DELAWARE, LLC
RISE CREDIT OF FLORIDA, LLC
RISE CREDIT OF GEORGIA, LLC
RISE CREDIT OF IDAHO, LLC
RISE CREDIT OF ILLINOIS, LLC
RISE CREDIT OF KANSAS, LLC
RISE CREDIT OF LOUISIANA, LLC
RISE CREDIT OF MISSISSIPPI, LLC
RISE CREDIT OF MISSOURI, LLC
RISE CREDIT OF NEBRASKA, LLC
RISE CREDIT OF NEVADA, LLC
RISE CREDIT OF NORTH DAKOTA, LLC
RISE CREDIT OF OKLAHOMA, LLC
RISE CREDIT OF SOUTH CAROLINA, LLC
RISE CREDIT OF SOUTH DAKOTA, LLC
RISE CREDIT OF TEXAS, LLC
RISE CREDIT OF TENNESSEE, LLC
RISE CREDIT OF UTAH, LLC
RISE CREDIT OF VIRGINIA, LLC

By: RISE SPV, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be duly executed on the day and year first above written.
ELASTIC LOUISVILLE, LLC
ELEVATE ADMIN, LLC
ELASTIC MARKETING, LLC

By: Elastic Financial, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

EF MARKETING, LLC

By: EF Financial, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

TODAY MARKETING, LLC
TODAY SPV, LLC

By: Today Card, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: /s/ Kenneth E. Rees
Name: Kenneth E. Rees
Title: President

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

AGENT:

VICTORY PARK MANAGEMENT, LLC

By: /s/ Scott R. Zemnick
Name:     Scott R. Zemnick
Title:     Authorized Signatory

LENDER:

VPC INVESTOR FUND B, LLC

By:     VPC Investor Fund GP B, L.P.
Its:     Managing Member

By:     VPC Investor Fund UGP B, LLC
Its:     General Partner

By:    /s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    General Counsel

VPC SPECIAL OPPORTUNITIES FUND III ONSHORE, L.P.

By:     VPC Special Opportunities Fund III GP, L.P.
Its:       General Partner

By:      VPC Special Opportunities III UGP, LLC
Its:       General Partner

By:     /s/ Scott R. Zemnick
Name:  Scott R. Zemnick
Title:    General Counsel

[SIGNATURE PAGES CONTINUE]

LENDERS (CON’T.):

VPC ONSHORE SPECIALTY FINANCE FUND II, L.P.

By:     VPC Specialty Finance Fund GP II, L.P.
Its:     General Partner

By:     VPC Specialty Finance Fund UGP II, LLC
Its:     General Partner

By:    /s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    General Counsel

VPC INVESTOR FUND B II, LLC

By:     VPC Investor Fund GP B II, L.P.
Its:     Managing Member

By:     VPC Investor Fund UGP B II, LLC
Its:     General Partner

By:/s/ Scott R. Zemnick

Name:    Scott R. Zemnick
Title: General Counsel

VPC INVESTOR FUND C, L.P.

By:     VPC Investor Fund GP C, L.P.
Its:     General Partner

By:     VPC Investor Fund UGP C, LLC
Its:     General Partner

By:    /s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    General Counsel

LENDERS (CON’T.):

VPC INVESTOR FUND G-1, L.P.

By:     VPC Investor Fund GP G, L.P.
Its:     General Partner

By:     VPC Investor Fund UGP G, LLC
Its:     General Partner

By:/s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    General Counsel

VPC SPECIALTY LENDING FUND (NE), LTD.

By:     Victory Park Capital Advisors, LLC
Its:     Investment Manager (pursuant to powers of attorney granted in the Investment Management Agreement)

By:/s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    General Counsel

VPC SPECIALTY LENDING INVESTMENTS INTERMEDIATE, L.P.

By:	VPC Specialty Lending Investments Intermediate GP, LLC
Its:    General Partner

By:     Victory Park Management, LLC
Its:    Manager

By:/s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    Manager

VPC OFFSHORE UNLEVERAGED PRIVATE DEBT FUND, L.P.

By:     VPC Private Debt Fund GP, L.P.
Its:     General Partner

By:     VPC UGP, LLC
Its:     General Partner

By:    /s/ Scott R. Zemnick
Name:    Scott R. Zemnick
Title:    General Counsel

[SIGNATURE PAGES CONTINUE]

LENDERS (CON’T.):

VPC INVESTOR FUND G-2, L.P.

By:  VPC Investor Fund GP G-2, LP
Its:  General Partner

By:  VPC Investor Fund UGP G, LLC
Its:  General Partner

By:/s/ Scott R. Zemnick
Name: Scott R. Zemnick
Title: General Counsel

SCHEDULE OF LENDERS

(1)	(2)	(3)	(4)	(5)
Lender	Address and Facsimile Number	Commitment to Purchase Notes:	Commitment to Purchase Restatement Closing Notes at Restatement Closing:	Legal Representative’s Address and Facsimile Number
VPC INVESTOR FUND B, LLC	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$34,502,000.00	$34,502,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC Offshore Unleveraged Private Debt Fund, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$7,021,000.00	$7,021,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC ONSHORE SPECIALTY FINANCE FUND II, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$115,661,000.00	$4,661,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC INVESTOR FUND B II, LLC	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$2,948,000.00	$2,948,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC INVESTOR FUND C, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$15,400,000.00	$15,400,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC INVESTOR FUND G-1, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$58,581,000.00	$58,581,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC INVESTOR FUND G-2, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$45,900,000.00	$45,900,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC SPECIALTY LENDING FUND (NE), LTD.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$9,899,000.00	$9,899,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC Special Opportunities Fund III Onshore, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$13,649,000.00	$13,649,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

VPC Specialty Lending Investments Intermediate, L.P.	150 North Riverside Plaza, Suite 5200 Suite 3900 Chicago, IL 60606 Telephone: 312.705.2786 Facsimile: 312.701.0794 Attention: Scott R. Zemnick E-mail: szemnick@vpcadvisors.com	$46,439,000.00	$46,439,000.00
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Telephone: (312) 902-5297
(312) 902-5495
Facsimile: (312) 577-8964
   (312) 577-8854
Attention: Mark R. Grossmann
Scott E. Lyons
E-mail: mg@kattenlaw.com
scott.lyons@kattenlaw.com

EXHIBIT A
FORM OF SENIOR SECURED TERM NOTE

[_________], 20[__]	Principal: U.S. $[_____]
FOR VALUE RECEIVED, ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”) hereby promises to pay to [_____] or its registered assigns (the “Holder”) the amount set out above as the Principal or, if less, the aggregate unpaid outstanding principal amount under this Senior Secured Term Note pursuant to the terms of that certain Amended and Restated Financing Agreement, dated as of February [7], 2019 by and among the Borrower, Victory Park Management, LLC, as administrative agent and collateral agent (in such capacity, the “Agent”), the other Credit Parties party thereto and the Lenders party thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time the “Financing Agreement”). The Borrower hereby promises to pay accrued and unpaid interest and Prepayment Premium, if any, on the aggregate outstanding principal amount under this Note (as defined below) on the dates, rates and in the manner provided for in the Financing Agreement. This Senior Secured Term Note (including all Notes issued in exchange, transfer, or replacement hereof, this “Note”) is one of the senior secured term Notes issued pursuant to the Financing Agreement (collectively, the “Notes”). Capitalized terms used and not defined herein are defined in the Financing Agreement.
This Note is subject to optional redemption, mandatory prepayment and optional reborrowing on the terms specified in the Financing Agreement, but not otherwise. At any time an Event of Default exists, the aggregate outstanding principal amount under this Note, together with all accrued and unpaid interest and any applicable premium due, if any, may be declared or otherwise become due and payable in the manner, at the price and with the effect, all as provided in the Financing Agreement.
All payments in respect of this Note are to be made in lawful money of the United States of America at the Agent’s office in Chicago, Illinois or at such other place as the Agent or the Holder shall have designated by written notice to the Borrower as provided in the Financing Agreement.
This Note may be offered, sold, assigned or transferred by the Holder as provided in the Financing Agreement.
This Note is a registered Note and, as provided in the Financing Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.
This Note shall be made under, and governed and enforced in every respect by, the internal laws of the State of New York, without giving effect to its conflicts of law principles other than §5-1401 and 5-1402 of the New York General Obligations Law. The parties hereto (a) agree that any legal action or proceeding with respect to this Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought in any state or federal court located within New York, New York, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
THE HOLDER AND THE BORROWER IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date set out above.
BORROWER:

ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:
Name:
Title:

EXHIBIT B
FORM OF AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT
This AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of February 7, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), Elevate Credit, Inc., a Delaware corporation (“Elevate”), as a Guarantor (as defined in the Financing Agreement described below), the other Guarantors party hereto, Victory Park Management, LLC (“Victory Park”), as the collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the “Secured Parties” (as defined below), and each Person which becomes a party hereto pursuant to the joinder provisions of Section 20 hereof (the Borrower, the Guarantors and such other Persons are collectively referred to as the “Obligors” or individually referred to as an “Obligor”).
WHEREAS:
A.The Borrower, Elevate, the Collateral Agent and the Guarantors from time to time party thereto entered into that certain Pledge and Security Agreement dated as of July 1, 2015 (the “Original Agreement”).
B.Pursuant to that certain Amended and Restated Financing Agreement entered into by and among the Obligors, the Lenders and Holders identified therein and the Collateral Agent (such Lenders, Holders and the Collateral Agent hereinafter collectively referred to as the “Secured Parties”) dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”) the Lenders have agreed to purchase those certain senior secured term notes issued by the Borrower to the Lenders in the original aggregate principal amount of $350,000,000 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”).
C.Pursuant to the Financing Agreement, the Guarantors have agreed to guaranty all Obligations of the Borrower to the Secured Parties under the Notes, the Financing Agreement and the other Transaction Documents.
D.In order to secure the Obligations and as an inducement to the Lenders to purchase the Notes under the Financing Agreement, each Obligor has agreed to enter into this Agreement for the benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement that are defined in the UCC shall have the respective meanings given such terms in the UCC (and if such terms are defined in more than one article of the UCC, such terms shall have the meaning given in Article 9 thereof), and capitalized terms not otherwise defined herein shall have the meaning given to them in the Financing Agreement.
(a)“Collateral” means, subject to the exclusions expressly identified in Section 2 hereof, the following property of the Obligors, whether presently owned or existing or hereafter acquired or coming into existence and wherever located, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer thereof and of insurance covering the same and of any tort claims in connection therewith:
(i)all Accounts, Deposit Accounts, Instruments, Documents, Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper), Goods (including Inventory, Equipment, Fixtures and Motor Vehicles), Money, Payment Intangibles, Software, customer lists and other General Intangibles and all Letter-of-Credit Rights;
(ii)the shares of common stock and preferred stock, or partnership, membership and other ownership interests, now or hereafter owned by the Obligors (collectively, the “Pledged Equity”), and all certificates evidencing the same, together with, in each case, all shares, securities, monies or property representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a split up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity (the Pledged Equity, together with all other certificates, shares, securities, properties, ownership interests, or moneys, dividends, distributions, returns of capital subscription, warrants, rights or options as may from time to time be pledged hereunder pursuant to this clause being herein collectively called the “Equity Collateral”);
(iii)all Investment Property, Financial Assets and Securities Accounts not covered by the foregoing clauses (i) and (ii);
(iv)all Intellectual Property;
(v)all commercial tort claims now or hereafter described on Schedule C attached hereto;
(vi)all other tangible and intangible personal property of the Obligors, including all books, correspondence, credit files, records, invoices, tapes, cards, computer runs and other papers and documents owned by the Obligors (including any held for the Obligors by any computer bureau or service company from time to time acting for the Obligors); and
(vii)all Proceeds and products in whatever form of all or any part of the other Collateral, including all rents, profits, income and benefits and all proceeds of insurance and all condemnation awards and all other compensation for any event of loss with respect to all or any part of the other Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.

(b)“Controlled Account” means the bank accounts (including, without limitation, all Deposit Accounts and Securities Accounts) of the Obligors, including without limitation those set forth on Schedule F hereto, but excluding any accounts used exclusively to fund payroll.
(c)“Copyright Licenses” shall mean any and all agreements and licenses to which an Obligor is a party providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue with respect to a Copyright (whether such Obligor is licensee or licensor thereunder).
(d)“Copyrights” shall mean all United States and foreign copyrights owned or licensed by an Obligor (including community designs), including but not limited to copyrights in software (if any) and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, including, without limitation, all moral rights, reversionary interests and termination rights, (iv) all rights to sue for past, present and future infringements thereof and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.
(e)“Event of Default” shall have the meaning ascribed in the Financing Agreement.
(f)“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trade Secrets, the Trade Secret Licenses, the Trademarks and the Trademark Licenses.
(g)“Obligations” shall have the meaning ascribed in the Financing Agreement.
(h)“Patent Licenses” means all agreements and licenses to which an Obligor is a party providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue with respect to a Patent (whether such Obligor is licensee or licensor thereunder).
(i)“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing owned or licensed by an Obligor, including, but not limited to: (i) all registrations and applications therefor, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
(j)“Permitted Liens” shall have the meaning ascribed in the Financing Agreement.
(k)“Requirements of Laws” means any U.S. federal, state and local, and any non-U.S. laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority and applicable to an Obligor.
(l)“Trade Secret Licenses” shall mean any and all agreements to which an Obligor is a party providing for the granting of any right in or to Trade Secrets (whether such Obligor is licensee or licensor thereunder).

(m)“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how owned by an Obligor whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
(n)“Trademark Licenses” means any and all agreements and licenses to which an Obligor is a party providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting co-existence with respect to a Trademark (whether such Obligor is licensee or licensor thereunder).
(o)“Trademarks” means United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature owned or licensed by an Obligor, all registrations and applications for any of the foregoing including, but not limited to: (i) all registrations and applications therefor, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
(p)“Transaction Documents” shall have the meaning ascribed in the Financing Agreement.
(q)“Unasserted Contingent Obligations” means Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
2.GRANT OF SECURITY INTEREST. As an inducement for the Lenders to purchase the Notes, and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Obligor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Collateral Agent for the benefit of the Secured Parties a continuing security interest (the “Security Interest”) in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to the Collateral, but excluding (i) the fees (including for each issuance of Notes) received as a fee for entering into the Transaction Documents and transactions contemplated thereby, standing to the credit of the bank account of the Borrower in the Cayman Islands; (ii) any earnings on clause (i) or proceeds thereof; and (iii) any share capital of the Borrower.
3.REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE OBLIGOR. Each Obligor represents and warrants to, and covenants and agrees with, the Collateral Agent for the benefit of the Secured Parties as follows:

(a)Such Obligor has the requisite corporate or limited liability company power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by such Obligor of this Agreement and the filings contemplated therein have been duly authorized by all necessary corporate or limited liability company action on the part of such Obligor and no further action is required by such Obligor.
(b)Such Obligor has no place of business or offices where its books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto.
(c)Such Obligor is the sole owner of, or possesses adequate rights in, the Collateral, and, except for the Permitted Liens and liens in favor of the Secured Parties, such Collateral is free and clear of any liens, security interests, encumbrances, rights or claims, and such Obligor is fully authorized to grant the Security Interest in and to pledge the Collateral. There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those filed in favor of the Secured Parties) covering or affecting any of the Collateral except for the Permitted Liens and liens in favor of the Secured Parties. So long as this Agreement shall be in effect, such Obligor shall not execute and shall not knowingly permit to be on file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Parties pursuant to the terms of this Agreement and except those arising from the Permitted Liens).
(d)No part of the Intellectual Property owned by such Obligor constituting Collateral has been judged invalid or unenforceable, and to the knowledge of such Obligor, no part of the Intellectual Property licensed by such Obligor constituting Collateral has been judged invalid or unenforceable. Except as disclosed in the Schedules to the Financing Agreement, to the knowledge of such Obligor no written claim has been received by such Obligor that any Intellectual Property or such Obligor’s use of any Intellectual Property violates the intellectual property rights of any third party. There has been no adverse decision to such Obligor’s claim of ownership rights in or rights to use the Intellectual Property owned by such Obligor in any jurisdiction or to such Obligor’s right to keep and maintain the registered Intellectual Property it owns in full force and effect, and to the knowledge of such Obligor, there has been no adverse decision to such Obligor’s claim of rights to use the Intellectual Property licensed by such Obligor in any jurisdiction. Except as disclosed in the Schedules to the Financing Agreement, there is no proceeding pending before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority or, to the knowledge of such Obligor, threatened in writing against such Obligor contesting or challenging the validity, scope or enforceability of, or an Obligor’s ownership of or right to use such Intellectual Property.
(e)Such Obligor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule A attached hereto and may not relocate such books of account and records or tangible Collateral unless it delivers to the Collateral Agent at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to create in favor of Collateral Agent, for the benefit of itself and the Secured Parties, a valid, perfected and continuing perfected first priority (except for the Permitted Liens) Lien in the Collateral.
(f)This Agreement creates in favor of the Collateral Agent, for itself and on behalf of the Secured Parties, a valid security interest in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in clause (g) below with respect to Collateral that may be perfected by such filing and upon the timely effecting of actions required by applicable law to perfect security interests in other Collateral which actions shall be taken by such Obligor at the request of a Secured Party (including, without limitation, the transfer of possession of original certificated securities with respect to Borrower (or any Guarantor that issues original certificated securities), together with appropriate transfer instruments and the delivery of deposit account control agreements), a perfected first priority (except for the Permitted Liens) Lien in such Collateral.
(g)Such Obligor hereby authorizes the Collateral Agent, for itself and on behalf of the Secured Parties, to file one or more financing statements under the UCC, with respect to the Security Interest with the filing and recording agencies in any jurisdiction deemed necessary or desirable in the sole and absolute discretion of the Collateral Agent, and to file the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office as appropriate. Without limiting the foregoing, each Obligor authorizes the Collateral Agent to file the UCC financing statement naming such Obligor as debtor set forth on Exhibit B hereto. Each Obligor irrevocably authorizes the Collateral Agent, for and on behalf of the Secured Parties, at any time and from time to time, to file in any filing office in any jurisdiction, any initial financing statement or amendment thereto that indicates the collateral as “all assets” or “all personal property” of such Obligor or words of similar effect. Such Obligor will pay the cost of filing the same in all public offices wherever the filing is, or is deemed by the Collateral Agent to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, but subject to the terms of the Financing Agreement and this Agreement, such Obligor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and such Obligor shall obtain and furnish to the Collateral Agent from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder.
(h)The execution, delivery and performance of this Agreement by such Obligor does not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing such Obligor’s debt or otherwise) to which such Obligor is a party or by which any property or asset of such Obligor is bound or affected. No consent (including, without limitation, any consent from any holder of stock or other type of ownership interest, any creditors, or any Governmental Authority that currently regulates the business of such Obligor) is required for such Obligor to enter into and perform its obligations hereunder, other than such consents as shall have previously been obtained.

(i)Such Obligor shall at all times maintain the Liens and Security Interest provided for hereunder as valid and perfected first priority (except for Permitted Liens) Liens and Security Interests in the Collateral in favor of the Collateral Agent until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 13 hereof. Such Obligor hereby agrees to defend the Liens in favor of the Collateral Agent from and against any and all persons except for the Secured Parties. Such Obligor shall safeguard and protect all Collateral for the account of the Secured Parties, subject to ordinary wear and tear, casualty or condemnation.
(j)Except for the Permitted Liens and as expressly permitted under the Financing Agreement, such Obligor will not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral without the prior written consent of the Collateral Agent.
(k)Such Obligor shall keep and preserve its Equipment, Inventory and other tangible Collateral in good condition, repair and order, subject to ordinary wear and tear, casualty or condemnation, and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage or otherwise prohibited by any applicable Requirement of Law.
(l)Such Obligor shall, promptly upon obtaining knowledge thereof, advise the Collateral Agent, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event with respect to the Collateral which would have a Material Adverse Effect on the value of the Collateral or on the Secured Parties’ Lien thereon.
(m)Such Obligor shall promptly execute and deliver to the Secured Parties such further deeds, mortgages, fixture filings, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as any Secured Party may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce its security interest in the Collateral or any additional collateral, including, without limitation, the execution and delivery of separate mortgages and fixture filings, which shall be satisfactory to the Collateral Agent in its sole discretion for real or personal property interest.
(n)Such Obligor shall permit the Secured Parties and their representatives and agents to inspect the Collateral and to make copies of records pertaining to the Collateral in accordance with the terms of the Financing Agreement.
(o)Such Obligor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral (subject, in each case, to the sale, settlement or charge off in the ordinary course of business of the Credit Parties of Consumer Loans that are greater than sixty (60) days past due).
(p)Such Obligor shall within three (3) Business Days notify the Collateral Agent in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by such Obligor that may materially adversely affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Parties hereunder.

(q)All information heretofore, herein or hereafter supplied to the Secured Parties by or on behalf of such Obligor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.
(r)Such Obligor shall, and shall cause its Subsidiaries to, at all times preserve and keep in full force and effect their respective valid existence and good standing and any rights, permits, licenses and franchises material to their businesses.
(s)Such Obligor will not change its name, corporate structure, or identity, or add any fictitious name unless it provides at least thirty (30) days prior written notice to the Collateral Agent of such change and, at the time of such written notification, such Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected first priority (except for Permitted Liens) Security Interest granted and evidenced by the Security Documents.
(t)Such Obligor may not consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale without the consent of the Collateral Agent, which shall not be unreasonably withheld.
(u)Such Obligor may not relocate its chief executive office to a new location without providing thirty (30) days prior written notification thereof to the Collateral Agent and so long as, at the time of such written notification, such Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected first priority (except for Permitted Liens) Security Interest granted and evidenced by the Security Documents.
(v)Such Obligor’s exact legal name and jurisdiction of organization is set forth in the introduction paragraph of this Agreement.
(w)With respect to the Pledged Companies (as set forth in Schedule D):
(i)The Obligors shall deliver, or cause to be delivered, all certificates or instruments representing or evidencing the Pledged Equity of the Pledged Companies to the Collateral Agent, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, and each Obligor agrees to execute and deliver, or cause to be executed and delivered, to the Collateral Agent with respect to each Pledged Company a Consent, in the form attached hereto as Exhibit A-1, and a Pledge Instruction, in the form attached hereto as Exhibit A-2 and by this reference each made a part hereof.
(ii)The Collateral Agent shall have the right, at any time in its discretion and without notice to any Obligor, after the occurrence of any Event of Default, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of such Pledged Equity with respect to such Pledged Companies. The Collateral Agent shall also have the right at any time, in connection with exercising its rights hereunder, to exchange certificates or instruments, if any, representing or evidencing such Pledged Equity for certificates or instruments of smaller or larger denominations provided that the aggregate number of interests on such certificates or instruments issued in exchange thereof shall not exceed the number of interests pledged by the Obligors in the Pledged Companies;

(iii)in addition, all other steps necessary or advisable under any applicable law to be taken in order to perfect the first priority (except for Permitted Liens) Security Interest granted to Collateral Agent free from adverse claims hereunder shall be taken by or on behalf of each Obligor, including without limitation, any notation on any certificate or instrument representing the Pledged Equity of the Pledged Companies and any notation on any share register or similar document or Instrument;
(iv)upon the proper filing of UCC financing statements by the Collateral Agent, and/or upon delivery to the Collateral Agent of any issued certificates representing the Pledged Equity of the Pledged Companies and the taking of any other steps that may be required in accordance with this Section 3(w) or otherwise, the pledge of Pledged Equity of the Pledged Companies pursuant to this Agreement creates a valid and perfected first priority (subject only to Permitted Liens) Security Interest free from adverse claims in the Equity Collateral in respect of the Pledged Companies securing the payment of the Obligations for the benefit of the Collateral Agent and the other Secured Parties;
(v)Schedule D and Schedule E to this Agreement with respect to the Pledged Companies are true and correct and complete; and without limiting the generality of the foregoing, the Pledged Equity set forth opposite such Obligor’s name on Schedule E hereto, constitutes, as of the date hereof, the number of the issued and outstanding equity interests of each Pledged Company indicated on Schedule D hereto, the percentage of each Pledged Company indicated on Schedule E hereto and the Pledged Equity constitutes all of the Equity Interests of any such Pledged Company owned by such Obligor; and
(vi)Notwithstanding anything to the contrary contained herein, no interest in any limited liability company or limited partnership owned or controlled by any Obligor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Collateral Agent in accordance with the terms hereof.
(x)(i)    So long as no Event of Default shall have occurred and be continuing, each applicable Obligor shall be entitled to exercise any and all voting and other rights pertaining to the Pledged Companies, as applicable, or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Transaction Documents; provided, however, that such Obligor shall not exercise or shall refrain from exercising any such right if such action or inaction could reasonably be expected to have a Material Adverse Effect on the value of the Pledged Companies or any part thereof or be inconsistent with or violate any provisions of this Agreement and the other Transaction Documents.
(i)So long as no Event of Default shall have occurred and be continuing, each applicable Obligor shall be entitled to receive all dividends, distributions and payments paid from time to time in respect of the Collateral, Equity Collateral and Pledged Companies to the extent permitted by the Transaction Documents.

(ii)At any time while an Event of Default has occurred and is continuing, any and all (A) dividends and other distributions paid or payable in cash in respect of any Equity Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (B) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Equity Collateral, shall be in each case forthwith delivered to the Collateral Agent, to hold and shall, if received by an Obligor, be received in trust for the benefit of the Collateral Agent and the Secured Parties, be segregated from the other property or funds of such Obligor, and be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).
(iii)All dividends or other distributions which are received by an Obligor contrary to the provisions of this Section 3(x) shall be received in trust for the benefit of the Collateral Agent and the Secured Parties, shall be segregated from other funds of such Obligor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).
(iv)Subject to the provisions of Section 4 hereof, upon the occurrence and during the continuance of an Event of Default, (A) all voting and other rights of an Obligor which it would otherwise be entitled to exercise pursuant to Section 3(x)(i) shall cease, and all such rights shall automatically thereupon (unless expressly waived in writing by the Collateral Agent) become vested in the Collateral Agent for the benefit of itself and the Secured Parties, which shall (unless expressly waived in writing by the Collateral Agent) thereupon have the sole right to exercise such rights in accordance with Article 5 hereof, and (B) all cash dividends or other distributions payable in respect of the Pledged Companies shall be paid to the Collateral Agent, for the benefit of itself and the Secured Parties and such Obligor’s right to receive such cash payments pursuant to Sections 3(x)(ii) and 3(x)(iii) hereof shall immediately and automatically cease.
(y)Schedule F attached hereto correctly sets forth all Controlled Accounts of each Obligor as of the date hereof. Each Obligor agrees that (i) it shall not create any new Controlled Account, unless prior to (or concurrently therewith) it has entered into an account control agreement for such Controlled Account in form and substance reasonably satisfactory to the Collateral Agent, and (ii) no proceeds of any Accounts will be deposited in or at any time transferred to any Controlled Account other than a Controlled Account governed by an account control agreement in form and substance reasonably satisfactory to the Collateral Agent.
(z)Except as set forth on Schedule G attached hereto, Obligor owns no motor vehicles for which a certificate of title has been issued or for which a certificate of title is required by law and upon acquiring any such motor vehicle each Obligor shall, at the request of the Collateral Agent, cause the Collateral Agent to be noted as the first lienholder on the certificate of title.
(aa)With respect to any Intellectual Property hereafter owned or acquired which is registered or for which registration is sought, such Obligor shall promptly (and in any event, within 30 days of Obligor acquiring such Intellectual Property) file, in appropriate form for recordation, an Intellectual Property Security Agreement covering such Intellectual Property with the U.S.

Patent and Trademark Office or the U.S. Copyright Office, as applicable; provided that, the foreign equivalents of such filings shall be required only to the extent requested by Collateral Agent.
(ab)
(i)If any amount payable under or in connection with any Collateral owned by such Obligor shall be or become evidenced by an instrument or Tangible chattel paper, such Obligor shall mark all such instruments and Tangible Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Victory Park Management, LLC, as Collateral Agent” and, at the request of the Collateral Agent, shall immediately deliver such instrument or Tangible Chattel Paper to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course of business any instrument received for payment in the ordinary course of business, and the Collateral Agent shall, within reasonable time upon request of the Obligor, make appropriate arrangements for making any instrument or Tangible Chattel Paper delivered by Obligor available to Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by Collateral Agent, against trust receipts or like document).
(ii)Such Obligor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than the Collateral Agent, a securities intermediary or a commodity intermediary.
(iii)If any amount payable under or in connection with any Collateral owned by such Obligor shall be or become evidenced by Electronic Chattel Paper, such Obligor shall take all steps requested by Collateral Agent after notification by Obligor of ownership of such Collateral, to grant the Collateral Agent control of all such Electronic Chattel Paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
(ac)Any default in the observance or performance by such Obligor of any covenant, condition or agreement contained herein, subject to applicable cure periods, if any, shall constitute an Event of Default to the extent provided in the Financing Agreement.
4.DUTY TO HOLD IN TRUST. Upon the occurrence and during the continuance of any Event of Default, the Obligors shall, upon receipt of any revenue, income or other sums subject to the Security Interest, whether payable pursuant to the Financing Agreement, the Notes or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith endorse and transfer any such sums or instruments, or both, to the Collateral Agent on behalf of the Secured Parties (pro rata in accordance with the then outstanding principal amount of Notes held by each) for application to the satisfaction of the Obligations.

5.RIGHTS AND REMEDIES UPON DEFAULT. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent, for itself and behalf of each Secured Party, shall have the right to exercise all of the remedies conferred hereunder and under the Financing Agreement and the Notes, at law and in equity, and the Collateral Agent, for itself and on behalf of each Secured Party, shall have all the rights and remedies of a secured party under the UCC. Without limitation, the Collateral Agent shall also have the following rights and powers:
(a)The Collateral Agent shall have the right to take possession of the Collateral and, for that purpose, enter (with respect to leased premises, to the extent permitted by the owner thereof), with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and the Obligors shall assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Obligors’ premises or elsewhere, and make available to the Collateral Agent, without rent paid by the Collateral Agent, all of the Obligors’ respective premises and facilities for the purpose of the Collateral Agent taking possession of, removing or putting the Collateral in saleable or disposable form.
(b)The Collateral Agent shall have the right to operate the business of the Obligors using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Collateral Agent may deem commercially reasonable and in accordance with all applicable laws, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Obligors or right of redemption of the Obligors, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Collateral Agent may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Obligors, which are hereby waived and released.
(c)Each of the Obligors agrees that, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the absolute right to seek the immediate appointment of a receiver for all or any portion of the Collateral and/or any other real or personal property of the Obligors given as security for the payment and performance of the Obligors’ obligations under this Agreement, the Notes, the Financing Agreement and the other Transaction Documents. Such right to the appointment of a receiver for the assets of the Obligors shall exist regardless of the value of the security for the amounts due under the Notes or secured hereby or of the solvency of any party bound for the payment of such indebtedness. Obligors hereby irrevocably consent to such appointment and, upon the occurrence of an Event of Default under Section 10.1(c) or Section 10.1(d) of the Financing Agreement, waive notice of any application thereof, and agree that such appointment may be made by Collateral Agent on an ex parte basis.
6.PLedged equity. Each Obligor recognizes that, by reason of certain prohibitions contained in the 1933 Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Equity Collateral conducted without prior registration or qualification of such Equity Collateral under the 1933 Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Equity Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the 1933 Act) and, notwithstanding such circumstances, each Obligor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Equity Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the 1933 Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Equity Collateral, upon written request, each Obligor shall and shall cause each issuer of any Equity Collateral to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Equity Collateral which may be sold by the Collateral Agent in exempt transactions under the 1933 Act and the rules and regulations of the SEC thereunder, as the same are from time to time in effect.
7.Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Sections 5 and 8 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby (a) grants to the Collateral Agent, to the extent not prohibited under any applicable third party agreements or any applicable law, a non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to such rights as each Obligor has to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Obligor, wherever the same may be located, and including in such license access to all media in which any of such Intellectual Property may be recorded or stored and to all computer programs used for the compilation or printout hereof, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Obligor to avoid the risk of invalidation of said Trademarks, and (b) irrevocably agrees that the Collateral Agent may sell any of such Obligor’s Inventory directly to any person, including without limitation persons who have previously purchased such Obligor’s Inventory from such Obligor and in connection with any such sale or other enforcement of the Collateral owned by or licensed to such Obligor and any Inventory that is covered by any Copyright owned by or licensed to such Obligor, the Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Obligor and sell such Inventory as provided herein.
8.Intellectual Property.
(a)Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:
(i)the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Obligor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Obligor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and such Obligor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Obligor agrees to use commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Obligor’s rights in the Intellectual Property by others and for that purpose agrees to use commercially reasonable efforts to maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;
(ii)upon written demand from the Collateral Agent, each Obligor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Obligor’s right, title and interest in and to the Intellectual Property to the extent such grant, conveyance, assignment or other transfer is not prohibited under the terms of any applicable third party agreements or any applicable law, and shall execute and deliver to the Collateral Agent such documents as are reasonably necessary or appropriate to carry out the intent and purposes of this clause (ii);
(iii)each Obligor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon (including any license proceeds under), the Intellectual Property;
(iv)within five (5) Business Days after written notice from the Collateral Agent, each Obligor shall make available to the Collateral Agent, to the extent within such Obligor’s power and authority, such personnel in such Obligor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Obligor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Obligor under or in connection with the Trademarks and Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Obligor’s actual cost, consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and
(v)the Collateral Agent shall have the right to notify, or upon its written request require each Obligor to notify, any obligors of an Obligor with respect to amounts due or to become due to such Obligor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Obligor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Obligor might have done; provided that:

(1)all amounts and proceeds (including checks and other instruments) received by Obligor in respect of amounts due to such Obligor in respect of the Intellectual Property or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Obligor, and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9 hereof; and
(2)Obligor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
(b)If (i) an Event of Default shall have occurred and, by reason of a written waiver from the Secured Parties, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, then upon the written request of any Obligor, the Collateral Agent shall promptly execute and deliver to such Obligor, at such Obligor’s sole cost and expense, such assignments or other documents as may be reasonably necessary to reassign to such Obligor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.
9.APPLICATIONS OF PROCEEDS. The proceeds of any sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, second, to attorneys’ fees and expenses incurred by the Collateral Agent in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations to each Secured Party, and to the payment of any other amounts required by applicable law, after which the Secured Parties shall pay to the Obligor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Obligors will be liable for the deficiency, together with interest thereon, at the Default Rate, and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency. To the extent permitted by applicable law, each Obligor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of any Secured Party. All proceeds hereof or payments under any of the Transaction Documents shall apply to the Secured Parties on a pro-rata basis, in accordance with the principal amount of the Notes outstanding at the time of such payment.
10.COSTS AND EXPENSES. The Obligors agree to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by any Secured Party. The Obligors shall also pay all other claims and charges which in the reasonable opinion of the Collateral Agent might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. The Obligors will also, upon demand, pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (iii) the exercise or enforcement of any of the rights of the Secured Parties under the Transaction Documents. Until so paid, any fees payable hereunder shall be added to the principal amount of the Notes and shall bear interest at the Default Rate.
11.RESPONSIBILITY FOR COLLATERAL. The Obligors assume all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.
12.SECURITY INTEREST ABSOLUTE. All rights of each Secured Party and all Obligations of the Obligors hereunder shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Notes, the other Transaction Documents or any other agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement, the Notes, the other Transaction Documents or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Collateral Agent to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Obligors, or a discharge of all or any part of the Security Interest granted hereby. Until the Obligations (other than Unasserted Contingent Obligations) shall have been paid and performed in full, the rights of each Secured Party shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. Each Obligor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by any Secured Party hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than any Secured Party, then, in any such event, the Obligors’ obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Each Obligor waives all right to require a Secured Party to proceed against any other person or to apply any Collateral which such Secured Party may hold at any time, or to marshal assets, or to pursue any other remedy. Each Obligor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

13.TERM OF AGREEMENT. This Agreement and the Security Interest shall terminate on the date on which all Obligations have been paid in full or have been satisfied or discharged in full (except for Unasserted Contingent Obligations). Upon such termination, the Collateral Agent, at the request and at the expense of the Obligors, will join in executing any termination statement with respect to any financing statement or other security document executed and filed pursuant to this Agreement.
14.POWER OF ATTORNEY, FURTHER ASSURANCES.
(a)Each Obligor authorizes the Collateral Agent, and does hereby make, constitute and appoint the Collateral Agent and its respective officers, agents, successors or assigns with full power of substitution, as such Obligor’s true and lawful attorney-in-fact, with power, in the name of the Collateral Agent or such Obligor, after the occurrence and during the continuance of an Event of Default, (i) to endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party, (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against Obligors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral, (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral, (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral and (v) generally, to do, at the option of the Collateral Agent, and at the expense of such Obligor, at any time, or from time to time, all acts and things, including without limitation, to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with the Collateral, which the Collateral Agent reasonably determines to be necessary to protect, preserve and realize upon the Collateral and the Security Interest granted herein in order to effect the intent of this Agreement, the Financing Agreement and the Notes all as fully and effectually as such Obligor might or could do; and such Obligor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding (except for Unasserted Contingent Obligations).
(b)On a continuing basis, each Obligor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule B attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Collateral Agent, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Collateral Agent the grant or perfection of a perfected first priority security interest in all the Collateral under the UCC (subject to Permitted Liens).
(c)Each Obligor hereby irrevocably appoints the Collateral Agent as such Obligor’s attorney-in-fact, with full authority in the place and stead of such Obligor and in the name of such Obligor, from time to time in the Collateral Agent’s discretion, to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Obligor where permitted by law.

15.NOTICES. All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Financing Agreement.
16.OTHER SECURITY. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Collateral Agent shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any Secured Party’s rights and remedies hereunder.
17.LICENSED COLLATERAL. Notwithstanding any other provision contained herein or any of the other Transaction Documents, after the occurrence and during the continuance of an Event of Default, each Obligor hereby agrees that with respect to any part of the Collateral which may require the consent of any third party or third parties in order for such Obligor to transfer and/or convey its interest in and to such Collateral to the Collateral Agent, as may be required in accordance herewith, such Obligor agrees to and shall use commercially reasonable efforts to obtain such consents or approvals in as expedient manner as practicable.
18.AGENCY.
(a)Appointment. The Secured Parties by their acceptance of the benefits of this Agreement, hereby designate Victory Park as the Collateral Agent to act as specified herein. Each Secured Party shall be deemed irrevocably to authorize the Collateral Agent to take such action on its behalf under the provisions of the Agreement and any other Transaction Document and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder by or through its agents or employees.
(b)Nature of Duties. The Collateral Agent shall have no duties or responsibilities except those expressly set forth herein. Neither the Collateral Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith or be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Obligor or any Secured Party; and nothing in this Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of this Agreement or any other Transaction Document except as expressly set forth herein and therein.
(c)Lack of Reliance on the Collateral Agent. Independently and without reliance upon the Collateral Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Obligors in connection with such Secured Party’s investment in the Borrower, the creation and continuance of the Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Obligors and their subsidiaries, and of the value of the Collateral from time to time, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter. The Collateral Agent shall not be responsible to any Obligor or any Secured Party for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith other than representations made by the Collateral Agent related to its status as an accredited investor under federal and state securities laws, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Transaction Document, or for the financial condition of any Obligor or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Transaction Document, or the financial condition of the Obligors, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under this Agreement, the Financing Agreement, the Notes or any of the other Transaction Documents.
(d)Certain Rights of the Collateral Agent. Subject to this Agreement, the Collateral Agent shall have the right to take any action with respect to the Collateral, on behalf of all of the Secured Parties. The Collateral Agent may, but shall not be obligated, to request instructions from the Secured Parties with respect to any material act or action (including failure to act) in connection with the Agreement or any other Transaction Document, and shall be entitled to act or refrain from acting in accordance with the instructions of Secured Parties that are the Required Holders; if such instructions are not provided despite the Collateral Agent’s request therefor, the Collateral Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Secured Parties in respect of actions to be taken by the Collateral Agent; and the Collateral Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (i) no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Transaction Document, and the Obligors shall have no right to question or challenge the authority of, or the instructions given to, the Collateral Agent pursuant to the foregoing and (ii) the Collateral Agent shall not be required to take any action which the Collateral Agent believes (A) could reasonably be expected to expose it to personal liability or (B) is contrary to this Agreement, the Transaction Documents or applicable law.
(e)Reliance. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Transaction Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts selected by it. Anything to the contrary notwithstanding, the Collateral Agent shall have no obligation whatsoever to any Secured Party to assure that the Collateral exists or is owned by the Obligors or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.
(f)Indemnification. To the extent that the Collateral Agent is not reimbursed and indemnified by the Obligors, the Secured Parties will jointly and severally reimburse and indemnify the Collateral Agent, in proportion to principal outstanding amounts of the Notes held at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or under the Agreement or any other Transaction Document, or in any way relating to or arising out of the Agreement or any other Transaction Document except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Collateral Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder as Collateral Agent, the Collateral Agent may require each Secured Party to deposit with it sufficient sums as it determines in good faith is necessary to protect the Collateral Agent for costs and expenses associated with taking such action.
(g)Resignation by the Collateral Agent.
(i)The Collateral Agent may resign from the performance of all its functions and duties under the Agreement and the other Transaction Documents at any time by giving thirty (30) days’ prior written notice (as provided in this Agreement) to the Obligors and the Secured Parties. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (ii) and (iii) below.
(ii)Upon any such notice of resignation, the Secured Parties, acting by the Required Holders, shall appoint a successor Collateral Agent hereunder.
(iii)If a successor Collateral Agent shall not have been so appointed within said thirty (30) day notice period, the Collateral Agent shall then appoint a successor Collateral Agent who shall serve as Collateral Agent until such time, if any, as the Secured Parties appoint a successor Collateral Agent as provided above. If a successor Collateral Agent has not been appointed within such thirty (30) day notice period, the Collateral Agent may petition any court of competent jurisdiction or may interplead the Secured Parties in a proceeding for the appointment of a successor Collateral Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Secured Parties on demand and shall not be part of the Obligations or otherwise be reimbursable by the Obligors hereunder or under the Transaction Documents.
(iv)Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under the Agreement.  After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of the Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.
(h)Rights with Respect to Collateral. Each Secured Party agrees with all other Secured Parties and the Collateral Agent (i) that it shall not, and shall not attempt to, exercise any rights with respect to its Security Interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Collateral Agent or any of the other Secured Parties in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (ii) that such Secured Party has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Transaction Documents.
(i)The Collateral Agent in its Individual Capacity. The Collateral Agent and its Affiliates may purchase notes from, make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of lending or other business with any party and its Affiliates as though the Collateral Agent was not the Collateral Agent hereunder. With respect to any loans, purchases of notes or issuances of credit, if any, made by the Collateral Agent in its capacity as a Holder, the Collateral Agent in its capacity as a Secured Party shall have the same rights and powers under this Agreement and the other Security Documents as any other Secured Parties and may exercise the same as though it were not the Collateral Agent, and the terms “Secured Party” or “Secured Parties” shall include the Collateral Agent in its capacity as a Secured Party.
19.MISCELLANEOUS.
(a)No course of dealing between the Obligors and any Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder, under the Financing Agreement, the Notes or the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(b)All of the rights and remedies of each Secured Party with respect to the Collateral, whether established hereby, under the Financing Agreement, the Notes or the other Transaction Documents or by any other agreements, instruments or documents entered into in connection therewith or by law shall be cumulative and may be exercised singly or concurrently.
(c)This Agreement, along with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.
(d)In the event any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.
(e)No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.
(f)This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.
(g)Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.
(h)This Agreement shall be a contract made under, and governed and enforced in every respect by, the internal laws of the State of New York, without giving effect to its conflicts of law principles other than §5-1401 and 5-1402 of the New York General Obligations Law. The parties hereto (a) agree that any legal action or proceeding with respect to this Agreement or any other agreement, document, or other instrument executed in connection herewith or therewith, shall be brought in any state or federal court located within New York, New York (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to the Security Documents, or any other agreement, document, or other instrument executed in connection herewith or therewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
(i)OBLIGORS AND SECURED PARTIES IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT, THE FINANCING AGREEMENT, THE NOTES, OR ANY OTHER TRANSACTION DOCUMENT.
(j)This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.
20.JOINDER. In the event a party becomes an Obligor (the “New Obligor”) pursuant to the Joinder Agreement, upon such execution the New Obligor shall be bound by all the terms and conditions hereof to the same extent as though such New Obligor had originally executed this Agreement. The addition of the New Obligor shall not in any manner affect the obligations of the other Obligors hereunder. Each Obligor and Secured Party acknowledges that the schedules and exhibits hereto may be amended or modified in connection with the addition of any New Obligor to reflect information relating to such New Obligor.
21.Limited Recourse and Non-petition.

(a)    The Secured Parties shall have recourse only to the proceeds of the realization of Collateral once the proceeds have been applied in accordance with the terms of this Agreement (the “Net Proceeds”). If the Net Proceeds are insufficient to discharge all payments which, but for the effect of this clause, would then be due (the “Amounts Due”), the obligation of the Company shall be limited to the amounts available from the Net Proceeds and no debt shall be owed to the Secured Parties by the Company for any further sum. The Secured Parties shall not take any action or commence any proceedings against the Company to recover any amounts due and payable by the Company under this Agreement except as expressly permitted by the provisions of this Agreement. The Secured Parties shall not take any action or commence any proceedings or petition a court for the liquidation of the Company, nor enter into any arrangement, reorganization or insolvency proceedings in relation to the Company whether under the laws of the Cayman Islands or other applicable bankruptcy laws until after the later to occur of the payment of all of the Amounts Due or the application of all of the Net Proceeds.
(b)    The Secured Parties hereby acknowledge and agree that the Company's obligations under the Transaction Documents are solely the corporate obligations of the Company, and that the Secured Parties shall not have any recourse against any of the directors, officers or employees of the Company for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by the Transaction Documents.
22.Reaffirmation.
It is the express intention of the parties hereto to reaffirm the Security Interest (as defined in the Original Agreement), and the obligations and liabilities created under the Original Agreement. Each Credit Party acknowledges, ratifies, reaffirms and confirms that the Security Interest granted pursuant to this Agreement secures the indebtedness, liabilities and obligations of the Credit Parties to the Agent, the Lenders and Holders under the Notes and the Financing Agreement. Each reference to the “Pledge and Security Agreement” in any Transaction Document shall mean and be a reference to this Agreement and the Security Interest issued or reaffirmed hereunder, respectively (as each may be further amended, restated, supplemented or otherwise modified from time to time). Cross-references in the Transaction Documents to particular section numbers in the Original Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

[ Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

OBLIGORS:
ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands. By: Name: Title:
ELEVATE CREDIT, INC., a Delaware corporation, as a Guarantor By: Name: Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

OBLIGORS (continued), EACH AS A “GUARANTOR’:
Elastic Financial, LLC
Elevate Decision Sciences, LLC
RISE Credit, LLC
financial education, llc
ELEVATE CREDIT SERVICE, LLC
RISE SPV, LLC
EF FINANCIAL, LLC

By: Elevate Credit, Inc., as Sole Member of each of the above-named entities

By: ______________________________
Name: Kenneth E. Rees
Title:     President

RISE Credit Service of Ohio, LLC
RISE Credit Service of Texas, LLC

By: RISE Credit, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: ______________________________
Name:     Kenneth E. Rees
Title:     President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.
Rise Financial, LLC
RISE Credit of Alabama, LLC
RISE Credit of Arizona, LLC
RISE Credit of California, LLC
RISE Credit of Colorado, LLC
RISE Credit of Delaware, LLC
RISE Credit of Florida, LLC
RISE Credit of Georgia, LLC
RISE Credit of Idaho, LLC
RISE Credit of Illinois, LLC
RISE Credit of Kansas, LLC
RISE Credit of LOUISIANA, LLC
RISE Credit of Mississippi, LLC
RISE Credit of Missouri, LLC
RISE Credit of Nebraska, LLC
RISE Credit of Nevada, LLC
RISE Credit of North Dakota, LLC
RISE Credit of Oklahoma, LLC
RISE Credit of South Carolina, LLC
RISE Credit of South Dakota, LLC
RISE Credit of TEXAS, LLC
RISE CREDIT OF TENNESSEE, LLC
RISE Credit of Utah, LLC
RISE Credit of Virginia, LLC

By: RISE SPV, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: ______________________________
Name: Kenneth E. Rees
Title:     President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.
Elastic LOUISVILLE, LLC
elevate admin, llc
ELASTIC MARKETING, LLC

By: Elastic Financial, LLC, as Sole Member of each of the above-named entities
By: Elevate Credit, Inc., as its Sole Member

By: ______________________________
Name:     Kenneth E. Rees
Title:     President

COLLATERAL AGENT:
VICTORY PARK MANAGEMENT, LLC, as Collateral Agent By: __________________________________ Name: Scott R. Zemnick Title: Authorized Signatory

SCHEDULE A
Principal Places of Business and Other
Collateral Locations of Obligors
1.    Chief Executive Office
All Guarantors have a Chief Executive Office and Principal Place of Business at 4150 International Plaza, Suite 300, Ft. Worth, TX 76109, Tarrant County.

Borrower has its registered office at the offices of Maples FS, PO Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands.
2.    Other Collateral Locations

Name of Entity	Complete Address (including county)	Record Owner	Relationship
Elevate Credit Service, LLC	745 Atlantic Ave Boston, MA 02111 Suffolk County	Iron Mountain	Provider
Elevate Credit Service, LLC	5080 Spectrum Drive Suite 200 West Addison, TX 75001	COP-Spectrum Center, LLC	Lessor (Elevate Credit, Inc. is Sublessor to TC Loan Service, LLC)
Elevate Credit Service, LLC	Solana Beach Corporate Centre II 462 Stevens Avenue Suite #302 Solana Beach, CA 92075	SBCC Holdings, LLC	Lessor (Elevate Credit, Inc. is Sublessee to TC Loan Service, LLC)
Elevate Credit Service, LLC	3348 Peachtree Road NE Suite 700 Atlanta, GA 30326	Regus Management Group, LLC	Lessor (Elevate Credit, Inc. is Sublessee to Think Finance, Inc.)
Elevate Credit Service, LLC	12303 Airport Way Suite 200 Broomfield, CO 80021	Regus Management Group, LLC	Lessor (Elevate Credit, Inc. is Sublessee to Think Finance, Inc.)
PDO Financial, LLC	Bermuda Springs Office Park 330 East Warm Springs Rd Las Vegas, NV 89119	Sagebrush Financial Corporation	Lessor

SCHEDULE B
Recording Jurisdiction

Obligor	Recording Jurisdiction
Elastic, SPV, Ltd.	Washington DC
Presta Holdings, LLC	Delaware
Elastic Financial, LLC	Delaware
Elevate Credit, Inc.	Delaware
Elevate Credit Service, LLC	Delaware
Elevate Decision Sciences, LLC	Delaware
RISE Credit, LLC	Delaware
RISE SPV, LLC	Delaware
Financial Education, LLC	Delaware
PayDay One, LLC	Delaware
PDO Financial, LLC	Delaware
RISE Credit of Alabama, LLC	Delaware
RISE Credit of Arizona, LLC	Delaware
RISE Credit of California, LLC	Delaware
RISE Credit of Colorado, LLC	Delaware
RISE Credit of Delaware, LLC	Texas
RISE Credit of Georgia, LLC	Delaware
RISE Credit of Idaho, LLC	Delaware
RISE Credit of Illinois, LLC	Delaware
RISE Credit of Kansas, LLC	Delaware
RISE Credit of Louisiana, LLC	Delaware
RISE Credit of Maryland, LLC	Delaware
RISE Credit of Mississippi, LLC	Delaware
RISE Credit of Missouri, LLC	Delaware
RISE Credit of Nebraska, LLC	Delaware
RISE Credit of Nevada, LLC	Delaware
RISE Credit of New Mexico, LLC	Delaware
RISE Credit of North Dakota, LLC	Delaware
RISE Credit of Oklahoma, LLC	Delaware
RISE Credit of Oregon	Delaware

RISE Credit of Texas, LLC	Delaware
RISE Credit of South Carolina, LLC	Delaware
RISE Credit of South Dakota, LLC	Delaware
RISE Credit of Utah, LLC	Delaware
RISE Credit of Vermont, LLC	Delaware
RISE Credit of Virginia, LLC	Delaware
RISE Credit Service of Ohio, LLC	Delaware
RISE Credit Service of Texas, LLC	Delaware
Elastic@Work, LLC	Delaware
Elevate@Work Admin, LLC	Delaware
Elevate@Work, LLC	Delaware
PayDay One of California, LLC	Delaware

SCHEDULE C
Commercial Tort Claims

None.

SCHEDULE D
Pledged Companies

Name	Sole Member	State of Formation	Percent of Subsidiary Held
Presta Holdings, LLC	Elevate Credit, Inc.	Delaware	100%
Elastic Financial, LLC	Elevate Credit, Inc.	Delaware	100%
Elevate Credit Service, LLC	Elevate Credit, Inc.	Delaware	100%
Elevate Decision Sciences, LLC	Elevate Credit, Inc.	Delaware	100%
RISE Credit, LLC	Elevate Credit, Inc.	Delaware	100%
RISE SPV, LLC	Elevate Credit, Inc.	Delaware	100%
Financial Education, LLC	Elevate Credit, Inc.	Delaware	100%
PayDay One, LLC	RISE SPV, LLC	Delaware	100%
PDO Financial, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Alabama, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Arizona, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of California, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Colorado, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Delaware, LLC	RISE SPV, LLC	Texas	100%
RISE Credit of Georgia, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Idaho, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Illinois, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Kansas, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Louisiana, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Maryland, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Mississippi, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Missouri, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Nebraska, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Nevada, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of New Mexico, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of North Dakota, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Oklahoma, LLC	RISE SPV, LLC	Delaware	100%

RISE Credit of Oregon	RISE SPV, LLC	Delaware	100%
RISE Credit of Texas, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of South Carolina, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of South Dakota, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Utah, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Vermont, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Virginia, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit Service of Ohio, LLC	RISE Credit, LLC	Delaware	100%
RISE Credit Service of Texas, LLC	RISE Credit, LLC	Delaware	100%
Elastic@Work, LLC	Elastic Financial, LLC	Delaware	100%
Elevate@Work Admin, LLC	Elastic Financial, LLC	Delaware	100%
Elevate@Work, LLC	Elastic Financial, LLC	Delaware	100%
PayDay One of California, LLC	PayDay One, LLC	Delaware	100%

SCHEDULE E
Pledged Equity

Obligor	Pledged Company	Number of Units Pledged	Percent of Pledged Interests	Certificate No. of Pledged Interests	Pledged Interests as % of Total Issued and Outstanding of Pledged Company
Elevate Credit, Inc.	Elevate Credit International Limited	650	65%	8	65%
Elevate Credit, Inc.	Presta Holdings, LLC	100	100%	2	100%
Elevate Credit, Inc.	Elastic Financial, LLC	100	100%	2	100%
Elevate Credit, Inc.	Elevate Credit Service, LLC	100	100%	2	100%
Elevate Credit, Inc.	Elevate Decision Sciences, LLC	100	100%	2	100%
Elevate Credit, Inc.	RISE Credit, LLC	100	100%	2	100%
Elevate Credit, Inc.	RISE SPV, LLC	100	100%	2	100%
Elevate Credit, Inc.	Financial Education, LLC	100	100%	1	100%
RISE SPV, LLC	PayDay One, LLC	100	100%	3	100%
RISE SPV, LLC	PDO Financial, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Alabama, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Arizona, LLC	100	100%	1	100%
RISE SPV, LLC	RISE Credit of California, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of Colorado, LLC	100	100%	1	100%
RISE SPV, LLC	RISE Credit of Delaware, LLC	100	100%	4	100%
RISE SPV, LLC	RISE Credit of Georgia, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Idaho, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of Illinois, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of Kansas, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Louisiana, LLC	100	100%	1	100%
RISE SPV, LLC	RISE Credit of Maryland, LLC	100	100%	1	100%
RISE SPV, LLC	RISE Credit of Mississippi, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Missouri, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of Nebraska, LLC	100	100%	1	100%

RISE SPV, LLC	RISE Credit of Nevada, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of New Mexico, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of North Dakota, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Oklahoma, LLC	100	100%	1	100%
RISE SPV, LLC	RISE Credit of Texas, LLC	100	100%	1	100%
RISE SPV, LLC	RISE Credit of South Carolina, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of South Dakota, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of Utah, LLC	100	100%	3	100%
RISE SPV, LLC	RISE Credit of Vermont, LLC	100	100%	2	100%
RISE SPV, LLC	RISE Credit of Virginia, LLC	100	100%	2	100%
RISE Credit, LLC	RISE Credit Service of Ohio, LLC	100	100%	4	100%
RISE Credit, LLC	RISE Credit Service of Texas, LLC	100	100%	3	100%
Elastic Financial, LLC	Elastic@Work, LLC	100	100%	2	100%
Elastic Financial, LLC	Elevate@Work Admin, LLC	100	100%	3	100%
Elastic Financial, LLC	Elevate@Work, LLC	100	100%	2	100%
PayDay One, LLC	PayDay One of California, LLC	100	100%	1	100%

SCHEDULE F
Controlled Accounts

Name of Bank (addresses below)	Name of Entity on the Account	Account Name or Description	Account Number	Type of Account
TBD	Elastic, SPV, Ltd	Elastic, SPV, Ltd	TBD	TBD
Plains Capital Bank	Rise Credit of Delaware LLC	Rise Credit of Delaware LLC	3600007342	Checking
Plains Capital Bank	Payday One	PayDay One	3600007458	Checking
Plains Capital Bank	Rise Credit LLC	Rise Credit LLC	3600012953	Checking
Plains Capital Bank	PDO Financial, LLC	PDO Financial, LLC	3600007375	Checking
Plains Capital Bank	Presta Holdings	Presta Holdings	3600010072*	Checking
Plains Capital Bank	PayDay One of California	PayDay One of California	3600007664	Checking
Plains Capital Bank	Rise Credit of Utah	Rise Credit of Utah	3600007433	Checking
Plains Capital Bank	Rise Credit of Missouri	Rise Credit of Missouri	3600007367	Checking
Plains Capital Bank	Rise Credit of South Dakota	Rise Credit of South Dakota	3600007391	Checking
Plains Capital Bank	Rise Credit Service of Ohio	Rise Credit Service of Ohio	3600007904	Checking
Plains Capital Bank	Elastic Financial	Elastic Financial ($25,000 Min)	3600010437	Checking
Plains Capital Bank	Rise Credit of South Carolina	Rise Credti of South Carolina	3600008159	Checking
Plains Capital Bank	Rise Credit of California LLC	Rise Credit of California LLC	3600012599	Checking
Plains Capital Bank	Rise Credit of Idaho, LLC	Rise Credit of Idaho, LLC	3600012680	Checking
Plains Capital Bank	Rise Credit of Alabama, LLC	Rise Credit of Alabama, LLC	3600013720	Checking
Plains Capital Bank	Rise Credit of Nevada, LLC	Rise Credit of Nevada, LLC	3600013738	Checking
Plains Capital Bank	Rise Credit of New Mexico, LLC	Rise Credit of New Mexico, LLC	3600013779	Checking
Plains Capital Bank	Rise Credit of Mississippi, LLC	Rise Credit of Mississippi, LLC	3600013746	Checking
Plains Capital Bank	Rise Credit of Illinois, LLC	Rise Credit of Illinois, LLC	3600013753	Checking
Plains Capital Bank	Rise Credit of Virginia, LLC	Rise Credit of Virginia, LLC	3600013761	Checking
Plains Capital Bank	Rise Credit of Vermont, LLC	Rise Credit of Vermont, LLC	3600015261	Checking
Plains Capital Bank	Rise Credit of North Dakota, LLC	Rise Credit of North Dakota, LLC	3600015253	Checking
Plains Capital Bank	Rise Credit of Maryland, LLC	Rise Credit of Maryland, LLC	3600016079	Checking
Plains Capital Bank	Rise Credit of Arizona, LLC	Rise Credit of Arizona, LLC	3600016053	Checking
Plains Capital Bank	Rise Credit of Colorado, LLC	Rise Credit of Colorado, LLC	3600016061	Checking
Plains Capital Bank	Rise Credit of Oregon, LLC	Rise Credit of Oregon, LLC	3600016012	Checking
Plains Capital Bank	Rise Credit of Oklahoma, LLC	Rise Credit of Oklahoma, LLC	3600016004	Checking
Plains Capital Bank	Think@Work LLC	Think@Work LLC	3600015493	Checking

Plains Capital Bank	Rise Credit of Kansas LLC	Rise Credit of Kansas LLC	3600015477	Checking
Plains Capital Bank	TF Payroll of Arizona LLC	TF Payroll of Arizona LLC	3600015568	Checking
Plains Capital Bank	Financial Education LLC	Financial Education LLC	3600016087	Checking
Plains Capital Bank	Rise SPV LLC	Rise SPV LLC	3600015550	Checking
Plains Capital Bank	Elevate Credit Decision Sciences LLC	Elevate Credit Decision Sciences LLC	3600015444	Checking
Plains Capital Bank	Elevate Credit, Inc.	Elevate Credit Inc Operating Account	3600015279	Checking
Plains Capital Bank	Elevate Credit Service, LLC	Elevate Credit Service Operating Account	3600015287	Checking
Plains Capital Bank	Elevate Credit Service, LLC	Elevate Credit Service Payroll Account	3600015295	Checking
Plains Capital Bank	Elevate Credit Service, LLC	Elevate Credit Service Sec125 Account	3600015303	Checking
Republic Bank	Elastic @ Work LLC	Elastic @ Work LLC	57915113	Checking
Republic Bank	Think @ Work LLC	Elastic Reserve Acct	51222620	Checking
BB&T Bank	Elevate Credit Inc	Elevate Credit Inc - Operating	1440000702068	Checking
BB&T Bank	Elevate Credit Service LLC	Elevate Credit Service - Operating	1440000702076	Checking
BB&T Bank	Elevate Credit Service LLC	Elevate Credit Service - Payroll	1440000702092	Checking
BB&T Bank	Elevate Credit Service LLC	Elevate Credit Service - Sec125	1440000702106	Checking
BB&T Bank	Rise SPV, LLC	Rise SPV, LLC	1440000702084	Checking
BB&T Bank	Rise Credit of Louisiana LLC	Rise Credit of Louisiana LLC	1440000702114	Checking

* This account has a zero balance and is in the process of being closed.

Plains Capital Bank Address:
2323 Victory Avenue, Suite 1400
Dallas, Texas 75219

Republic Bank Address:
601 West Market Street
Louisville, KY 40202

BB&T Bank
200 W 2nd Street
Winston Salem, NC 27101-4019

SCHEDULE G
Motor Vehicles

None.

EXHIBIT A-1
CONSENT
_________________, a _____________ (the “Pledged Company”), hereby consents and agrees to cause to be registered on its books and records the pledge of all of ___________’s (“Obligor”) right, title and interest in and to the Pledged Company (as defined in that certain Security Agreement defined below). The Pledged Company acknowledges that it is familiar with that certain Amended and Restated Pledge and Security Agreement by and among Elastic SPV, Ltd., a Cayman Islands company (the “Borrower”), Elevate Credit, Inc., a Delaware corporation (“Elevate”), as a Guarantor, the other Obligors from time to time party thereto and Victory Park Management, LLC, as collateral agent (the “Collateral Agent”) for the benefit of the “Secured Parties” (as defined therein), dated as of February [7], 2019 (as modified, amended, extended, restated, amended and restated or supplemented from time to time, the “Security Agreement”), and agrees that, without the need for any further consent of any other person, it will abide by all notices and instructions relating to the Pledged Company sent by the Collateral Agent. All notices to the Pledged Company should be sent to its address set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Security Agreement.
The Pledged Company agrees that all amounts which it may from time to time owe to the Obligor under its organizational documents shall, following written notice by the Collateral Agent to the Pledged Company that an Event of Default has occurred and is continuing, be paid, in immediately available funds, directly to the Collateral Agent without off-set or counterclaim for application on account of the Obligations. In the event the Collateral Agent duly demands payment from the Pledged Company pursuant to the foregoing Security Agreement and the Pledged Company shall fail to make payment thereof within 30 days thereof, the Pledged Company shall pay the Collateral Agent all costs of enforcing the Collateral Agent’s rights against the Pledged Company (including attorney’s and paralegal fees) together with interest at the rate set forth in Notes and/or Financing Agreement on all amounts actually found to be owing to the Collateral Agent from the date of such demand to the date of payment. Any and all payments made by the Pledged Company to the Collateral Agent in accordance with the preceding sentence shall be deemed payments to the Obligor.
[Signature page follows]

IN WITNESS WHEREOF, the Pledged Company has caused this Consent to be duly signed and delivered as of the date first above written.
Pledged Company:
[Pledged Company]

By:
Name:
Title:
Address:
[______________]
Attention: [______________]
Tel. No. [______________]
Fax No. [______________]
E-mail: [______________]
With a copy to:
[______________]

EXHIBIT A-2
PLEDGE INSTRUCTION
BY THIS PLEDGE INSTRUCTION, dated ________________, 20__, _________ (the “Pledgor”), hereby instructs ________________, a __________ (the “Pledged Company”), to register a pledge in favor of Victory Park Management, LLC, as Collateral Agent (“Collateral Agent”) for itself and the Secured Parties (under and as defined in that certain Amended and Restated Pledge and Security Agreement, in the form attached hereto as Annex A (the “Security Agreement”) of all of the Pledgor’s, right, title and interest in and to the Pledged Company, whether now owned or hereafter acquired by the Pledgor (the “Pledged Interest”).
1.    PLEDGE INSTRUCTIONS. The Pledged Company is hereby instructed by the Pledgor to register all of the Pledgor’s right, title and interest in and to all of the Pledgor’s interests and/or pledged interests in the Pledged Company as subject to the Transaction Documents (as defined in the Security Agreement) in favor of the Collateral Agent (in accordance with and subject to the Security Agreement) which, upon such registration, shall become the registered pledgee of the Pledged Interest with all rights incident thereto.
2.    INITIAL TRANSACTION STATEMENT. The Pledged Company is further instructed by the Pledgor to promptly inform the Collateral Agent of the registration of the pledge by sending the transaction statement, in the form attached hereto as Annex A, to Victory Park Management, LLC, as Collateral Agent, 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606, Attention: Scott R. Zemnick, General Counsel.
3.    WARRANTIES OF THE PLEDGOR. The Pledgor hereby warrants that (i) the Pledgor is an appropriate person to originate this instruction and (ii) the Pledgor is entitled to effect the instruction contained herein.
[Signature page follows]

IN WITNESS WHEREOF, the Pledgor has caused this Pledge Instruction to be duly signed and delivered as of the date first above written.
Pledgor:
[Pledgor]

By:
Name:
Title:
Address:
[______________]
Attention: [______________]
Tel. No. [______________]
Fax No. [______________]
E-mail: [______________]
With a copy to:
[______________]

ANNEX A
to
Pledge Instruction
Form of Initial Transaction Statement
Victory Park Management, LLC, as Collateral Agent
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention: Scott R. Zemnick, General Counsel

On ______________, 20__, the undersigned, [__________], a [__________] (the “Pledged Company”), caused the pledge of 100% of the interests in the Pledged Company (the “Pledged Interest”) held by [__________], a [__________], in favor of Victory Park Management, LLC, as Collateral Agent, to be registered on the books and records of the Pledged Company. Except for the terms and conditions contained in the [__________] of the Pledged Company, the Pledged Company has no liens, restrictions or adverse claims to which the Pledged Interest is or may be subject, as of the date hereof.

[Pledged Company]

By:
Name:
Title:

EXHIBIT B
UCC FINANCING STATEMENTS

EXHIBIT C
FORM OF SECRETARY’S CERTIFICATE
The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of _______________, a ______________ _____________ (the “Company”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Company and in connection with the Amended and Restated Financing Agreement, dated as of February [7], 2019 by and among the Company, the other Credit Parties party thereto, the Lenders identified therein and Victory Park Management, LLC, as administrative agent and collateral agent for the Lenders and the Holders (the “Financing Agreement”), and further certifies in his official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Financing Agreement.

1.
Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the board of directors or managers (or other governing body) of the Company. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof, and are now in full force and effect.

2.
Attached hereto as Exhibit B is a true, correct and complete copy of the certificate of formation of the Company, together with any and all amendments thereto currently in effect, and as of the date hereof no action has been taken to further amend, modify or repeal such certificate of formation, the same being in full force and effect in the attached form as of the date hereof.

3.
Attached hereto as Exhibit C is a true, correct and complete copy of the operating agreement or limited liability company agreement of the Company and any and all amendments thereto currently in effect, and as of the date hereof no action has been taken to further amend, modify or repeal such operating agreement or limited liability company agreement, the same being in full force and effect in the attached form as of the date hereof.

4.
Attached hereto as Exhibit D is a certificate from the Secretary of State of the State of Delaware certifying that as of the date thereof, the Company is duly formed under the laws of the State of Delaware and remains an existing limited liability company in good standing under the laws of such state as of such date.

5.
Attached hereto as Exhibit E are certificates evidencing the Company’s qualification as a foreign limited liability company and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect.

6.
Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Financing Agreement and each of the other Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature
_________________________
_________________________
_________________________

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this ___ day of _______.
By:
Name:
Title: Secretary

I, ______________, as an _______________ of the Company, hereby certify that ________________ is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is his true signature.
By:
Name:
Title:

EXHIBIT D
FORM OF OFFICER’S CERTIFICATE

[_______], 20[_]

The undersigned, being the duly appointed director of Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), hereby represents, warrants and certifies, in his capacity as director of the Borrower, to the Agent, the Holders and the Lenders pursuant to Section 5.1(i) of the Amended and Restated Financing Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors party thereto, the Lenders identified therein and Victory Park Management, LLC, as administrative and collateral agent for the Lenders and the Holders (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Financing Agreement):

1.
The representations and warranties made by the Borrower in the Transaction Documents are true and correct in all material respects (without duplication of any materiality qualifiers) as of the date when made and as of the date hereof (except for representations and warranties that speak as of a specific date, which are true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date);

2.
The Borrower has performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by them on or prior to the date hereof;

3.	The conditions to the Closing specified in Section 5.1 of the Financing Agreement have been satisfied;

4.
No action has been taken with respect to any merger, consolidation, liquidation or dissolution of the Borrower or with respect to the sale of substantially all of their assets, nor is any such action pending or contemplated;

5.	Since the Diligence Date, there has been no change which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

6.
No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred and is continuing or will result from the issuance of the Notes at the Closing;

7.	After giving effect to the transactions contemplated by the Transaction Documents, the Borrower is not Insolvent; and

8.
Attached hereto as Exhibit A are true, correct and complete copies of the documents listed below and such documents have not been rescinded, modified or amended and remain in full force and effect as of the date hereof:

(a)	Form Consumer Loan Agreements;

(b)	Participation Agreement; and

(c)	Program Guidelines.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate in his capacity as director of the Borrower, as of the date first written above.
ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	__________________________________
Name:
Title:

Exhibit A to Officer’s Certificate

See attached.

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
Reference is made to that certain Amended and Restated Financing Agreement, dated as of February [7], 2019 (as modified, amended, extended, restated, amended and restated or supplemented from time to time, the “Financing Agreement”) by and among Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), the Guarantors from time to time party thereto, the lenders listed on the Schedule of Lenders attached thereto (each individually, a “Lender” and collectively, the “Lenders”) and Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders and the Holders (as defined therein). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to the Agent pursuant to the terms of Section 8.2(c) of the Financing Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Financing Agreement.
Enclosed herewith is a copy of the financial statements that are required to be delivered pursuant to Section 8.2[(a)/(b)] of the Financing Agreement for [calendar month]/[Fiscal Year] ending as of [date of end of period] (the “Computation Date”), which (i) are in accordance with the books and records of the Credit Parties, which have been maintained in such a manner as to permit the preparation of consolidated financial statements in accordance with GAAP, and (ii) are true and correct and fairly present in accordance with GAAP, the financial condition and results of operations of the Credit Parties and their Subsidiaries as of the Computation Date and for the period covered thereby, subject solely in the case of financial statements delivered pursuant to Section 8.2(a) of the Financing Agreement, to normal year-end adjustments and absence of footnote disclosure.
I, [Name of Officer], director of the Borrower, does hereby certify in such capacity, on behalf of the Credit Parties, that (i) the amounts and computations of the covenants set forth in Section 8.1 of the Financing Agreement set forth on Schedule A attached hereto are true and correct, (ii) the Credit Parties are in compliance with each covenant set forth in Section 8 of the Financing Agreement and each representation and warranty contained in Section 7 of the Financing Agreement is true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as though made on such date (except for representations and warranties that speak as of a specific date, which representations and warranties were true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such specific date) and (iii) [I have not become aware of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing.] [If an Event of Default exists, provide a description of it and the steps, if any, being taken to cure it.]

[Signature Page Follows]

[Signature Page to Compliance Certificate]

IN WITNESS WHEREOF, the undersigned has signed this Certificate as of this ________ day of __________, 20__.
ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Borrower

By
Name: _______________________________
Title: _______________________________

SCHEDULE A

A.Section 8.1(a) - Loan to Value Ratio

1.Outstanding principal amount of the Notes as of the date of determination	$

2.Aggregate outstanding principal amount of Current Consumer Loans as of the date of determination	$

3.Maximum Loan to Value Ratio in effect as of the date of determination in accordance with the definition of “Borrowing Base” in the Financing Agreement*	$

4.Product of amounts under 2 + 3	$

5.Aggregate unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Credit Parties shall be deemed to be “restricted”) cash and Cash Equivalent Investments of the Credit Parties with respect to which Agent shall have a perfected Lien, in each case, as of the date of determination
__________

6.Total Value (“Borrowing Base”) (Sum of amounts under 4 + 5)	__________

Compliance (i.e. greater than or equal to 1.00 to 1.00?):	[YES/NO]
* Refer to the definition of “Borrowing Base” in the Financing Agreement for a determination of the Maximum Loan to Value Ratio as of the date of measurement.

B.Section 8.01(b) - Corporate Cash

1.Lowest sum of unrestricted cash and Cash Equivalent Investments of Elevate Credit Parent with respect to which Agent has a perfected Lien since the date of most recently delivered Certificate	$

2.Minimum aggregate cash balance required	$**

** Refer to Section 8.1(b) of Financing Agreement for determination of the minimum amount of Corporate Cash as of the date of measurement.

Compliance:	[YES/NO]

C.Section 8.1(c) - Total Cash

1.Amount of Total Cash as of the last day of each calendar month	$

2.5% of total Receivables of Elevate Credit Parent and its Subsidiaries	$

Compliance:	[YES/NO]

D.Section 8.1(d) - Book Value of Equity

1.Total assets of the Credit Parties and their Subsidiaries as of date of determination	$

2.Less intangible assets of the Credit Parties and their Subsidiaries as of date of determination	$

3.Less total liabilities of the Credit Parties and their Subsidiaries as of date of determination	$

4.Book Value of Equity (Amount under 1 minus amount under 2 minus amount under 3)	$

5.Minimum required Book Value of Equity	$85,000,000

Compliance:	[YES/NO]

E.Section 8.1(e) - Past Due Roll Rate

1.Ratio of (i) the aggregate outstanding principal balance of Consumer Loans (a) that have a principal payment that is one or more days past due but not greater than thirty days past due or (b) that did not have a principal payment that is one or more days past due in the calendar month immediately prior to the calendar month that includes the date of determination but became charged off in accordance with the Program Guidelines in the calendar month that includes such date of determination, in each case, in [calendar month that includes the date of this certificate] to (ii) the aggregate outstanding principal balance of Consumer Loans that do not have a principal payment that became one or more days past due or is otherwise charged off in accordance with the Program Guidelines, in each case, as of the last day of the [calendar month immediately prior to the calendar month that includes the date of this certificate]

2.Ratio of (i) the aggregate outstanding principal balance of Consumer Loans (a) that have a principal payment that is one or more days past due but not greater than thirty days past due or (b) that did not have a principal payment that is one or more days past due in the calendar month immediately prior to the calendar month that includes the date of determination but became charged off in accordance with the Program Guidelines in the calendar month that includes such date of determination, in each case, in [calendar month that is one (1) month prior to the calendar month that includes the date of this certificate] to (ii) the aggregate outstanding principal balance of Consumer Loans that do not have a principal payment that became one or more days past due or is otherwise charged off in accordance with the Program Guidelines, in each case, as of the last day of the [calendar month immediately prior to the calendar month that is one (1) month prior to the calendar month that includes the date of this certificate]

3.Average of 1 and 2

4.Maximum Trailing Past Due Roll Rate	___%
Compliance:	[YES/NO]

F.Section 8.1(f) - Four Month Vintage Charge Off Rate

1.As of [calendar month that includes the date of this certificate] and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the fourth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination.

2.As of [calendar month immediately prior to the calendar month that includes the date of this certificate] and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the fourth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination.

3.As of [calendar month two (2) months immediately prior to the calendar month that includes the date of this certificate] and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the fourth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination.

4.Average of 1, 2 and 3

5.Maximum Four Month Vintage Charge Off Rate	___%
Compliance:	[YES/NO]

G.Section 8.1(g) - Twelve Month Vintage Charge Off Rate

1.As of [calendar month that includes the date of this certificate] and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the twelfth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination

2.As of [calendar month immediately prior to the calendar month that includes the date of this certificate] and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the twelfth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination

3.As of [calendar month two (2) months immediately prior to the calendar month that includes the date of this certificate] and with respect to any Vintage Pool, the ratio of (i) the aggregate Charge Off amount in such Vintage Pool during the period beginning on the applicable date of origination through the end of the month of such origination and ending on the twelfth consecutive calendar month after such month of origination to (ii) the aggregate principal balance of such Vintage Pool at the time of origination

4.Average of 1, 2 and 3

5.Maximum Twelve Month Vintage Charge Off Rate:	___%
Compliance:	[YES/NO]

H.Section 8.1(h) - Excess Spread

1.As of [calendar month that includes the date of this certificate], the ratio expressed as a percentage of (a) the aggregate amount of interest collections from Consumer Loans less any Charge Offs, in each case, in the calendar month immediately prior to the calendar month that includes such date of determination over (b) the aggregate principal balance of Consumer Loans as of the first day of the calendar month immediately prior to the calendar month that includes such date of determination***

*** Refer to the definition of “Excess Spread” in the Financing Agreement if the date of determination is the last day of the calendar month.

2.As of [calendar month immediately prior to the calendar month that includes the date of this certificate], the ratio of (i) the ratio expressed as a percentage of (a) the aggregate amount of interest collections from Consumer Loans less any Charge Offs, in each case, in the calendar month immediately prior to the calendar month that includes such date of determination over (b) the aggregate principal balance of Consumer Loans as of the first day of the calendar month immediately prior to the calendar month that includes such date of determination

3.Average of 1 and 2

4.Minimum Excess Spread	___%

Compliance:	[YES/NO]

EXHIBIT F
FORM OF NOTICE OF PURCHASE AND SALE
Victory Park Management, LLC,
as Agent under the Financing Agreement described below
_______________ __, ____
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Financing Agreement, dated as of February [7], 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), the Guarantors party thereto, Victory Park Management, LLC, as Agent, and the Lenders signatory thereto from time to time. Capitalized terms used but not otherwise defined in this letter shall have the meanings given to such terms in the Financing Agreement.
The Borrower hereby gives you irrevocable notice, pursuant to Section 2.1 of the Financing Agreement of its request of an issuance under the Notes (the “Proposed Issuance”) under the Financing Agreement and, in that connection, sets forth the following information:
a.    The amount of the Proposed Issuance is $__________     Must be in increments of not less than $100,000.;
b.    The date of the Proposed Issuance is __________, ____     Must be a Permitted Issuance Date. (the “Issuance Date”); and
c.    The proceeds of the Proposed Issuance shall be disbursed in accordance with the instructions set forth on Exhibit A attached hereto.
The undersigned hereby certifies that attached hereto as Exhibit B is a true and correct calculation (which calculation shall be in form and substance reasonably acceptable to the Agent) of the Borrowing Base of the Borrower as of a date no earlier than the end of the most recently ended fiscal month and no later than the day immediately preceding the Issuance Date.

The undersigned hereby certifies that the following statements are true and correct on the date hereof and will be true and correct on the Issuance Date, both before and after giving effect to the Proposed Issuance:
i.    Each representation and warranty by each Credit Party contained in the Financing Agreement and in each other Transaction Document are true and correct in all material respects (without duplication of any materiality qualifiers) as of the Issuance Date (subject to such updates to the Schedules, if any, as are approved by the Agent in its reasonable discretion), except to the extent that such representation or warranty expressly relates to an earlier date, including the Closing Date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date);
ii.    No Event of Default or event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default has occurred and is continuing or would result after giving effect to such Proposed Issuance;
iii.    After giving effect to such Proposed Issuance, the aggregate outstanding principal amount of the Notes does not exceed the Maximum Commitment;
iv.    The Issuance Date is a Permitted Issuance Date; and
v.    After giving effect to the Proposed Issuance, the Debt-to-Equity Ratio of the Borrower is not more than 9-to-1.
[Balance of page intentionally left blank; signature page follows.]

ELASTIC SPV, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as the Borrower

By:
Name:
Title:

Exhibit A to
Notice of Purchase and Sale
Instructions for Disbursement of Proceeds
[Insert]

Exhibit B to
Notice of Purchase and Sale
Calculation of Borrowing Base of Borrower

Borrowing Base as of _________, 20__ To be a date no earlier than the end of the most recently ended fiscal month and no later than the day immediately preceding the Issuance Date.

A.the aggregate balance of Eligible Consumer Loans on such date	$

B.Excess Concentration Amounts on such date	$

C.(A minus B above) multiplied by 0.85	$

D.one hundred percent (100%) of the balance of the unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Borrower shall be deemed to be “restricted”) cash and Cash Equivalent Investments of the Borrower on such date for which the Agent shall have a first-priority perfected Lien
$

E.Borrowing Base (Sum of C and D above)	$

EXHIBIT G
FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”) dated as of ________ ___, 20___ is executed by the undersigned for the benefit of Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders and the Holders (as defined therein) in connection with that certain Amended and Restated Financing Agreement dated as of February [7], 2019 among Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto and the Agent (as amended, supplemented or modified from time to time, the “Financing Agreement”), that certain Pledge and Security Agreement dated as of July 1, 2015 among the Borrower, Elevate, the other Guarantors party thereto and the Agent (as amended, supplemented or modified from time to time, the “Pledge and Security Agreement”) and that certain letter agreement dated as of July 1, 2015 among the Borrower, Elevate, the other Assignors party thereto and the Agent (as amended, supplemented or modified from time to time, the “Collateral Assignment”). Capitalized terms not otherwise defined herein are being used herein as defined in the Financing Agreement.
The signatory hereto is required to execute this Joinder Agreement pursuant to Section 8.24 of the Financing Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:
1.    The undersigned expressly assumes all the obligations of (a) a Guarantor and a Credit Party under the Financing Agreement, (b) an Obligor under the Pledge and Security Agreement and (c) an Assignor under the Collateral Assignment and agrees that such Person is (x) a Guarantor and a Credit Party under the Financing Agreement and bound as a Guarantor and a Credit Party under the terms of the Financing Agreement, (y) an Obligor under the Pledge and Security Agreement and bound as an Obligor under the terms of the Pledge and Security Agreement and (z) an Assignor under the Collateral Assignment and bound as an Assignor under the terms of the Collateral Agreement, in each case, as if it had been an original signatory to the Financing Agreement, the Pledge and Security Agreement and the Collateral Assignment. Without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the undersigned hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties, a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned subject to the provisions of the Financing Agreement, the Pledge and Security Agreement and the Collateral Assignment.

2.    The information set forth in Annex 1-A to this Joinder Agreement is hereby added to the information set forth in Schedules A through G to the Pledge and Security Agreement.
3.    The undersigned’s address and fax number for notices under the Financing Agreement, the Pledge and Security Agreement and the Collateral Assignment shall be the address and fax number set forth below its signature to this Joinder Agreement.
4.    This Joinder Agreement shall be deemed to be part of, and a modification to, the Financing Agreement, the Pledge and Security Agreement and the Collateral Assignment and shall be governed by all the terms and provisions of the Financing Agreement, the Pledge and Security Agreement and the Collateral Assignment, which shall continue in full force and effect as modified hereby as a valid and binding agreement of the undersigned enforceable against such person or entity. The undersigned hereby waives notice of Agent’s acceptance of this Joinder Agreement. The undersigned will deliver an executed original of this Joinder Agreement to Agent.
5.    The undersigned hereby represents and warrants that each of the representations and warranties contained in the Financing Agreement, the Pledge and Security Agreement and the Collateral Assignment applicable to it is true and correct in all material respects (without duplication of any materiality qualifiers) on and as the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[NEW CREDIT PARTY]

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

Address:    ____________________________
____________________________
Attn: _______________________
Fax: ---________________________

ANNEX 1-A

SCHEDULES TO PLEDGE AND SECURITY AGREEMENT

See attached.

SCHEDULE A
Principal Places of Business and Other
Collateral Locations of Obligors

1.    Chief Executive Office

2.    Other Collateral Locations

SCHEDULE B
Recording Jurisdiction

SCHEDULE C
Commercial Tort Claims

SCHEDULE D
Pledged Companies

SCHEDULE E
Pledged Equity

Obligor	Pledged Company	Percent of Pledged Interests	Certificate No. of Pledged Interests	Pledged Interests as % of Total Issued and Outstanding of Pledged Company

SCHEDULE F
Controlled Accounts

SCHEDULE G
Motor Vehicles

EXHIBIT I
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders Relying on the Portfolio Interest Exemption For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Amended and Restated Financing Agreement, dated as of February [7], 2019 (as modified, amended, extended, restated, amended and restated or supplemented from time to time, the “Financing Agreement”) by and among Elastic SPV, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), the Guarantors from time to time party thereto, the lenders listed on the Schedule of Lenders attached thereto (each individually, a “Lender” and collectively, the “Lenders”) and Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders and the Holders (as defined therein).
Pursuant to the provisions of Section 2.6(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iii) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

SCHEDULES
TO
AMENDED AND RESTATED FINANCING AGREEMENT

Schedule 1.1        Program Guidelines

Republic Bank & Trust Company (“Lender”) and
EM Marketing, LLC and Elevate Decision Sciences, LLC
(each a “Service Provider” and collectively “Service Providers”)

The Elastic Line of Credit (“Product”) Program Guidelines are agreed upon from time to time by Lender and Service Providers in accordance with the Amended and Restated License and Support Agreement, the First Amendment to the Amended and Restated License and Support Agreement, the Amended and Restated Joint Marketing Agreement and the First Amendment to the Amended and Restated Joint Marketing Agreement, each of which is entered into by Lender and a Service Provider.

1.
Service Provider and Lender market the Product to potential consumers through certain initiatives, including but not limited to, organic, direct mail and online advertising, and referrals through marketing partner websites.

2.	A potential customer (“Applicant”) visits the Product website at www.elastic.com.

A.
Applicant provides all information necessary to complete the application (the “Application”). All completed and signed applications and applicant’s personal information are stored in Service Provider's secure computer system (the “System”).

i.
New customers - Applicant visits the Product website to complete and submit the Application and establish an Elastic account (“Account”) with Lender; submitted information is entered into and stored in the System.

ii.
Returning customers - Applicant visits Product website, logs into the Applicant’s Account and is asked to enter updated information into Service Provider’s System. The System populates the Application with the Applicant’s information, which the Applicant reviews and electronically signs.

B.	Service Provider confirms Applicant’s identification.

C.	Applicant’s information is stored in the System and processed through the System for Lender underwriting approval, denial, or request for additional information.

D.
If applicant’s information is deficient in any way or if the Applicant does not satisfy Lender’s fraud or underwriting criteria, Lender may reject the Applicant's Application or request additional information.

3.	Applicant requests a Line of Credit (“Loan”) from Lender:

A.
The Application is evaluated using Lender's underwriting criteria. Lender retains the sole and absolute discretion whether or not to make a Loan to any prospective Applicant and the Credit Limit of each such Loan.

B.	If Lender declines to make a Loan to Applicant, Lender issues a Notice of Adverse Action to Applicant.

i.	Lender shall address any questions received from applicants about NOAAs issued by Lender with assistance of Service Provider as needed.

4.	Loan Process

A.	If the Loan is preliminarily approved by Lender, the Approved Applicant has 10 calendar days to accept the Line of Credit, which establishes the now Customer’s Account.

i.
The Lender's Federal Truth-in-Lending Disclosures, Credit Agreement and Terms and Conditions (“Terms and Conditions”) are reviewed and agreed to by the Customer as a condition of establishing the Customer’s Account.

ii.
Copies of the Terms and Conditions and Privacy Policy are available on the Product website at www.elastic.com. Electronically signed copies of the Application or optional AutoPay Authorization are retained under the Applicant’s Account in the System.

5.	Basic Provisions of Each Loan

A.	Lender retains the sole and absolute discretion whether or not to make a Loan to any Applicant and the Credit Limit of each such Loan.

B.	Credit Limit - To be determined by Lender from $500-$4,500.

C.
Fees - Elastic charges a 5% or 10% Cash Advance Fee, depending on the Approved Applicant’s (“Customer”) Billing Cycle, for each Cash Advance the Customer requests. The Lender deducts the Cash Advance Fee from the amount of the Cash Advance and delivers only the Elastic Cash amount to the Customer. In addition, if the Customer has a Carried Balance of greater than $10.00 on their Statement, a Carried Balance Fee of $5 - $350 will apply as outlined in the Terms and Conditions.

D.
Loan Term - The Elastic Line of Credit is designed to enter a Cooling-Off Period if there is a Balance on the Account for 10 consecutive months. The terms of the Cooling-Off Period are defined in the Terms and Conditions.

E.
Loan Repayment. Customer agrees to pay the entire Balance of the Account as outlined in the Terms and Conditions. The Customer agrees to pay at least the Required Payment by the Payment Due Date shown on each Statement. The Lender credits payments to the Customer’s Account on the day the payment is received. For Customer’s convenience, and with Customer’s consent, the Lender will initiate ACH debits for payments on the Payment Due Date. If Customer does not voluntarily provide ACH authorization, payments may be made by check, money order, debit card or such other mechanism as Lender may determine.

F.	Loan Defaults are outlined in the Terms and Conditions, which are published on the Product website at www.elastic.com and provided to Customers.

G.	Truth in Lending - The Cash Advance Fee and Carried Balance Fee are Finance Charges as disclosed in the Truth-In-Lending Disclosures in Section A of the Terms and Conditions based on Regulation Z.

H.	Compliance - Each Loan complies with applicable consumer protection, federal, state, and usury laws and/or regulations.

I.
Cancellation - Customer has the right to cancel any Cash Advance request before 5:00 p.m. eastern time on the 5th business day following the cash advance request (“Cancellation Deadline”). If the Elastic Cash has not been sent by Lender, the Customer may cancel the cash advance request by phone or email by the Cancellation Deadline. If the Elastic Cash has been sent by Lender, the Customer must send, and the Lender must receive, written notice of cancellation and Customer must return the entire amount of the

Elastic Cash by the Cancellation Deadline. If the Lender does not receive the full amount of the cancelled Elastic Cash by the Cancellation Deadline, the Lender will be unable to process the cancellation. The Customer must then repay the Elastic Cash received and any related Finance Charges, as outlined in the Terms and Conditions.

6.	Other Program Processes

A.	Loan Servicing - Outsourced to third-party service providers, separate and distinct from Service Providers.

B.	Document Retention - Lender shall retain and store electronic copies of all Loan Documents for as long as required by state or federal law.

C.	Participation - Lender sells and transfers certain undivided participation interests in Loans to Elastic SPV, Ltd. on an ongoing basis pursuant to a participation agreement.

Schedule 7.1        Subsidiaries

Name	Sole Member	State of Formation	Percent of Subsidiary Held
Elevate Credit International Limited	Elevate Credit, Inc.	United Kingdom	100%
Elevate Credit Service, LLC	Elevate Credit, Inc.	Delaware	100%
Elevate Decision Sciences, LLC	Elevate Credit, Inc.	Delaware	100%
Elastic Financial, LLC	Elevate Credit, Inc.	Delaware	100%
RISE Credit, LLC	Elevate Credit, Inc.	Delaware	100%
RISE SPV, LLC	Elevate Credit, Inc.	Delaware	100%
Financial Education, LLC	Elevate Credit, Inc.	Delaware	100%
Today Card, LLC	Elevate Credit, Inc.	Delaware	100%
EF Financial, LLC	Elevate Credit, Inc.	Delaware	100%
Rise Financial, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Alabama, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Arizona, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of California, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Colorado, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Delaware, LLC	RISE SPV, LLC	Texas	100%
Rise Credit of Florida, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Georgia, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Idaho, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Illinois, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Kansas, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Louisiana, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Mississippi, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Missouri, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Nebraska, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Nevada, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of North Dakota, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Oklahoma, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Texas, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Tennessee, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of South Carolina, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of South Dakota, LLC	RISE SPV, LLC	Delaware	100%

RISE Credit of Utah, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit of Virginia, LLC	RISE SPV, LLC	Delaware	100%
RISE Credit Service of Ohio, LLC	RISE Credit, LLC	Delaware	100%
RISE Credit Service of Texas, LLC	RISE Credit, LLC	Delaware	100%
Elastic Louisville, LLC	Elastic Financial, LLC	Delaware	100%
Elevate Admin, LLC	Elastic Financial, LLC	Delaware	100%
Elastic Marketing, LLC	Elastic Financial, LLC	Delaware	100%
Today Marketing, LLC	Today Card, LLC	Delaware	100%
TODAY SPV, LLC	Today Card, LLC	Delaware	100%
EF Marketing, LLC	EF Financial, LLC	Delaware	100%

Schedule 7.5Consents

NONE

Schedule 7.7        Equity Capitalization

For Elevate Credit, Inc.:

Elevate Credit is a publicly traded corporation.

For Subsidiaries of Elevate Credit, Inc.:

Issuer	Holder	Class of Stock or Other Interests	Certificate No.	No. of Units	Percent of Subsidiary Held
Elevate Credit International Limited	Elevate Credit, Inc.	Ordinary Shares	10 11	350 650	100%
Elevate Credit Service, LLC	Elevate Credit, Inc.	membership interest	2	100	100%
Elevate Decision Sciences, LLC	Elevate Credit, Inc.	membership interest	2	100	100%
Elastic Financial, LLC	Elevate Credit, Inc.	membership interest	2	100	100%
RISE Credit, LLC	Elevate Credit, Inc.	membership interest	2	100	100%
RISE SPV, LLC	Elevate Credit, Inc.	membership interest	2	100	100%
Financial Education, LLC	Elevate Credit, Inc.	membership interest	1	100	100%
Today Card, LLC	Elevate Credit, Inc.	membership interest	1	100	100%
EF Financial, LLC	Elevate Credit, Inc.	membership interest	1	100	100%
Rise Financial, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit of Alabama, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit of Arizona, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of California, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of Colorado, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of Delaware, LLC	RISE SPV, LLC	membership interest	4	100	100%
Rise Credit of Florida, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of Georgia, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit of Idaho, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of Illinois, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of Kansas, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit of Louisiana, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of Mississippi, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit of Missouri, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of Nebraska, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of Nevada, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit of North Dakota, LLC	RISE SPV, LLC	membership interest	2	100	100%

RISE Credit of Oklahoma, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of Texas, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of Tennessee, LLC	RISE SPV, LLC	membership interest	1	100	100%
RISE Credit of South Carolina, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of South Dakota, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of Utah, LLC	RISE SPV, LLC	membership interest	3	100	100%
RISE Credit of Virginia, LLC	RISE SPV, LLC	membership interest	2	100	100%
RISE Credit Service of Ohio, LLC	RISE Credit, LLC	membership interest	4	100	100%
RISE Credit Service of Texas, LLC	RISE Credit, LLC	membership interest	3	100	100%
Elastic Louisville, LLC	Elastic Financial, LLC	membership interest	2	100	100%
Elevate Admin, LLC	Elastic Financial, LLC	membership interest	3	100	100%
Elastic Marketing, LLC	Elastic Financial, LLC	membership interest	2	100	100%
Today Marketing, LLC	Today Card, LLC	membership interest	1	100	100%
Today SPV, LLC	Today Card, LLC	membership interest	1	100	100%
EF Marketing, LLC	EF Financial, LLC	membership interest	1	100	100%

Schedule 7.8Indebtedness and Other Contracts

(i)	NONE

(ii)	See Elevate Credit's most recent public filing for a current list of material agreements.

(iii)    NONE

Schedule 7.12        Intellectual Property Rights

NONE

Schedule 7.22        Conduct of Business; Regulatory Permits

NONE

Schedule 7.27        ERISA and UK Pension Schemes

(a) See below:

1.	Elevate Credit has two equity incentive plans to provide equity incentives to employees at its discretion.

2.	Elevate Credit provides Workers Compensation insurance to its employees through CNA Financial Corporation for all states except Washington, which is provided through the State of Washington.

3.	Elevate Credit provides a Vision Insurance Plan to its employees through Avesis.

4.	Elevate Credit provides Flexible Spending Accounts to its employees through Infinisource.

5.	Elevate Credit provides COBRA to its employees through Infinisource.

6.	Elevate Credit provides a Dental insurance plan to its employees through Sun Life Financial.

7.	Elevate Credit provides Short Term Disability to its employees through Cigna.

8.	Elevate Credit provides Long Term Disability to its employees through Cigna

9.	Elevate Credit provides Group life/ AD&D to its employees through Cigna.

10.	Elevate Credit provides Voluntary Life/ AD&D to its employees through Cigna.

11.	Elevate Credit provides a Medical Insurance plan to its employees through UnitedHealthcare.

12.	Elevate Credit provides a 401(k) Plan to its employees through Fidelity.

13.	Elevate Credit provides a Life Assistance Program to its employees through Cigna.

(b) None.

(c) None.

Schedule 7.32        Transactions with Affiliates

See Elevate Credit's most recent public filing for a current list of material agreements.

Schedule 7.40        Material Contracts

See Elevate Credit's most recent public filing for a current list of material agreements.

Schedule 8.25        Existing Investments

NONE